     As filed with the Securities and Exchange Commission on March 9, 2000
                                                     Registration No. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                --------------

                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                --------------

                                 MERCATA, INC.
            (Exact name of registrant as specified in its charter)

                                --------------

        Delaware                   5999                   91-1929287
     (State or other   (Primary Standard Industrial    (I.R.S. Employer
     jurisdiction of    Classification Code Number)   Identification No.)
    incorporation or
      organization)

                            110 - 110th Avenue N.E.
                          Bellevue, Washington 98004
                                (425) 468-9800
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 Tom Van Horn
                     Chief Executive Officer and President
                            110 - 110th Avenue N.E.
                          Bellevue, Washington 98004
                                (425) 468-9800
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                --------------

                                  Copies to:
        Christopher W. Wright                    Scott L. Gelband
          Patrick A. Pohlen                     Patrick J. Devine
          Matthew D. Latimer                      Amy L. Watson
        Andrew E. Christensen                    Perkins Coie LLP
          Cooley Godward LLP              1201 Third Avenue, Suite 4800
         5200 Carillon Point                  Seattle, WA 98101-3099
       Kirkland, WA 98033-7355                    (206) 583-8888
            (425) 893-7700

                                --------------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] _______________
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement number for the same offering. [_] _______________
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_] _______________
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
         Title of Each Class of Securities            Proposed Maximum Aggregate    Amount of
                  To be Registered                        Offering Price (1)     Registration Fee
-------------------------------------------------------------------------------------------------
Common Stock, $.001 par value......................          $100,000,000            $26,400
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

                                --------------

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this preliminary prospectus is not complete and may be + +changed. These securities may not be sold until the registration statement +
+filed with the Securities and Exchange Commission is effective. This          +
+preliminary prospectus is not an offer to sell nor does it seek an offer to   +
+buy these securities in any jurisdiction where the offer or sale is not       +
+permitted.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                  Subject to Completion. Dated March 9, 2000.


                                          Shares

                                 Mercata, Inc.

[MERCATA LOGO]                    Common Stock

                                  -----------

  This is an initial public offering of shares of common stock of Mercata, Inc. All of the shares of common stock are being sold by Mercata.

  Prior to this offering, there has been no public market for the common stock. It is currently estimated that the initial public offering price per share will
be between $      and $     .  Mercata has applied to list the common stock on
the Nasdaq National Market under the symbol "MCTA".

  See "Risk Factors" beginning on page 6 to read about factors you should consider before buying shares of the common stock.

                                  -----------

  Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                                  -----------

                                                           Per Share   Total
                                                           --------- ----------
Initial public offering price............................. $         $
Underwriting discount..................................... $         $
Proceeds, before expenses, to Mercata..................... $         $

  To the extent the underwriters sell more than           shares of common
stock, the underwriters have the option to purchase up to an additional shares from Mercata at the initial public offering price less the underwriting discount.

                                  -----------

  The underwriters expect to deliver the shares against payment in New York,
New York on          , 2000.

Goldman, Sachs & Co.

                             Bear, Stearns & Co. Inc.

                                                              Robertson Stephens

                                  -----------

                       Prospectus dated          , 2000.

INSIDE FRONT COVER PAGE:

Background featuring a swirl design on the upper half of the page.

Top: At the upper left hand corner of the page, are the words "Welcome to Mercata." in bold text.

Middle: At the center left of the page are the words "The Power of buyer-driven commerce." in bold text.

Bottom: At the bottom center of the page is the Mercata logo. Under the "Mercata" logo is an underscore and beneath the underscore is the text www.mercata.com with the word "mercata" in the web site address featured in bolded text.

FRONT COVER PAGE GATEFOLD

Top of Gatefold: Across top of gatefold in large bold letters are the words "Mercata brings group buying power to the people."

Left Gatefold:   At the top of the page on the right is a banner with the words
"Mercata aggregates buyers' purchasing power to achieve volume pricing benefits."

Directly below the banner in double-spaced, italicized text are the words "Unlike traditional retailers (which typically aggregate a supply of products) Mercata aggregates demand in the form of a growing community of online buyers. By bringing together buyers with similar purchasing interests, Mercata aggregates their purchasing power, enabling them to receive discounts on high-quality, brand-name products."

At the top of the page on the left is a picture featuring 10 disembodied human heads in the center of a circle, surrounded by eight walkie talkies with arrows pointing from each walkie talkie to the group of heads.

Immediately below the picture in double spaced, italicized text are the words, "With Mercata's patent-pending, demand aggregation business methods and technology, prices can dynamically decrease, based on parameters determined by the seller, as more visitors join a buying group."

At the center left of the page are the words "Drive prices down with PowerBuy
(TM) group purchases." The word "PowerBuy" in the phrase is bolded and larger than the rest of the text and features a swirl design in place of the letter "o." The words "group purchases" in the phrase are smaller than the rest of the text and are placed directly below the word PowerBuy.

At the bottom left of the page is the Mercata logo and at the bottom center of the page is a headshot of a smiling woman with glasses wearing a turtleneck.

Immediately to the right of the woman, in single-spaced, italicized text are the words "Mercata has developed the We-Commerce (TM) Network, an e-commerce solution that enables merchant, portal, community and content Web sites to offer merchandise for sale using our proprietary business methods and technology."

Immediately below the text is a circle containing a logo consisting a background of two interlocking circles and the words "we.commerce network."

Right Gatefold: On the left hand side of the page is a screen shot of Mercata's Web site. At the top of the screenshot on the left is the Mercata logo and in the middle is the phrase "Buying Power to the People." In the upper left hand corner is a swirl design. Below these three items is a navigation bar featuring the following sections from left to right: "Home," "Customer Service," "Your Account," "PowerBuy Center," "Help Center" and "Shopping Cart." On the left side of the screenshot is a column featuring the following headings from top to bottom: "Quick Search (Go), Show PowerBuys/Show All products, PowerBuy Center, Appliances, Baby, Electronics, Gifts & Gadgets, Home & Kitchen, Lawn & Garden, Luggage, Sports & Fitness, Tools, Watches & Jewelry, DVD Players!, Sign Up to Hear About Special Offers (It's Free!), Earn up to $125 in Store Credit (Share the Power Referral Program), Shop by Brand (See what products we carry from your favorite brands), Smart Shopper (Learn with Buyer's Guides) (Save in the Rebate Center), Product Request (What products should we add? And which ones should we offer in PowerBuy group purchases? JoinWe-Commerce Affiliates (Make money with Mercata), Certified Merchant Guarantee (Mercata is proud to be an AOL certified merchant)."

In the center of the screenshot is a column featuring the following text and pictures from top to bottom:

1. "Drive Prices Down with PowerBuy (TM) group purchases (the word "PowerBuy is in larger text and has a swirl in place of the letter "o." The words "group purchases" are in a smaller font directly below the word "PowerBuy.")

2.   PowerBuy Showcase (with letter "o" in PowerBuy replaced with swirl)

3. Picture of DVD Player next to the following text "Philips / Philips DVD/CD Player DVD825. The DTS and Pro Logic connections, recordable DVD playability and user-friendly controls help this compact unit deliver maximum entertainment.
Time remaining: 4 hours, 40 minutes   Current PowerBuy Price: $219.74."  Below
picture of DVD are the words "5 Free DVDs!" with pictures of DVD cases above them.

4. Picture of Makita Drill next to the following text, "Makita / Makita 12-Volt, 3/8-inch Variable Speed Cordless Drill 6223DWE. Compact, lightweight and sized just right, this Makita cordless drill is like your favorite pair of jeans: reliable in a variety of situations and always comfortable. Time
Remaining: 10 hours, 18 minutes  Current PowerBuy Price: $101.87

5. Picture of Sharp Camcorder next to the following text, "Sharp / Sharp Digital Camcorder w/3-inch LCD, VL-SD20U. The LCD view screen rotates 235 degrees, the 10X optical and 100X digital zoom lenses can capture all the action, and the image stabilizing technology reduces any shaking. Time
Remaining: 4 hours, 29 minutes.  Current PowerBuy Price: $748.95

6. Picture of Graco Baby Stroller next to the following text: "Graco / Graco LiteRider Travel System in Laramie. The car seat of this travel system has a base that stays in your car - simply detach it from the base and it goes right into the lightweight stroller. Time Remaining: 1 day. Current PowerBuy Price:
$119.87.

On the right side of the screenshot is a column featuring the following text and pictures running from top to bottom:

1.   A box with the following text, "Special Offers  Double your Warranties!
Get double FREE double warranties on electronics purchases you make from us over the next year. Details. FREE GROUND SHIPPING in the continental U.S. and Canada. Read our Shipping [remainder not seen due to superimposed box]

2. Enlarged box with two Audiovox mini 2-way radios to the side and the following text, "PowerBuy Summary / MSRP: $110.00 (struckthrough) / Start Price:
$79.99 / Current Price: $63.23 / Price Drop: $16.76 / Ground shipping: FREE!* / Shipping details Offer Started: 29 Feb 10:00 PM Ends: 03 Mar 10:00 PM / (or when supply runs [remainder of text covered by picture of radio] ) / Remaining:
13 hours, 2 minutes"

3. Picture of watch with the following text "Polar M52 Heart Rate Monitor w/Chest Transmitter, Current PowerBuy Price: $122.71 PowerBuy Ends: Today

4. Picture of two Audiovox mini 2-way radios with the following text, "Audiovox Pair of 14 Channel Mini 2-way Radios, FR2302 Current PowerBuy Price:
$63.23 PowerBuy Ends: Today

At the bottom of the screenshot are the words, "Get Help Making the Right Choice." Below that text in a smaller font is the text "Mercata helps you make informed buying decisions in our Buyer's Guide Center. Each guide covers a different type of product, detailing key features, answers to frequently asked questions, glossary terms and more."

Below that clause are the following words:

"Home/ Careers/About Us/ Customer Service/ Affiliate Program / PowerBuy (TM) Center/ Help Center / Shopping Cart / Privacy Policy / Terms and Conditions / Site Map / We-Commerce (TM) Network"

"Copyright (C) 1999, 2000 Mercata, Inc.  All rights reserved."

"Mercata, We-Commerce, PowerBuy, Share the Power, Buying Power to the People, the Power Swirl design and the Power of We are trademarks of Mercata, Inc. All other trademarks are property of their respective owners."

"We-Commerce Network / Reviewed by Trust.e Site Privacy Statement / BBB A Better Business Bureau Program / BBB Online Click to Check"

On the left side of the page there are three segments of single-spaced, italicized text with dotted lines going from the text to areas on the screenshot. The three text segments state:

1. "Mercata offers products from over 300 brands in categories such as appliances, baby products, electronics, gifts and gadgets, home and kitchen items, lawn and garden products, luggage, sporting goods, tools, and watches and jewelry."

2. "Visitors may notify us of products and brands they are interested in purchasing through the Product Request feature."

3. "Our Smart Shopper area provides details regarding product features and specifications, answers to frequently-asked questions, lists glossary terms, and more."

At the bottom section of the page there is a frame with text that reads, "Mercata offers a rewarding and exciting buying experience."

At the bottom of the page are the words "Mercata, We-Commerce, PowerBuy, Share the Power, Buying Power to the People, the Power Swirl Design, and the Power of We are trademarks of Mercata, Inc. The use or display by Mercata of other parties' trademarks, trade names, or service marks is not intended to and does not imply an endorsement of Mercata by these parties.

                               PROSPECTUS SUMMARY

   You should read the following summary together with the more detailed information regarding Mercata and the financial statements and the notes to those statements appearing elsewhere in this prospectus.

                                  Our Business

   We are a provider of Internet-based demand aggregation services. Our business model empowers buyers with common purchasing interests to achieve discounts on high-quality, brand-name products and services. Demand aggregation operates on two basic principles: (1) sellers are more likely to offer discounts to buyers when merchandise is purchased in volume and (2) buyers are more likely to purchase merchandise as prices decrease. We call our Internet-based form of demand aggregation "We-Commerce(TM)". On our Mercata.com Web site, buyers participate in group buying through PowerBuy(TM) group purchases. PowerBuys are limited-time buying opportunities in which the price of the featured product or service dynamically decreases, based on parameters determined by the seller, as more visitors join the buying group.

   Through the use of our proprietary business methods and technology, individual buyers are able to combine their purchasing power to receive volume pricing benefits on featured merchandise. Using this same technology, a seller may gain access to actual buyer demand and price sensitivity data, enabling the seller to adjust prices during a PowerBuy in order to achieve sales objectives, such as increasing units sold, revenues, gross profit dollars or gross margin percentage.

   For online businesses, we offer an e-commerce solution through our We-Commerce Network. Currently, the We-Commerce Network has two principal types of participants:

  . merchants that desire to sell their products and services on their Web sites using a dynamic pricing mechanism and extend the reach of their merchandise offerings to other Web sites; and

  . portal, community and content Web sites that desire to enhance their e-commerce capabilities by providing users a novel buying experience.

  Within this network of online businesses, PowerBuy group purchases can be conducted simultaneously on multiple Web sites, thus potentially increasing the number of individual buyers within any given PowerBuy. To date, participants in the We-Commerce Network include DealTime.com, Inc., Football Northwest LLC (Seahawks.com), Go2Net, Inc., Mercata.com, the Microsoft Network LLC (MSN), mybytes.com (a division of Youthstream Media Networks, Inc.), Online Office Supplies Company and SAVIshopper.com, Inc.

   We began offering products for sale on Mercata.com in May 1999. In the fiscal year ended December 31, 1999, we generated net revenues of $6.3 million and received orders from over 72,000 customer accounts.

                             Corporate Information

   We were incorporated in Delaware on September 23, 1998. Our principal executive offices are located at 110 --110th Avenue N.E., Bellevue, Washington 98004. Our telephone number is (425) 468-9800. Our Web site is located at http://www.mercata.com. Information contained on our Web site does not constitute part of this prospectus.

   Mercata(TM), We-Commerce(TM), PowerBuy(TM), Share the Power(TM), Buying Power to the People(TM), the Power Swirl design and The Power of We(TM) are trademarks held by us. This prospectus also includes trademarks, trade names and service marks of other companies. Use or display by Mercata of other parties' trademarks, trade names or service marks is not intended to and does not imply an endorsement or sponsorship of Mercata by these parties.

                                  The Offering

 Common stock offered by Mercata............    shares
 Common stock to be outstanding after the
  offering..................................    shares
 Proposed Nasdaq National Market symbol..... MCTA
 Use of proceeds............................ For working capital and general corporate purposes, including
                                             marketing and the expansion of
                                             the We-Commerce Network; further
                                             development of our demand
                                             aggregation service; potential
                                             acquisitions or development of
                                             complementary products, services,
                                             technologies or businesses; and
                                             potential strategic investments.

   Common stock outstanding after this offering is based on shares outstanding as of March 1, 2000. The share numbers above exclude:

  . 2,560,094 shares of common stock issuable upon exercise of outstanding stock options as of March 1, 2000 at a weighted average exercise price of $0.54 per share;

  . 1,664,205 shares of common stock available for future grant or issuance pursuant to our 1999 Equity Incentive Plan as of March 1, 2000, which shares will be unavailable for future grant or issuance upon the closing of this offering; and

  . 4,750,000 shares of common stock available for future grant or issuance after the closing of this offering pursuant to our 2000 Equity Incentive Plan and our 2000 Employee Stock Purchase Plan.

   Except as otherwise noted, all information in this prospectus:

  . reflects the issuance of 2,522,250 shares of Series C preferred stock in March 2000;

  . reflects the automatic conversion of all shares of our preferred stock outstanding as of March 1, 2000 into 27,722,250 shares of common stock upon the closing of this offering;

  . excludes the potential issuance of 840,750 shares of Series C preferred stock upon conversion of an outstanding $10.0 million convertible note, which transaction currently is subject to regulatory review;

  . assumes the underwriters do not exercise the overallotment option granted to them.

                         Summary Financial Information
                      (in thousands, except per share data)

   The following summary financial information is derived from our financial statements included elsewhere in this prospectus. You should read the following summary financial information in conjunction with those financial statements and the notes to those statements.

                                                 Period from
                                                September 23,
                                               1998 (inception)   Year Ended
                                               to December 31,   December 31,
                                                     1998            1999
                                               ----------------  ------------
Statement of Operations Data:
Net revenues..................................          $    --      $  6,308
Cost of revenues..............................               --         5,775
                                                        -------      --------
Gross profit..................................               --           533
Operating expenses:
 Sales and marketing..........................              498        29,683
 Technology and development...................              664         3,915
 General and administrative...................              761         3,494
                                                        -------      --------
  Total operating expenses....................            1,923        37,092
                                                        -------      --------
Operating loss................................           (1,923)      (36,559)
Interest income (expense), net................              (12)          467
                                                        -------      --------
Net loss......................................          $(1,935)     $(36,092)
                                                        =======      ========
Basic and diluted net loss per common share...          $ (0.48)     $ (21.33)
                                                        =======      ========
Pro forma basic and diluted net loss per
 common share ................................          $    --      $  (2.25)
                                                        =======      ========
Weighted average shares used to compute basic
 and diluted net loss per common share........            4,000         1,692
Weighted average shares used to compute pro
 forma basic and diluted net loss per common
 share........................................               --        16,044

   See Note 1 to the financial statements for an explanation of the determination of the number of shares and share equivalents used in computing per share and pro forma per share amounts.

   The following table presents summary balance sheet data as of December 31, 1999 on an actual basis; on a pro forma basis to reflect the issuance of 2,522,250 shares of our Series C preferred stock and the issuance in March 2000 of a $10.0 million convertible note payable, and the automatic conversion of all our preferred stock outstanding as of March 1, 2000 into common stock upon the closing of this offering; and on an as adjusted basis to give effect to the pro forma adjustments and the receipt of the estimated net proceeds from the sale of shares of our common stock in this offering at an assumed initial
public offering price of $     per share, after deducting underwriting
discounts and commissions and estimated offering expenses payable by us.

                                                        December 31, 1999
                                                  -----------------------------
                                                                     Pro Forma
                                                  Actual  Pro Forma As Adjusted
                                                  ------- --------- -----------
Balance Sheet Data:
Cash and cash equivalents........................ $13,874   $53,874       $
Convertible note payable.........................      --    10,000
Working capital..................................   8,309    38,309
Total assets.....................................  22,793    62,793
Total stockholders' equity.......................  12,235    42,235

                                  RISK FACTORS

   You should consider carefully the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties presently not known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occur, our business, results of operations and financial condition could be materially and adversely affected. Additionally, the value of our stock could decline, and you may lose all or part of your investment.

                         Risks Related to Our Business

Our limited operating history makes forecasting future results difficult.

   We were incorporated in September 1998 and began selling products on our Mercata.com Web site in May 1999. Accordingly, we have only a limited operating history on which you can evaluate our business and prospects. Our prospects must be considered in the light of the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development, particularly companies in new and rapidly evolving markets, such as online commerce, and companies with new and unproven business models. You must consider the risks associated with our ability to:

  .  execute successfully our business and marketing strategy;

  .  expand and enhance our product and service offerings;

  .  expand the We-Commerce Network;

  . source merchandise and work with manufacturers, distributors and our third-party warehouse facility to fulfill orders;

  . attract visitors to Mercata.com, convert visitors to customers, encourage repeat purchases and maintain a high level of customer satisfaction;

  .  maintain and enhance our brands;

  .  continue to develop and upgrade our technology; and

  .  attract, integrate, retain and motivate qualified personnel.

If we are unsuccessful in addressing these risks and uncertainties, our business, results of operations and financial condition will be harmed.

Our business model is unproven.

   Our demand aggregation business model is unproven. We will be successful only if buyers purchase and sellers offer products through Mercata.com or the Web sites of other participants in the We-Commerce Network. Prior to the launch of Mercata.com, we believe relatively few buyers and sellers had bought and sold goods and services over the Internet using a group buying method. The method of aggregating demand to reduce prices on products sold online is new and may not become a popular method of purchasing goods and services. Therefore, it is impossible to predict the degree to which buyers and sellers will use our group buying service. It is possible that buyers and sellers will never utilize our group buying service to the degree necessary for us to achieve profitability or sustain our operations. In addition, merchandise suppliers may be reluctant to use a newly-developed business model to distribute and sell products. If we are unable to attract a sufficient number of buyers or source a sufficient amount of merchandise, our business could be harmed.

Failure to successfully promote and maintain our brands would adversely affect our business.

   Our ability to develop and maintain awareness of the Mercata, We-Commerce and PowerBuy brands is critical to achieving widespread acceptance of Mercata.com and the We-Commerce Network, as well as our overall e-commerce model. Due in part to the emerging nature of e-commerce and the substantial resources available to many of our competitors, our opportunity to achieve and maintain a significant market share may be limited. We launched our Web site in May 1999 and, accordingly, we have had a limited amount of time to establish our brands. Successfully promoting and positioning our brands will depend largely on the effectiveness of our marketing efforts, our ability to source desired products at competitive prices and our ability to attract well-known companies to participate in the We-Commerce Network. If our planned marketing efforts are ineffective, we may need to increase our financial commitment in creating and maintaining brand awareness, which could divert financial and management resources from other aspects of our business, or cause our operating expenses to increase disproportionately to our revenues. In addition, our inability to promote our brands successfully could result in decreased customer awareness and lower sales on Mercata.com.

If we fail to expand the We-Commerce Network, our business will be harmed.

   Our success will depend, in part, on our ability to expand the number of participants in the We-Commerce Network. Our failure to expand this network could significantly harm our business. In addition to Mercata.com, we currently have only eight participants in the We-Commerce Network, three of which are affiliated with one of our significant stockholders. In addition, our relationships with current We-Commerce Network participants may not be indicative of relationships we may have with We-Commerce Network participants in the future. To date, we have not generated any service fee revenues from the We-Commerce Network. We do not know if we will ever be able to generate revenues from the We-Commerce Network services we offer or to attract additional participants to the We-Commerce Network.

   Our success will also depend, in part, on our ability and the ability of We-Commerce Network participants to generate traffic, source merchandise and generate sales transactions across the We-Commerce Network. For this to occur, our existing and future network participants must drive sufficient numbers of users to their e-commerce Web sites and must devote sufficient resources to making their sites attractive to buyers and sellers. In addition, there must be demand for the merchandise being offered on those sites. We have little control over the activities or efforts of the participants in the We-Commerce Network. We cannot assure you these participants will be successful in accomplishing any of these objectives, and their failure to do so could impede our growth and harm our business.

We may make mistakes when we set or adjust our PowerBuy pricing mechanism during a PowerBuy purchasing period, which could result in reduced buyer demand, adverse supplier reaction or decreased gross margins.

   In adjusting the price at which we offer a product or service during a PowerBuy, we may make pricing decisions that reduce buyer demand, adversely affect our suppliers or decrease our gross margins. We consider several factors when making these pricing decisions, including customer acquisition, maximization of gross margins, generation of revenues and the amount of product available for sale. It is possible that, in an effort to pursue one or more of these objectives, we could alienate buyers or otherwise harm our business. For example, when our PowerBuy prices are adjusted to maximize margins, the price of offered products may not fall to a level that would make it an attractive purchase for most buyers, and therefore we could lose potential customers and fail to sell the products. Likewise, a decision to reduce prices dramatically in an effort to acquire new customers may negatively affect our gross margins and our relationships with current or potential suppliers. If we fail to anticipate adequately the buyer or supplier reaction to, or the overall financial effect of, our PowerBuy management decisions, our business will be harmed.

Our quarterly operating results vary significantly and may cause our stock price to fluctuate.

   Our quarterly operating results have varied significantly in the past and will vary significantly in the future, which makes it difficult for us to predict our future operating results. Our future operating results may fall below the expectations of securities analysts or investors, which would likely cause the trading price of our common stock to decline. In addition, we may make purchasing, pricing, customer acquisition, customer service, acquisition or financing decisions that could adversely affect our operating results.

   Our quarterly operating results will fluctuate for several reasons, including:

  . our ability to attract visitors to Mercata.com, convert visitors to customers, encourage repeat purchases and maintain a high level of customer satisfaction;

  .  our ability to anticipate demand accurately;

  . changes in gross margins of our current and future product and service offerings;

  .  the mix of products we sell;

  . the mix of revenues derived from products we sell, and the revenues derived from We-Commerce Network services offered by us;

  .  introductions of new products and services by us or our competitors;

  . technical difficulties, system downtime or Internet brownouts, including breakdowns in our system operations caused by security breaches;

  .  timing of upgrades and developments in our systems and infrastructure;

  . the effects of any future acquisitions of technologies or businesses, and related integration efforts;

  .  our ability to prevent credit card fraud;

  .  our level of merchandise returns; and

  . disruptions in service by common shipping carriers due to strikes or other occurrences.

   Both seasonal fluctuations in Internet usage and traditional retail cycles affect our business. Internet usage generally declines during the summer. Sales in traditional consumer retail markets usually increase significantly in the fourth calendar quarter of each year. The fourth quarter seasonal impact may be even more pronounced in certain product categories, such as consumer electronics. For these reasons, you should not rely on period-to-period comparisons of our financial results to forecast our future performance.

We have incurred significant net losses, and we expect to incur significant net losses for the foreseeable future.

   Since our inception in 1998, we have incurred significant net losses, resulting primarily from costs related to establishing our brands, developing our proprietary business methods and technology, developing relationships with distributors and other suppliers, attracting customers and building our user databases. We incurred net losses of $1.9 million for the period from our inception on September 23, 1998 to December 31, 1998 and $36.1 million for the year ended December 31, 1999. As of December 31, 1999, we had an accumulated deficit of approximately $38.0 million, and we expect to incur significant net losses for the foreseeable future.

   To succeed, we must invest heavily in marketing and promotion, and in developing our We-Commerce business methods, technology and operating infrastructure. We expect to increase our operating expenses in order to enhance our brands, expand the We-Commerce Network, increase our customer base, support our growing infrastructure and introduce new products and services. From time to time we sell products below target margins and, on rare occasions, we sell merchandise below cost in order to acquire customers. In addition, products sold using our PowerBuy pricing mechanism sometimes have lower gross margins than fixed priced products. Accordingly, we may need to generate and sustain substantially higher revenues in order to become profitable. If we do achieve profitability, we cannot be certain we will be able to sustain profitability on a quarterly or annual basis.

We depend on third parties to fulfill all of our customer orders, and any problems with these parties could impair our operating results and harm our reputation.

   In 1999, we relied on third-party distributors to fulfill approximately 67% of our customers' orders in terms of revenues. The remaining orders were fulfilled at our third-party warehouse. We cannot ensure that our fulfillment partners fill our customers' orders accurately and that orders are shipped promptly and in appropriate packaging. If any of our existing fulfillment arrangements were to be terminated, our business could be disrupted, and we could incur significant costs in attempting to make alternative arrangements. Our distribution network is also dependent heavily upon third-party carriers, primarily United Parcel Service, for product shipments. UPS accounted for approximately 93% of our customer shipments by units in the fiscal year ended December 31, 1999. We therefore are subject to the risk that labor shortages, strikes, inclement weather or other factors may limit the ability of UPS and other carriers to meet our shipping needs. Our shippers' failure to deliver products to our customers in a timely manner would damage our reputation and adversely affect our operating results. If UPS or our other existing shippers are unable or unwilling to deliver our products to our customers, we will need to arrange for alternative carriers. We may be unable to engage an alternative carrier on a timely basis or upon terms favorable to us.

   Our third-party carriers may also increase their shipping rates. For promotional reasons, we currently pay ground shipping charges for our customers. For competitive reasons, we may be required to continue paying shipping charges for our customers in the future, and any increase in shipping charges would decrease our operating margins and could harm our business.

Because we do not have long-term or exclusive vendor contracts, we may not be able to get sufficient quantities of products in a timely manner.

   If we are not able to offer our customers sufficient quantities of merchandise in a timely manner, we could lose customers, and our net revenues could decrease. In addition, we may be limited in our ability to obtain new or popular products. Our success depends on our ability to procure these types of products in sufficient quantities at competitive prices, particularly for the holiday shopping season. As is common in the industry, we do not have long-term or exclusive vendor arrangements that guarantee the availability of products for resale. Therefore, we do not have a predictable or guaranteed supply of such products.

If we fail to expand our fulfillment operations successfully, net revenues could fall below expectations, and we could incur unexpected costs.

   We must be able to fill customer orders quickly and efficiently. If we do not expand our third-party fulfillment operations and systems to accommodate increases in demand, particularly during the holiday shopping season, we will not be able to increase our net revenues in accordance with the expectations of securities analysts and investors. We intend to add to the capacity of our fulfillment operations by entering into agreements with additional fulfillment partners. It may be difficult for us to assimilate new partners into our fulfillment operations quickly or at all, or to integrate their systems and technologies into ours. It is also possible that our existing fulfillment partners may adopt new systems or technologies that are difficult to integrate or are incompatible with ours. If we fail to maintain or expand our fulfillment operations, we may lose sales and our reputation may suffer. Even if we are successful in expanding our fulfillment operations, our planned expansion may cause disruptions in our business, and our fulfillment operations may be inadequate to accommodate increases in customer demand.

We do not generate cash sufficient to fund our operations, and we will need additional financing to continue our growth, which we may be unable to obtain.

   To date, we have funded our operations from the sale of equity and debt securities and have not generated sufficient cash from operations. Cash from operations must increase significantly for us to fund anticipated operating expenses. If our cash flows are insufficient to fund these expenses, we will need to fund our growth through additional equity or debt financings or reduce costs. Poor financial results, unanticipated expenses or unanticipated opportunities that require financial commitments could give rise to additional financing requirements sooner than we expect. We may not be able to obtain this financing on satisfactory terms, or at all. If we issue securities to raise capital, our existing stockholders may experience additional dilution and the new securities may have rights senior to those of our common stock. If adequate funds are not available or are not available on acceptable terms, our ability to enhance our services, fund our growth, respond to competitive pressures or take advantage of business opportunities would be significantly limited, and we might need to significantly restrict our operations.

We have experienced significant growth in our business in recent periods, and any inability to manage this growth and any future growth could harm our business.

   Our historical growth has placed, and any further growth likely will continue to place, a significant strain on our management, administrative resources, software and systems. Any failure to manage growth effectively could seriously harm our business. We have grown from 39 employees on December 31, 1998 to 104 employees on December 31, 1999. We have also expanded our operations significantly. To be successful, we will need to continue to implement management information systems and improve our operating, administrative, financial and accounting systems and controls. We will also need to train new employees and maintain close coordination among our executive management, merchandising, operations, program management and Web site design, engineering, customer acquisition and retention and customer service organizations. These processes are time consuming and expensive, will increase management responsibilities and will divert management attention from other business concerns.

Failure to adapt to changing technology may negatively affect our business.

   To remain competitive, we must continue to enhance and improve our proprietary group buying business methods and technology, including our We-Commerce business methods and technology, and the functionality and features of Mercata.com, the We-Commerce Network and the systems we use to process customers' orders and payments. We may need to adopt wireless and broadband technologies to facilitate better access to our services. The Internet and the online commerce industry are changing rapidly. Competitors may introduce new technologies, or use new or existing technologies more effectively. In addition, new industry standards and practices may emerge. If we do not respond quickly and effectively to these developments, our existing Web site, proprietary business methods, technology and systems may become obsolete and visitors could stop using Mercata.com or the We-Commerce Network. Our business could also be affected negatively by technical difficulties, system downtime, Internet brownouts or break-ins by unauthorized persons.

Our ability to expand our registered user and customer database and to keep this database current and confidential is critical to our success.

   Failure to keep our proprietary registered user and customer database current and confidential, or the damage to or the destruction of the information in this proprietary database, could seriously harm our business. Our failure to expand effectively our database of registered users and customers to create targeted direct marketing offers, or enhance and refine our techniques for segmenting this information to maximize its usefulness, may harm our business. In addition, if federal or state governments enact privacy legislation resulting in the increased regulation of electronic mailing lists, we could experience increased costs in complying with potential regulations concerning the solicitation of consents to keep or add customer names to our mailing lists.

We may not be able to compete successfully against current and future competitors.

   The e-commerce market is new, rapidly evolving and intensely competitive. We expect competition to intensify in the future because current and new competitors can enter our market and launch new Web sites and e-commerce services at a relatively low cost. For example, Yahoo! Inc. recently announced that it will be entering the group buying market in the second half of 2000, and America Online, Inc. announced it will do so during the first quarter of 2000. Increased competition is likely to result in price reductions, reduced gross margins and loss of market share, any of which could seriously harm our net sales and results of operations.

   We currently or potentially compete with a variety of companies, including:

  . other group buying services such as Accompany, Inc. and Letsbuyit.com, NV;

  .  Internet portals such as America Online, Inc. and Yahoo! Inc.;

  . online retailers such as 800.com Inc., Amazon.com, Inc., Buy.com, Inc. and Priceline.com;

  . providers of e-commerce services or functionality such as Fairmarket, Inc., Freemarkets, Inc., MySimon Inc. and Inktomi Corporation;

  .  business-to-business sellers such as Onvia.com, Inc. and Staples, Inc.;
     and

  . traditional brick and mortar retailers such as Circuit City Stores, Inc., Costco Wholesale Corporation and Wal-Mart Stores, Inc.

   Many of our online and traditional store-based competitors have longer operating histories, larger customer or user bases, greater brand recognition and significantly greater financial, marketing and other resources than we do. Many of these competitors also can devote substantially more resources to Web site and systems development and may be better able to leverage customer bases and supplier and other relationships. In addition, large, well-established or well-financed manufacturers and retailers may join with online competitors, or other companies as the use of the Internet and other online services increases.

   Our competitors may be able to procure products from vendors on more favorable terms, fulfill customer orders more efficiently, adopt more aggressive pricing or inventory availability policies and attract more clients for their e-commerce services than we. Our online competitors may also adopt new technologies or methods that have greater performance and features than ours. We also may face additional competition as we expand our product and service offerings into new categories. In addition, new technologies and the expansion of existing technologies, such as price comparison programs, may increase competition. Dealing with these competitors may require significant additional expenditures and could affect our business, results of operations and financial condition. We cannot assure you that we will be able to compete successfully against these competitors.

Online security breaches could seriously harm our business.

   If third parties are able to penetrate our network security or otherwise misappropriate users' personal or credit card information, we could be subject to liability. Our liability could include claims for unauthorized purchases with credit card information, impersonation or other similar fraud claims as well as for other misuses of personal information, such as for unauthorized marketing purposes. These claims could result in costly and time-consuming litigation which could harm our business and divert the attention of management from other concerns.

   In addition, anyone who is able to circumvent our security measures could cause interruptions in our operations. Recently, several well-known Web sites were targeted by unauthorized persons and experienced short-term disruptions in service. We cannot assure you we will be able to prevent similar disruptions of service. Breaches such as this could seriously harm our business.

We depend on our key personnel and the loss of any key personnel may harm our business.

   Our success depends to a significant degree upon the continued contributions of our key management, engineering, sales and marketing and finance personnel, many of whom would be difficult to replace. In particular, we rely on our President and Chief Executive Officer, Tom Van Horn. In addition, several key members of our management team joined us in February 2000, including Scott Scharfman, our Chief Financial Officer, and Warren Meyer, our Executive Vice President of the We-Commerce Network. Our future success depends on these officers effectively working together with our original management team. The loss of services of any of our key personnel, especially the services of Mr. Van Horn, may seriously harm our business and results of operations. We do not have employment contracts or maintain "key person" life insurance policies for any of our key personnel.

   We devote, and will continue to devote, substantial resources to attract high-quality employees. Competition for such personnel is intense, particularly in high technology centers such as the Pacific Northwest. In making employment decisions, particularly in the Internet and high technology industries, job candidates often consider the value of stock options they may receive in connection with their employment. If the value of our common stock decreases, it could harm our recruiting efforts. If we do not succeed in attracting new personnel or retaining and motivating our current personnel, our business could be harmed.

If the protection of our technology and intellectual property is inadequate, our business could be harmed and our brands and reputation could suffer.

   We regard our pending patents, copyrights, service marks, trademarks, trade dress, trade secrets and similar intellectual property as critical to our success. We rely on patent, trademark and copyright law, trade secret protection and confidentiality or license agreements with our employees, consultants, customers, partners and others to protect our proprietary rights. The steps we take to protect our proprietary rights may be inadequate. Effective patent, trademark, service mark, copyright and trade secret protection may not be available in every country in which we will sell our products and services online. We believe that there are companies that have infringed our trademarks in the past, and similar infringements may occur in the future. Any infringement of our trademarks could result in customer confusion, damage to our reputation or brands and harm to our business.

   We have filed 11 United States and international patent applications relating to our demand aggregation business methods and technology. We also endeavor to identify and protect new inventions. Nevertheless, it is possible that:

  . our pending patent applications may not result in the issuance of any patents;

  . if our pending patents are issued, one or more of these patents could be challenged successfully by third parties, which could result in the loss of our right to prevent others from exploiting the group buying methods and technology claimed in such patents;

  . if our pending patents are issued, our ability to rely on one or more of these patents to offer our demand aggregation services could be prevented if third parties prevail in an interference action in the U.S. Patent and Trademark Office and thereby obtain priority of invention for the subject matter claimed in any issued patents; and

  . current and future competitors could devise new methods of competing with our business that are not covered by our patent applications.

   We currently are aware of several online businesses that appear to use group buying transaction models. Any patents issued to us may not prevent these or other competitors from developing and operating e-commerce businesses that use a group buying-based approach.

Intellectual property claims against us can be costly and could impair our business.

   Other parties may assert infringement or unfair competition claims against us. Although we have not been notified of any such claims to date, we cannot predict whether third parties will assert claims of infringement against us, or whether any future assertions or prosecutions will harm our business. If we are forced to defend against any such claims, whether they are with or without merit or are determined in our favor, we may face costly litigation and diversion of technical and management personnel. As a result of such a dispute, we may have to develop non-infringing business methods or technology or enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may be unavailable on terms acceptable to us, or at all. The patent field covering Internet-related business methods and technologies is new and rapidly evolving and surrounded by a great deal of uncertainty, and we believe other pending patent applications relating to demand aggregation may exist. If there is a successful claim of patent infringement against us, and we are unable to develop non-infringing business methods and technology or license the infringed or similar technology on a timely basis, it would impair our business.

If we cannot protect our domain names, it will impair our ability to successfully build our brands.

   We may be unable to acquire or maintain Web domain names relating to our brands in the United States and other countries in which we may conduct business. As a result, we may be unable to prevent third parties from acquiring and using domain names relating to our brands. Such use could damage our brands and reputation and take customers away from our Web site. We currently hold over 50 domain names, including "www.mercata.com". The acquisition and maintenance of domain names generally is regulated by Internet regulatory bodies. Governing bodies may establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. If we cannot prevent others from using similar domain names we may be unable to successfully build our brands, which could negatively affect our business. Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. Therefore, we may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of our trademarks and other proprietary rights.

Our facilities and systems are vulnerable to natural disasters and other unexpected problems, and the occurrence of a natural disaster or other unexpected problem could damage our reputation and reduce our net sales.

   Substantially all of our computer, communications and information systems and our administrative offices are housed at our leased office space in Bellevue, Washington. The occurrence of an earthquake, fire, flood, volcanic eruption or other natural disaster or unanticipated problems such as power loss, telecommunications failure or break-in at our headquarters could cause interruptions or delays in our business, loss of data or render us unable to accept and fulfill customer orders. In addition, substantially all of our computer hardware for operating our Web site currently is located at the facilities of Exodus Communications, Inc. in Tukwila, Washington. We currently do not have a backup system in place. In addition, we have no formal disaster recovery plan. Our business interruption insurance may not compensate us adequately for losses that may occur. In addition, the failure to obtain the data communications capacity required by us, as a result of human error, natural disaster or other operational disruptions, could result in interruptions in our service. The occurrence of any or all of these similar events could damage our reputation and impair our business.

We plan to increase our inventory levels, and we may have to write down the value of our inventory if buyer demand changes after we order products.

   Although currently we rely primarily on our distributors to carry most of the inventory available for purchase on Mercata.com, we anticipate that we will carry an increasing amount of inventory and that the absolute dollar value of sales derived from our own inventory will rise. We hold inventory because some manufacturers do not have direct distribution channels in place, and may not be willing to establish such channels. As a result, our success will depend, in part, on our ability to predict accurately the rapidly changing trends in preferences for products that we sell and to avoid overstocking unpopular products. Predicting these trends is difficult. If demand for one or more of these products falls short of our expectations, we may be required to take significant inventory markdowns, which could reduce our net revenues and gross margins. This risk may be greatest in the first calendar quarter of each year, after we have increased significantly our inventory levels for the holiday shopping season. In addition, to the extent that demand for our products increases over time, we may be forced to increase inventory levels. Any increase would subject us to additional inventory risks.

Because a key element of our strategy is to generate a high volume of traffic on Mercata.com, our business could be harmed by capacity constraints.

   A key element of our strategy is to generate a high volume of traffic on, and purchases at, our Web site. Accordingly, the satisfactory performance, reliability and availability of Mercata.com, transaction-processing systems and network infrastructure are critical to our reputation, as well as our ability to attract and retain customers and maintain a high level of customer service. Our revenues depend upon the number of visitors who shop on our Mercata.com Web site and the volume of orders that we can fulfill. Any system interruptions that result in the unavailability of Mercata.com or reduced order fulfillment would reduce the volume of goods that we sell and the attractiveness of our product offerings. We have experienced periodic system interruptions in the past, and we believe that system interruptions may continue to occur in the future. For example, in January 2000, we had a system interruption which caused our Web site to be unavailable for approximately 110 minutes. Any substantial increase in the volume of traffic on Mercata.com or the number of orders placed by customers will require that we expand and upgrade our technology, transaction-processing systems and network infrastructure. We may not be able to project accurately the rate or timing of increases, if any, in the use of Mercata.com, or necessary expansions of and upgrades to our technology, transaction-processing systems and network infrastructure to accommodate these increases.

We may be sued for information retrieved from Mercata.com or from the We-Commerce Network.

   We may be subject to claims for defamation, negligence, copyright or trademark infringement, personal injury or other legal theories relating to the information we publish on Mercata.com or that participants in the We-Commerce Network might publish on their Web sites. These types of claims have been brought, sometimes successfully, against Web site operators and providers of online services. We could also be subject to claims based upon the content that is accessible from our Web site through links to other Web sites or through content and materials that may be posted by users on bulletin boards or in chat rooms operated by us or by third parties. Our insurance, which covers commercial general liability and advertising injuries, may not adequately protect us against these types of claims.

International expansion could impose substantial burdens on our resources and divert management's attention from domestic operations

   We intend to explore opportunities for expanding our business into international markets. International expansion of our operations could impose substantial burdens on our resources, divert management's attention from domestic operations, and otherwise harm our business. This expansion into international markets will require extensive management attention and resources. In addition, we may need to rely extensively on third parties in foreign countries to help conduct our international operations, coordinate with foreign Web sites and conduct sales and marketing efforts. Our success in international markets will depend to a large degree on the success of these third parties, over whom we may have little control, and on their willingness to dedicate sufficient resources to our relationships. Furthermore, international operations are subject to several risks, including:

  .  local distribution monopolies;

  .  difficulties and costs of staffing and managing foreign offices;

  .  the impact of recessions in economies outside the United States;

  .  changes in regulatory requirements;

  .  export restrictions;

  . greater uncertainty regarding the protection of intellectual property rights;

  .  adverse tax consequences;

  .  political and economic instability;

  .  tariffs and other trade barriers; and

  .  fluctuations in currency exchange rates.

Our failure to address these risks adequately could harm our business.

                     Risks Related To The Internet Industry

Our long-term success depends on the development of the electronic commerce market, which is uncertain.

   Our future sales depend substantially upon the widespread acceptance and use of the Internet as an effective medium of commerce by consumers. Demand for recently introduced products and services such as ours over the Internet is subject to a high level of uncertainty. We cannot be certain our sales will grow at the same rate as forecasted for other segments of the Internet. The development of the Internet as a viable commercial marketplace is subject to a number of risks, including whether potential customers are willing to shift their purchasing from traditional vendors to online vendors and whether communication services are adequate to promote the acceptance of the Internet as an effective commerce medium. In addition, the increased use of the Internet as a medium for commerce raises concerns about Internet security, reliability, pricing, accessibility and quality of service. If use of the Internet does not continue to grow, or grows at a slower rate than we anticipate, or if the necessary Internet infrastructure or complementary services are not developed to support effectively the growth that may occur, our business could be harmed.

If we become subject to additional burdens associated with government regulation, our sales may decline and our business may be negatively affected.

   Any new legislation or regulation could hinder the growth of the Internet and other online services generally and decrease the acceptance of the Internet and other online services as media of commerce. Laws and regulations directly applicable to Internet communications, commerce and advertising are becoming more prevalent. Laws and regulations may be adopted covering issues such as user privacy, pricing, content, taxation and quality of products and services. Federal, state and foreign governments might attempt to regulate our activities or levy sales or other taxes relating to our activities. The laws governing the Internet are largely unsettled, even in areas where legislation has been enacted. It may take years to determine whether and how existing laws such as those governing taxation apply to the Internet. In addition, the growth and development of the market for e-commerce may prompt calls for more stringent consumer protection and privacy laws, both in the United States and abroad, which may impose additional burdens on companies conducting business online. For example, the Federal Trade Commission and state agencies have been investigating various Internet companies regarding their use of personal information of Internet users. In addition, the European Union Directive on the Protection of Personal Data may affect our ability to expand into Europe if we or participants in the We-Commerce Network do not afford adequate privacy to users of our sites. We could incur additional expenses or otherwise lose our ability to grow our database if new regulations regarding the use of personal information of Internet users are introduced, or if our uses of this information are investigated. We do not currently have insurance to cover these types of losses. The adoption or modification of laws or regulations relating to the Internet and other online services could cause our sales to decline and negatively affect our business.

   All of our services are subject to federal and state consumer protection laws and regulations prohibiting unfair and deceptive trade practices. We are also subject to related "plain language" statutes in place in many jurisdictions, which require the use of simple, easy-to-read terms and conditions in contracts with consumers. If we fail to comply with these laws and regulations, our business may suffer.

                         Risks Related To This Offering

We may apply the net proceeds of this offering to uses that do not improve our results of operations or increase our market value.

   Our management will have considerable discretion in the application of the net proceeds of this offering, and you will not have the opportunity, as part of your initial investment decision, to assess whether the net proceeds are being used appropriately. The net proceeds of this offering may be used for corporate purposes that do not improve our results of operations or our market value. Pending application of the net proceeds, they may be placed in investments that do not produce income or that lose value. See "Use of Proceeds".

Executive officers, directors and entities affiliated with them will continue to have substantial control over us after the offering, which could delay or prevent a change in our corporate control favored by our other stockholders.

   Executive officers, directors and entities affiliated with them, if acting together, would be able to influence significantly all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions. These
stockholders will beneficially own, in the aggregate, approximately   % of our
common stock following the completion of this offering,   % if the
overallotment option is exercised in full. In particular, Vulcan Ventures
Incorporated will control approximately   % of our common stock after this
offering,   % if the overallotment option is exercised in full. The interests of these stockholders may differ from the interests of other stockholders. As a result, these stockholders could approve or cause us to take actions of which you disapprove or that are contrary to your interests and those of other investors.

It may be difficult for a third party to acquire us even if doing so would be beneficial to our stockholders.

   Provisions of our Certificate of Incorporation, our Bylaws, Delaware law and Washington law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. See "Description of Capital Stock -- Antitakeover Effects of Charter Documents, Delaware Law and Washington Law" and "Management-Board Composition".

There has been no prior market for our common stock, our stock price may experience extreme price and volume fluctuations and any volatility in our stock price could result in claims against us.

   Prior to this offering, investors could not buy or sell our common stock publicly. An active public market for our common stock may not develop or be sustained after the offering. The initial public offering price will be determined by negotiations between us and the representatives of the underwriters. The market price of our common stock may decline below the initial public offering price after this offering.

   Fluctuations in market price and volume are particularly common among securities of e-commerce and other Internet companies. The market price of our common stock may fluctuate significantly in response to the following factors, many of which are beyond our control:

  .  variations in quarterly operating results;

  .  changes in market valuations of Internet and other e-commerce companies;

  . our announcements relating to significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

  .  additions or departures of key personnel;

  .  future sales of common stock; and

  .  changes in financial estimates by securities analysts.

   In the past, securities class action litigation has often been brought against companies following periods of volatility in the market price of their common stock. We may be the target of similar litigation. Securities litigation could result in substantial costs and divert management's time and attention.

Substantial future sales of our common stock in the public market may depress our stock price.

   Sales of a substantial number of shares of our common stock after this offering could cause our stock price to fall. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional stock. Our current stockholders hold a substantial number of shares, which they will be able to sell in the public market in the near future. All of the shares sold in this offering will be freely tradable. The 31,927,951 other shares outstanding, based on the number of shares outstanding as of March 1, 2000, will be restricted securities as defined in Rule 144 of the Securities Act of 1933. Approximately 28,075,701 of those shares will be freely tradable beginning 180 days after the effective date of this offering, and the remainder of these will become freely tradable at various times thereafter.

The purchasers in this offering will immediately experience substantial dilution in net tangible book value.

   The initial public offering price is expected to be substantially higher than the book value per share of our outstanding common stock immediately after the offering. Accordingly, if you purchase common stock in the offering, you
will incur immediate dilution of approximately $    in the book value per share
of our common stock from the price you pay for our common stock, based upon an
assumed initial public offering price of $     . In addition, we have issued
options to acquire common stock at prices significantly below the assumed initial public offering price. To the extent that these outstanding options are ultimately exercised, you will experience further dilution.

                   NOTE REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus contains forward-looking statements that relate to future events or our future financial performance, which involve risks and uncertainties. We use words such as "may", "will", "should", "expects", "plans", "anticipates", "believes", "estimates", "potential" or "continue" and similar expressions to identify forward-looking statements. These statements are only predictions. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those discussed under "Risk Factors" and elsewhere in this prospectus.

                                USE OF PROCEEDS

   The net proceeds we will receive from the sale of shares of our common stock
in this offering are estimated to be $   million, or $   million if the
underwriters exercise their overallotment option in full, assuming an offering
price of $   per share and after deducting underwriting discounts and
commissions and estimated offering expenses we will pay.

   The principal purposes of this offering are to increase our working capital, to create a public market for our common stock, to facilitate our future access to the public capital markets and to increase our visibility in the e-commerce marketplace. We expect to use the net proceeds from this offering principally for working capital and for general corporate purposes, including marketing and the expansion of the We-Commerce Network. In addition, we may use a portion of the net proceeds to develop further our demand aggregation service, to acquire or develop complementary products, services, technologies or businesses or to make strategic investments. We currently have no present commitments or agreements with respect to any such acquisitions or investments. Pending any of these uses, we intend to invest the net proceeds in short-term, investment-grade, interest-bearing securities.

                                DIVIDEND POLICY

   We have never declared or paid cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings for use in the operations and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Payments of future dividends, if any, will be at the discretion of our Board of Directors and will depend on our results of operations, financial condition, contractual and legal restrictions and other factors the Board of Directors deems relevant.

                                CAPITALIZATION

   The following table sets forth our capitalization as of December 31, 1999:

  .  on an actual basis;

  . on a pro forma basis to reflect the issuance of 2,522,250 shares of Series C preferred stock and the issuance in March 2000 of a $10.0 million convertible note payable and the automatic conversion of all shares of our preferred stock outstanding as of March 1, 2000 into 27,722,250 shares of common stock upon the closing of this offering; and

  . on an as adjusted basis to give effect to the pro forma adjustments and the receipt of the estimated net proceeds from the sale of shares of our
     common stock at an assumed initial public offering price of $   per
     share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

                                                     December 31, 1999
                                               --------------------------------
                                                                     Pro Forma
                                                Actual   Pro Forma  As Adjusted
                                               --------  ---------  -----------
                                                (in thousands, except share
                                                           data)
Convertible note payable...................... $     --    $10,000         $
Stockholders' equity:
Convertible preferred stock, $.001 par value;
 30,000,000 shares authorized:
 Series A preferred stock, 14,000,000 shares
  designated; issued and outstanding --
  14,000,000 shares actual, no shares pro
  forma and as adjusted.......................       14         --
 Series B preferred stock, 12,000,000 shares
  designated; issued and outstanding --
   11,200,000 shares actual, no shares pro
  forma and as adjusted.......................       11         --
 Series C preferred stock, 4,000,000 shares
  designated; issued and outstanding -- no
  shares actual, no shares pro forma and as
  adjusted....................................       --         --
Common stock, $.001 par value, 40,000,000
 shares authorized; issued and outstanding --
  1,757,882 shares actual; 29,480,132 shares
 pro forma; and            shares as
 adjusted.....................................        2         29
Additional paid-in capital....................   53,076     83,074
Deferred stock-based compensation.............   (2,840)    (2,840)
Accumulated deficit...........................  (38,028)   (38,028)
                                               --------    -------         ----
  Total stockholders' equity..................   12,235     42,235
                                               --------    -------         ----
    Total capitalization...................... $ 12,235    $52,235         $
                                               ========    =======         ====

   The outstanding share information set forth above is as of December 31, 1999 and excludes:

  . 2,560,094 shares of common stock issuable upon exercise of outstanding stock options as of March 1, 2000 at a weighted average exercise price of $0.54 per share;

  . 1,664,205 shares of common stock available for future grant or issuance pursuant to our 1999 Equity Incentive Plan as of March 1, 2000, which shares will be unavailable for future grant or issuance upon the closing of the offering; and

  . 4,750,000 shares of common stock available for future grant or issuance after the closing of the offering pursuant to our 2000 Equity Incentive Plan and our 2000 Employee Stock Purchase Plan.

                                    DILUTION

   Our pro forma net tangible book value as of December 31, 1999 was approximately $42.2 million or $1.43 per share. Pro forma net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities and divided by the total number of shares of common stock outstanding after giving effect to the issuance of
2,522,250 shares of Series C preferred stock and the issuance in March 2000 of a $10.0 million convertible note payable and the automatic conversion of all shares of our preferred stock outstanding as of March 1, 2000 into common stock. Dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the pro forma net tangible book value per share of common stock immediately after the completion of this offering. After giving effect to the sale of the shares of common stock offered by us at an assumed
initial public offering price of $   per share, and after deducting the
underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma net tangible book value at December 31, 1999 would have
been approximately $   million, or $   per share of common stock. This
represents an immediate increase in pro forma net tangible book value of $
per share to existing stockholders and an immediate dilution of $   per share
to new investors of common stock. The following table illustrates this dilution on a per share basis:

Assumed initial public offering price per share....................       $
 Pro forma net tangible book value per share as of
  December 31, 1999................................................ $1.43
 Increase per share attributable to new investors..................
                                                                    -----
Pro forma net tangible book value per share after the offering.....
                                                                          -----
Dilution per share to new investors................................       $
                                                                          =====

   The following table summarizes, on a pro forma basis, to give effect to the issuance of 2,522,250 shares of Series C preferred stock and the issuance in March 2000 of a $10.0 million convertible note payable and the automatic conversion of all shares of our preferred stock outstanding as of March 1, 2000 into common stock, as of December 31, 1999, the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by existing stockholders and by new investors purchasing shares of common stock in this offering. The information for new investors is
based upon an assumed initial public offering price of $   per share, before
deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

                                 Shares Purchased  Total Consideration   Average
                                ------------------ -------------------  Price Per
                                  Number   Percent   Amount    Percent    Share
                                ---------- ------- ----------- -------  ---------
Existing stockholders.......... 29,480,132       % $79,875,783       %      $2.71
New investors..................
                                ----------  -----  ----------- ------       -----
 Total.........................             100.0%             $100.0%
                                ==========  =====  =========== ======       =====

   This information is as of December 31, 1999 and excludes:

  . 2,560,094 shares of common stock issuable upon exercise of outstanding stock options as of March 1, 2000 at a weighted average exercise price of $0.54 per share;

  . 1,664,205 shares of common stock available for future grant or issuance pursuant to our 1999 Equity Incentive Plan as of March 1, 2000, which shares will be unavailable for future grant or issuance upon the closing of the offering; and

  . 4,750,000 shares of common stock available for future grant or issuance after the closing of the offering pursuant to our 2000 Equity Incentive Plan and our 2000 Employee Stock Purchase Plan.

   To the extent that these options are exercised, new investors will experience further dilution.

                         SELECTED FINANCIAL INFORMATION
                      (in thousands, except per share data)

   You should read the following selected financial information in conjunction with our financial statements and the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The statement of operations data set forth below for the period from September 23, 1998 (inception) to December 31, 1998 and the year ended December 31, 1999, and balance sheet information as of December 31, 1998 and 1999 have been derived from our audited financial statements included elsewhere in this prospectus.

                                                  Period from
                                               September 23, 1998   Year Ended
                                                 (inception) to    December 31,
                                               December 31, 1998       1999
                                               ------------------  ------------
Statement of Operations Data:
Net revenues.................................             $    --      $  6,308
Cost of revenues.............................                  --         5,775
                                                          -------      --------
Gross profit.................................                  --           533
Operating expenses:
 Sales and marketing.........................                 498        29,683
 Technology and development..................                 664         3,915
 General and administrative..................                 761         3,494
                                                          -------      --------
  Total operating expenses...................               1,923        37,092
                                                          -------      --------
Operating loss...............................              (1,923)      (36,559)
Interest income (expense), net...............                 (12)          467
                                                          -------      --------
Net loss.....................................             $(1,935)     $(36,092)
                                                          =======      ========
Basic and diluted net loss per common share..             $ (0.48)     $ (21.33)
                                                          =======      ========
Pro forma basic and diluted net loss per
 common share................................             $    --      $  (2.25)
                                                          =======      ========
Weighted average shares used to compute basic
 and diluted net loss per common share.......               4,000         1,692
Weighted average shares used to compute pro
 forma basic and diluted net loss per common
 share.......................................                  --        16,044

   See Note 1 to the financial statements for an explanation of the determination of the number of shares and share equivalents used in computing per share and pro forma per share amounts.

   The following table presents selected balance sheet data as of December 31, 1998 and 1999 on an actual basis. The selected balance sheet data as of December 31, 1999 is also presented on a pro forma basis to reflect the issuance of 2,522,250 shares of Series C preferred stock and the issuance in March 2000 of a $10.0 million convertible note payable, and the automatic conversion of all our preferred stock outstanding as of March 1, 2000 into common stock upon the closing of this offering, and on an as adjusted basis to give effect to the pro forma adjustments and the receipt of the estimated net proceeds from the sale of shares of our common stock in this offering at an
assumed initial public offering price of $   per share, after deducting
underwriting discounts and commissions and estimated offering expenses payable by us.

                                                        December 31, 1999
                                                   ---------------------------
                                     December 31,            Pro    Pro Forma
                                         1998      Actual   Forma  As Adjusted
                                     ------------  ------- ------- -----------
Balance Sheet Data:
Cash and cash equivalents...........      $   813  $13,874 $53,874       $
Convertible note payable............           --       --  10,000
Working capital (deficit)...........       (2,418)   8,309  38,309
Total assets........................        1,859   22,793  62,793
Total stockholders' equity
 (deficit)..........................       (1,535)  12,235  42,235

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

   The following discussion should be read in conjunction with the financial statements and the notes to those statements included elsewhere in this prospectus.

Overview

   We are a provider of Internet-based demand aggregation services that empower buyers with common purchasing interests to achieve discounts on high-quality, brand-name products and services. On Mercata.com, buyers can participate in group buying through PowerBuy group purchases and can also purchase products at fixed prices. For online businesses, we also offer an e-commerce solution, known as the We-Commerce Network, that enables merchant, portal, community and content Web sites to offer merchandise for sale using our proprietary business methods and technology.

   We were incorporated in September 1998 and began offering products for sale on our Web site in May 1999. For the period from inception through April 1999, we had no revenues and our operating activities related primarily to developing our proprietary business methods, technology and infrastructure. From the launch of our Web site in May 1999 through December 31, 1999, we continued to build our infrastructure and also focused on customer acquisition and retention, the expansion of vendor relationships, the establishment of our brands, the expansion of our fulfillment and customer service operations and the development of the We-Commerce Network. Our operating expenses have increased significantly since our inception due to costs associated with these activities.

   To date, we have derived substantially all of our revenues from selling products on Mercata.com. We currently sell merchandise using two pricing structures: PowerBuy group purchases and Group Values. PowerBuy group purchases are limited-time buying opportunities in which the price of the featured product or service dynamically decreases, based on parameters determined by the seller, as more visitors join the buying group. Customers join a PowerBuy by entering an offer at the current PowerBuy price or, alternatively, by making a conditional offer at a price below the current price. At the conclusion of a Powerbuy, all customers whose offers equal or exceed the final price of the featured item are shipped the item and charged the final PowerBuy price. PowerBuy group purchases have a fixed duration and generally lasts approximately two to three days. Group Values are products that have fixed prices and can be purchased at any time.

   Due to the dynamic nature of the PowerBuy and the flexibility of our proprietary PowerBuy management tools, we can optimize customer acquisition, gross margins, net revenues or unit sales by adjusting the PowerBuy price to meet predetermined goals. For example, we can maximize sales volume by reducing the price during the PowerBuy to capture outstanding offers made below the current price. Alternatively, we can maximize gross margin percentage by limiting the level to which the PowerBuy price will drop. From time to time, we sell merchandise below target margins and, on rare occasions, we sell products below cost in order to acquire customers.

   Group Value products typically have higher gross margin percentages than PowerBuys, since a large portion of Group Value products have Minimum Advertised Price (MAP) restrictions placed on them by manufacturers. Products placed on PowerBuy generally do not have such restrictions.

   In 1999, approximately 71% of all orders placed, in terms of total dollar value, were generated through PowerBuy group purchases. During 1999, we filled orders for approximately 72,000 customer accounts, and approximately 32% of all orders placed, in terms of individual orders, came from repeat buyers.

   We primarily use two methods of distributing our products to our customers: shipments made through distributors and shipments made through our third-party fulfillment warehouse. In 1999, approximately 67% of our shipments, in terms of net revenues, were fulfilled through distributors, and the remaining 33% were fulfilled by our third-party warehouse. We do not incur any handling fees when the products are sourced from a distributor, although we do incur shipping costs. A nominal handling charge is incurred to store, pick, pack and ship products from our third-party warehouse.

   To date, revenues derived from the We-Commerce Network have come exclusively from the sale of merchandise to customers who have bought products through the We-Commerce Network's co-branded stores. In exchange for this additional traffic to the We-Commerce Network, we pay the participants a percentage of net revenues or promotional fees. We intend to extend PowerBuy functionality to a variety of merchants, product manufacturers, and portal, content and community Web sites and intend to implement a new revenue-generating service with these We-Commerce Network participants by charging up-front activation charges and service and transaction fees.

   Since inception, we have incurred significant losses and, as of December 31, 1999, we had an accumulated deficit of approximately $38.0 million. We expect to increase our operating expenses in order to enhance our brands, expand the We-Commerce Network, increase our customer base, support our growing infrastructure and introduce new products and services. Our revenues and gross margins will need to increase significantly to cover these and other future costs. We will need to generate and sustain substantially higher revenues in order to become profitable.

   In connection with the grant of certain employee stock options with exercise prices less than the deemed fair value of the underlying common stock for financial reporting purposes, we recorded aggregate deferred stock-based compensation of $3.3 million for the year ended December 31, 1999. This deferred stock-based compensation is being amortized over vesting periods of the options.

Composition of Income Statement Line Items

Net Revenues

   Net revenues consist of product sales to customers less allowances for sale returns, and exclude promotional credits offered to first-time customers, such as Mercata$ store credits. Promotional credits for first-time customers were discontinued as of January 31, 2000.

Cost of Revenues

   Cost of revenues consists primarily of the cost of merchandise sold to customers, inbound freight, handling charges at our third-party warehouse and expedited shipping costs, net of expedited shipping revenues. Cost of revenues excludes costs of merchandise associated with promotional credits used for new customer purchases, such as Mercata$ store credits. These costs are included in sales and marketing expense.

Operating Expenses

   Sales and Marketing. Sales and marketing expenses consist primarily of advertising, public relations and third-party fulfillment fees, as well as payroll and related expenses for personnel engaged in marketing, sales and related activities. These expenses also include promotional expenditures, such as free ground shipping and the cost of merchandise associated with promotional credits used for new customer purchases.

   Technology and Development. Technology and development expenses consist primarily of payroll and related expenses for development, Website design and network operations, as well as systems infrastructure costs.

   General and Administrative. General and administrative expenses consist of payroll and related expenses for executive, accounting and administrative personnel, recruiting and professional fees, and other general corporate expenses.

Interest Income (Expense), Net

   Interest income (expense), net consists of interest income from earnings on our cash and cash equivalents, offset by interest expense paid on short-term debt instruments.

Income Taxes

   We have had a net loss for each period since inception. As of December 31, 1999, we had approximately $35.8 million of net operating loss carryforwards for federal income tax purposes, which expire in 2014. We have provided a full valuation allowance on our net deferred tax assets, consisting primarily of net operating loss carryforwards, because of uncertainty regarding their realizability. See Note 9 of notes to financial statements.

Results of Operations

Period from September 23, 1998 (Inception) to December 31, 1998 and the Year Ended December 31, 1999

Net Revenues

   We did not begin to sell products on Mercata.com until May 1999, and therefore we did not record any net revenues in 1998. Net revenues in 1999 were $6.3 million.

Cost of Revenues

   As we had no net revenues in 1998, there was no cost of revenues recorded in that period. Cost of revenues in 1999 was $5.8 million.

Operating Expenses

   Sales and Marketing. Sales and marketing expenses increased from $498,000 in 1998 to $29.7 million in 1999, primarily due to the launch of our Web site in May 1999 and the implementation of our brand and Web site awareness campaigns during the second half of 1999. Advertising expenses totaled $0 in 1998 and approximately $21.5 million in 1999. The cost of merchandise associated with promotional discount programs used for new customer purchases was $2.4 million in 1999. Advertising expenses, which totaled $17.6 million during the fourth quarter of 1999, increased as a result of increased offline advertising costs. We intend to continue our aggressive branding and marketing campaigns in the foreseeable future. We anticipate sales and marketing expenses will decrease as a percentage of net revenues throughout 2000, with a significant percentage of the total annual expenditures occurring during the fourth quarter.

   Technology and Development. Technology and development expenses increased from $664,000 in 1998 to $3.9 million in 1999. The increase in technology and development expenses was attributable primarily to costs associated with increasing staffing, building our Web site and expanding our systems infrastructure. We believe that continued investment in technology and development is critical to attaining our strategic objectives and, as a result, we expect a steady growth of these expenditures during 2000.

   General and Administrative. General and administrative expenses increased from $761,000 in 1998 to $3.5 million in 1999. The increase in general and administrative expenses was due primarily to increased salaries and related expenses associated with the hiring of personnel and increases in professional fees and travel expenses. We expect general and administrative expenses to decrease as a percentage of net revenues in 2000 as we continue to utilize existing administrative infrastructure put in place during 1999.

Interest Income (Expense), Net

   Interest income (expense), net was ($12,000) in 1998, and $467,000 in 1999. The increase in interest income (expense), net was due to the sale of Series A and B preferred stock in 1999, which significantly increased our average balance of cash and cash equivalents.

Quarterly Results of Operations

   The following table sets forth certain unaudited quarterly statement of operations data for each of the last five quarters through December 31, 1999. In the opinion of management, this information has been prepared substantially on the same basis as the audited financial statements appearing elsewhere in this prospectus, and all necessary adjustments, consisting only of normal recurring adjustments, have been included in the amounts stated below to present fairly the unaudited quarterly results. The quarterly data should be read in conjunction with our audited financial statements and the notes to those statements appearing elsewhere in this prospectus. The operating results for any quarter are not necessarily good indications of future performance.

                                             Three Months Ended
                         --------------------------------------------------------------
                         December 31,  March 31,  June 30,  September 30,  December 31,
                             1998        1999       1999        1999           1999
                         ------------  ---------  --------  -------------  ------------
                                               (in thousands)
Net revenues............     $     --   $     --  $     82       $    617      $  5,609
Cost of revenues........           --         --        76            612         5,087
                             --------   --------  --------       --------      --------
Gross profit............           --         --         6              5           522
Operating expenses:
 Sales and marketing....          498        427     1,516          5,284        22,456
 Technology and
  development...........          664        617       877            877         1,544
 General and
  administrative........          761        464       950            741         1,339
                             --------   --------  --------       --------      --------
  Total operating
   expenses.............        1,923      1,508     3,343          6,902        25,339
Operating loss..........       (1,923)    (1,508)   (3,337)        (6,897)      (24,817)
Interest income
 (expense), net.........          (12)         4        94             25           344
                             --------   --------  --------       --------      --------
  Net loss..............     $ (1,935)  $ (1,504) $ (3,243)      $ (6,872)     $(24,473)
                             ========   ========  ========       ========      ========

   Our net revenues have increased significantly in the quarters following the launch of our Web site in May 1999. Total operating expenses have increased over the most recent three quarters, reflecting increased spending on developing, delivering, supporting and marketing our business and products. Sales and marketing expenses, in particular, significantly increased in the fourth quarter of 1999. As a result of our limited operating history and the emerging nature of the markets in which we compete, we are unable to forecast accurately our revenues. Our current and future expense level estimates are based largely on our investment plans and estimates of future revenues and are largely discretionary, due to the high advertising component.

   We expect our online retail business to be highly seasonal, reflecting the general pattern associated with the retail industry of peak sales and earnings during the fourth quarter. We believe that a substantial portion of our annual sales will occur in the fourth quarter of each year. We expect to experience lower quarterly sales during the first three quarters of each fiscal year relative to the fourth quarter, as is typical in the retail industry. As a result, we may continue to incur greater losses in these quarters. See "Risk Factors -- Our quarterly operating results vary significantly and may cause our stock price to fluctuate".

Liquidity and Capital Resources

   We funded our operations in 1998 through a private placement of common stock in exchange for $400,000 and a series of short-term notes, totaling $3.6 million, in favor of Paul G. Allen. In March of 1999, we completed a Series A preferred stock financing in the amount of $14.7 million with Vulcan Ventures Incorporated, at which time the short-term notes were retired. In September and October of 1999, we raised an additional $35.0 million by issuing Series B preferred stock.

   Net cash used in operations in 1999 totaled $30.2 million, with the majority of funds spent on marketing activities in the second half of the year.

   Net cash used in investing activities during 1999 was $3.8 million, which is attributable primarily to the purchase of computer-related equipment and software used to operate the Mercata.com Web site. Currently, we have no material commitments for future capital expenditures, although we expect to make purchases of capital equipment to accommodate the expected growth of our business and the related increase in traffic to Mercata.com.

   Net cash provided by financing activities in 1999 totaled $47.0 million. These funds were raised primarily through the sale of our Series A and Series B preferred stock. In addition, in September 1999, we borrowed $2,000,000 under a promissory note payable to a stockholder. The promissory note was payable on demand and bore interest at the prime rate. The principal, plus accrued interest of $9,945, was repaid in October 1999. We canceled the promissory note in March 2000.

   In March 2000, we raised $40.0 million through the sale of our Series C preferred stock and the issuance of a $10.0 million convertible note.

   We believe that the net proceeds of this offering, together with existing cash and cash equivalents, will be sufficient to meet our operating and capital requirements for at least the next 12 months. After that, we may need to raise additional funds. We may seek to raise additional funds through additional borrowings, public or private equity financings or from other sources. We cannot assure you that additional financing will be available at all or, if available, will be on terms acceptable to us.

Year 2000 Risk

   Many currently-installed computer system and software products are coded to accept or recognize only two digit entries in the date code field. These systems may recognize a date using "00" as the year 1900 rather than the year 2000. As a result, computer systems or software used by many companies and governmental agencies may need to be upgraded to comply with Year 2000 requirements or risk system failure or miscalculations causing disruptions of normal business activities.

   We expect most material Year 2000 problems to have arisen on or immediately after January 1, 2000. As of March 1, 2000, we are not aware of any Year 2000 problems associated with our internal systems or software or with the software and systems of our vendors, distributors or suppliers. It is possible, however, that Year 2000 problems will occur in the future.

   Undetected Year 2000 problems in our systems may result in substantial revisions or replacements. In the event that the fulfillment and operational facilities that support our business, or our Web-hosting facilities, are not Year 2000 compliant, we may be unable to deliver goods or services to our customers and portions of our Web site may become inaccessible. In addition, we cannot assure you that third-party software, hardware or services incorporated into our material systems will not need to be revised or replaced, which could be time-consuming and expensive. Our inability to fix or replace third-party software, hardware or services on a timely basis could result in lost revenues, increased operating costs and other business interruptions, any of which could harm our business. Moreover, the failure to adequately address Year 2000 problems in our software, hardware or systems could result in claims of mismanagement, misrepresentation or breach of contract and related litigation, which could be costly and time-consuming to defend.

   In addition, we cannot assure you that governmental agencies, utility companies, Internet service providers and other third parties outside our control will be Year 2000 compliant. The failure by these parties to be Year 2000 compliant could result in a systemic failure beyond our control, including, for example, a prolonged Internet, telecommunications or electrical failure, which could prevent us from delivering our services to our customers, prevent customers from accessing our services or decrease the use of the Internet any of which would harm our business.

   If our present efforts to address potential Year 2000 problems are not successful, or if distributors, suppliers and other third parties with which we conduct business do not successfully address such issues, our customers could seek alternate suppliers of our products and services. Any material Year 2000 problem could require us to incur significant unanticipated expenses to remedy the problem and could divert our management's time and attention, either of which could harm our business.

Recently Issued Accounting Pronouncements

   The Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities", in June 1998. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. SFAS No. 133, as amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133", is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The adoption of this statement is not expected to have a material impact on our financial statements.

   In December 1999, the United States Securities and Exchange Commission (SEC) released Staff Accounting Bulletin (SAB) No. 101 "Revenue Recognition in Financial Statements", which must be applied in our first fiscal quarter of 2000. SAB No. 101 provides guidance on revenue recognition and the SEC staff's views on the application of accounting principles to selected revenue recognition issues. We do not expect that the adoption of SAB No. 101 will have a material effect on our financial statements.

   In October 1999, the SEC identified a list of issues that have arisen in Internet businesses which the SEC believes should be addressed by the Emerging Issues Task Force (EITF) of the FASB or other standard setting bodies. While the EITF is in the process of addressing such issues, many of the identified issues have not yet been resolved. Future resolution of all of the issues identified by the SEC may affect our financial statements. We are not able to determine the impact on our financial statements, if any, of such future rule making.

Market Risk

   We currently market our products in the United States and Canada. As all sales are currently made in U.S. dollars, we do not believe we are exposed to currency risk with respect to our sales. As of December 31, 1999, we had cash and cash equivalents of $13.9 million consisting of cash and highly liquid, short-term investments. Our short-term investments will decline by an immaterial amount if market interest rates increase, and therefore, our exposure to interest rate changes presently is not significant. Decline of interest rates over time, on the other hand, will reduce our interest income from our short-term investments.

                                    BUSINESS

Mercata(TM)

   We are a provider of Internet-based demand aggregation services. Our business model empowers buyers with common purchasing interests to achieve discounts on high-quality, brand-name products and services. Demand aggregation operates on two basic principles: (1) sellers are more likely to offer discounts to buyers when merchandise is purchased in volume and (2) buyers are more likely to purchase merchandise as prices decrease. We call our Internet-based form of demand aggregation "We-Commerce(TM)". On our Mercata.com Web site, buyers participate in group buying through PowerBuy(TM) group purchases. PowerBuys are limited-time buying opportunities in which the price of the featured product or service dynamically decreases, based on parameters determined by the seller, as more visitors join the buying group.

   Through the use of our proprietary business methods and technology, individual buyers are able to combine their purchasing power to receive volume pricing benefits on featured merchandise. Using this same technology, a seller may gain access to actual buyer demand and price sensitivity data, enabling the seller to adjust prices during a PowerBuy in order to achieve sales objectives, such as increasing units sold, revenues, gross profit dollars or gross margin percentage.

   For online businesses, we offer an e-commerce solution through the We-Commerce Network. Currently, the We-Commerce Network has two principal types of participants:

  . merchants that desire to sell their products and services on their Web sites using a dynamic pricing mechanism and extend the reach of their merchandise offerings to other Web sites; and

  . portal, community and content Web sites that desire to enhance their e-commerce capabilities by providing users a novel buying experience.

   Within this network of online businesses, PowerBuy group purchases can be conducted simultaneously on multiple Web sites, thus potentially increasing the number of individual buyers within any given PowerBuy. To date, participants in the We-Commerce Network include DealTime.com, Inc., Football Northwest LLC (Seahawks.com), Go2Net, Inc., Mercata.com, the Microsoft Network LLC (MSN), mybytes.com (a division of Youthstream Media Networks, Inc.), Online Office Supplies Company and SAVIshopper.com, Inc.

   We were incorporated in September 1998 and began to offer products for sale on Mercata.com in May 1999. In the fiscal year ended December 31, 1999, we generated net revenues of $6.3 million and received orders from over 72,000 customer accounts.

Industry Overview

Growth of the Internet

   The Internet has emerged as a significant interactive medium for conducting business. International Data Corporation estimates that the number of users worldwide will increase from 196 million in 1999 to 502 million in 2003. IDC also estimates that business-to-consumer e-commerce will rise from $31.2 billion in 1999 to $171 billion in 2003, and business-to-business e-commerce will rise from $64.6 billion in 1999 to $974 billion in 2003, representing the widespread commercial adoption of the Internet by both consumers and businesses.

   The Internet possesses a number of unique and commercially powerful characteristics that differentiate it from traditional media: users communicate without geographic limitation, have access to dynamic and interactive content on a real-time basis and transact business virtually instantaneously at little or no incremental cost. The Internet has created a dynamic and attractive medium for commerce, enabling real-time communication between buyers and sellers, greater access to comparative purchasing data and the ability to shop in ways perceived as more convenient. As the Internet has become more accessible and widely used for transactions, new and diverse business models for online commerce have emerged and are gaining rapid market acceptance.

Limitations of Traditional Retail Formats and Pricing Methods

   Competition among retailers often is based principally on product selection and price. In order to offer the broadest selection at the lowest price, retailers must have purchasing economies of scale and effective inventory management; however, the process of forecasting consumer demand and predicting inventory needs accurately can be inefficient and costly for a traditional retailer. We believe traditional retail pricing methods, where sellers typically market products to consumers at fixed retail prices, have significant disadvantages for both sellers and consumers. For example, sellers are unable to take fully into account the price sensitivity of potential buyers before setting prices. In addition, sellers who later reduce prices to clear excess inventory risk disruption of their existing distribution channels. Individual buyers, on the other hand, often are required to pay more for fixed-price products because they lack sufficient bargaining power to negotiate more favorable pricing terms.

   The membership warehouse club and traditional buyers' cooperative business models address some of the problems associated with traditional retail formats and pricing methods. Membership warehouse clubs are based, in part, on the concept that offering consumers and small businesses low prices on a limited selection of nationally branded and private label products in a wide range of merchandise categories will produce high sales volumes and rapid inventory turnover. We believe this turnover, when combined with the operating efficiencies achieved by volume purchasing, efficient distribution and reduced handling of merchandise, enables membership warehouse clubs to maintain their profitability while offering low prices to consumers. From the buyers' perspective, however, this format can be perceived as an inconvenient alternative because individual purchasers often must buy in large quantities in order to enjoy significant discounts. Traditional buyers' cooperatives aggregate buyers to purchase products and services in bulk, typically resulting in lower per unit costs. However, the range of products and services that could be purchased through cooperatives historically has been limited, and the logistics of assembling large groups of buyers with similar interests has hindered the wide-spread adoption of this group buying model for routine commercial transactions.

Convergence of the Internet With Traditional Retail Formats and Pricing Methods

   With the emergence of the Internet, some companies have adapted traditional pricing methods to online commerce, while others have created entirely new selling formats designed to take advantage of the unique attributes of the Internet. For example, Internet-based auctions are not limited by geography and the logistical challenge of bringing buyers and sellers together. New electronic commerce formats have been employed by other online businesses to allow buyers to participate in "name your price" transactions where sellers can accept or reject buyers' bids on an individual basis. The interactive, real-time and far-reaching nature of the Internet has allowed these models to achieve rapid acceptance. Nevertheless, we believe these retail formats and pricing methods have not recognized the commercial potential of aggregating buyer demand on the Internet. We believe that the convergence of the Internet and group buying methods represents a significant opportunity to create a commercial format that provides benefits to both buyers and sellers.

The Mercata Business Model

   We have developed a novel Internet-based group buying service, based upon a demand aggregation business model, that empowers buyers with common purchasing interests to achieve discounts on high-quality, brand-name products and services. Demand aggregation operates on two basic principles: (1) sellers are more likely to offer discounts to buyers when merchandise is purchased in volume and (2) buyers are more likely to purchase merchandise as prices decrease. Whereas the traditional retail approach requires sellers to hold inventory, stock products and set prices in advance, our technology provides them access to actual buyer demand data in order to reduce the risk associated with forecasting inventory needs and buyer price sensitivity. Our approach also allows sellers to offer increasing discounts to buyers during the course of a group buying opportunity. We call our Internet-based form of demand aggregation "We-Commerce".

  We offer buyers the opportunity to participate in group buying through PowerBuy group purchases. PowerBuys are limited-time buying opportunities in which the price of the featured product or service dynamically decreases, based on parameters determined by the seller, as more visitors join the buying group. Buyers can participate in PowerBuy group purchase opportunities on Mercata.com and throughout the We-Commerce Network. The We-Commerce Network is an e-commerce solution for online businesses designed to enable merchant, portal, community and content Web sites to offer merchandise for sale using our proprietary business methods and technology.

   Our business model delivers value to both buyers and sellers by matching buyers' demands with sellers' objectives. We believe that the principal advantages of our model include:

   Cost Savings and Empowerment for Buyers. By bringing together buyers with similar purchasing interests, we enable them to aggregate their purchasing power to receive volume pricing benefits. Through PowerBuy group purchases, in which an increasing number of buyers can influence prices dynamically, we deliver cost savings to individual buyers on high-quality, brand-name products and services, without requiring them to make purchases in bulk. We believe our model empowers buyers and offers them a rewarding and exciting buying experience.

   Interactive Buyer Community and Information Sharing. Visitors to Mercata.com and to other We-Commerce Network participants' Web sites communicate through PowerTalk message boards associated with each PowerBuy group purchase and through our Share the Power(TM) e-mail referral features. On the PowerTalk message boards, visitors share information relevant to specific products, meet others with common purchasing interests and potentially influence group buying decisions. Through our Share the Power e-mail referral features, visitors to Mercata.com send messages to others who may be interested in an offered product or our group buying experience. The PowerTalk and Share the Power features are important customer acquisition tools because buyers are motivated to encourage participation by others in group buying opportunities in order to receive greater pricing benefits.

   Dynamic Yield Management for Sellers. Our proprietary business methods and technology are designed to provide sellers with information on buyers' product preferences and price sensitivities. Our group buying model provides a seller access to information on all offers made by buyers for products offered by the seller, including those below current PowerBuy prices. Based on the unique demand profile for specific products, prices may be adjusted dynamically to optimize a PowerBuy to meet sellers' goals. For example, if the number of prospective buyers who have made offers below the current PowerBuy price is large, the price may be reduced in order to maximize customer acquisition, sales volume or absolute gross profit dollars. Alternatively, sellers may choose to optimize gross margin percentage by limiting the level to which the PowerBuy price can drop.

   Novel Distribution Channel. Our retail format creates a new channel for sellers to distribute efficiently large volumes of products, to liquidate products and to test market new products. Using our channel to sell large volumes of products, sellers can adjust pricing in real-time to maximize sales volume or other factors. Using our channel to liquidate products, sellers can avoid disrupting their existing distribution channels. Using our channel to test new products, sellers can gather real-time data on buyer responses to changes in price. In addition, sellers are able to obtain the preference information and related data of participants in a PowerBuy, regardless of whether their offers result in sales.

Our Strategy

   Our goal is to be the world's leading provider of Internet-based demand aggregation services. Key elements of our strategy are to:

   Continue to Build our Mercata.com Customer Base. We intend to increase the number of buyers who purchase products and services on Mercata.com. To accomplish this goal, we plan to provide buyers with significant cost savings, broad selection, responsive customer service, reliable fulfillment and an enjoyable buying experience. In addition, we intend to establish, maintain and strengthen relationships with new and existing manufacturers and distributors to increase the breadth and depth of products and services we offer to our customers. We also will continue to advertise the Mercata brands aggressively through both offline and online media and to focus on building strong, lasting customer relationships in order to drive repeat purchases and high average order sizes.

   Continue to Build the We-Commerce Network. We intend to expand the We-Commerce Network to include a larger number of merchant, portal, community and content Web sites. We plan to offer these businesses group buying solutions using We-Commerce business methods and technology to offer products and services directly to their visitors. By assembling this collection of online businesses, we expect that our ability to aggregate buyers within any given PowerBuy will increase.

   Penetrate the Business-to-Business Market. We intend to take advantage of our demand aggregation expertise, our experience in the business-to-consumer market and the existing awareness of our brands to penetrate the business-to-business market. We believe the business-to-business market is well-suited to take advantage of our demand aggregation services, and could represent substantial gross sales and transaction revenues for us. We will explore opportunities to work cooperatively with existing online and offline companies that focus on providing products and services to small businesses. We intend to expand our presence in this market through targeted sales and marketing efforts, the expansion of the We-Commerce Network and enhanced service offerings.

   Continue to Expand Technology and Broaden Communication Channels. We intend to continue to expand our technology to add functions and features to Mercata.com and the We-Commerce Network. We also intend to take advantage of new means of electronic communication and distribution to bring increasingly larger buying groups together quickly and easily. We currently are developing software to enable wireless communication with our customers, and we also plan to extend our business methods and technology to position ourselves for the migration of e-commerce to broadband environments. We believe the use of higher-speed wired and wireless technologies, including interactive cable television, digital subscriber line (DSL), personal digital assistant (PDA) and satellite and cellular technologies will further enhance our customer group buying experience.

The Mercata.com Experience

   We believe we provide a rewarding and exciting customer buying experience at Mercata.com. We offer over 300 brands across the following product categories: appliances, baby products, electronics, gifts and gadgets, home and kitchen items, lawn and garden products, luggage, sporting goods, tools, and watches and jewelry. Mercata.com enables users to navigate easily and purchase from a wide selection of items -- many of which are featured as PowerBuy group purchases.

Mercata.com offers visitors helpful features such as search functions, buyer's guides, customer message boards and the ability to browse and shop by consumer brands.

   Browsing. Mercata.com offers visitors an easy-to-use format intended to enhance the product search, selection and discovery process. Visitors have the ability to search by brands, pre-defined categories, keywords, and PowerBuy closing dates. In addition to the search engines, at the top of every shopping page the dynamically generated "Powerbuy Ticker" prominently displays high-profile PowerBuys, their current PowerBuy prices, and the amount the price has dropped since the start of the PowerBuy.

   Product Research. In our Smart Shopper area visitors can learn details regarding key product features and specifications, obtain answers to frequently asked questions, view lists of glossary terms and more. Visitors may select and compare up to four different products that currently are offered on Mercata.com based on price and other specifications. Visitors may also view rebates by product brand, print coupons or coupon summaries and view the brands currently offered on our Web site.

   PowerBuy Group Purchases. Customers join a PowerBuy by entering an offer at the current PowerBuy price, or, alternatively, by making a conditional offer at a price below the current price. At the conclusion of the PowerBuy, all customers whose offers equal or exceed the final price of the PowerBuy are shipped the product and charged the final PowerBuy price. PowerBuy group purchases have a fixed duration and generally last approximately two to three days.

   Interactive Community Features. The use of our Share the Power e-mail referral features is an important part of our cost-effective, word-of-mouth customer acquisition strategy. Our registered users can send Share the Power e-mails to potential buyers with pre-scripted messages detailing specific PowerBuys. In addition, users may also send e-mail messages containing general introductory information regarding Mercata. If the recipients of these general introductory e-mails make a purchase at Mercata.com, the sender is given a Mercata$ store credit. Users also can encourage others to participate in specific PowerBuy group purchases by posting messages on our PowerTalk message boards. Users are motivated to use these features because an increasing number of buyers in each PowerBuy generally lowers the price of the featured item.

   Mercata$ store credits. Visitors to our Web site receive Mercata$ store credits on select product purchases and by referring others to Mercata.com through our Share the Power e-mail referral program. Mercata$ store credits can be redeemed to receive a discount of up to 50% off future purchases.

   Group Value Products. Group Value products have fixed prices and can be purchased at any time. These products expand our selection and offer customers the opportunity to purchase products immediately.

   Product Requests. Visitors can notify us of products and brands they are interested in purchasing through the Product Request feature on Mercata.com. We actively review these requests and attempt to respond to these suggestions by sourcing products, as appropriate, and offering them for sale on our Web site.

   Customer Service. Customers can visit Mercata.com to manage their own personal account information, including credit card, shipping and profile data. Customers can also use our Web site to track the progress of PowerBuy group purchases and the status of orders, review their account history, view details on all past transactions and track Mercata$ store credits that have been earned and spent. In addition, we provide a toll-free number and e-mail access to allow customers to contact our customer support and service personnel.

The We-Commerce Network

   In addition to Mercata.com, we offer demand aggregation services to online businesses to enable them to offer We-Commerce business methods and technology to their customers. The We-Commerce Network currently consists of merchant, portal, community and content Web sites, including DealTime.com, Inc., Football Northwest LLC (Seahawks.com), Go2Net, Inc. Mercata.com, the Microsoft Network LLC (MSN), mybytes.com (a division of Youthstream Media Networks Inc.), Online Office Supplies Company and SAVIshopper, Inc. We are dedicating significant resources to expand the network and expect to add other participants, including selected manufacturers and other online merchants. By assembling this collection of online businesses, we expect our ability to aggregate buyers within any given PowerBuy will increase. Through the We-Commerce Network, we are able to extend further our proprietary business methods and technology and accelerate the growth of group buying on the Internet.

   We offer merchants the ability to provide PowerBuy group purchases to their customers. We will create and manage PowerBuy group purchases for these merchants as a service and expect to earn account set-up, management and transaction fees based on the volume of sales derived from these PowerBuy group purchases. We believe online merchants will benefit from the addition of a novel pricing format and from an efficient direct channel to large groups of buyers.

   As a participant in the We-Commerce Network, portal, community and content Web sites can offer their visitors the ability to participate in a variety of PowerBuy group purchases in either co-branded or private label formats. This feature is designed to encourage repeat visits and increase the likelihood that visitors will spend more time on their sites. In the future, Internet portals may also receive fees from other We-Commerce Network participants for directing visitor traffic to such participants' PowerBuy merchandise.

Product Merchandising and Sourcing

   Our merchandising strategy is to provide a broad assortment of high-quality, brand-name products at competitive prices. Top selling brands in our highest revenue generating product categories include Bushnell, Graco, Krups, Leatherman, Makita, Phillips and Sharp. To encourage product purchases, we feature various promotions on a rotating basis and regularly update our PowerBuy specials. The primary factors that we consider when deciding to offer a product as a PowerBuy are buyer demand, the need to move large volumes of product quickly, our agreements with manufacturers and distributors of the product, the desire of a particular supplier to test price sensitivity, and the price at which we can purchase the product. We create and maintain Web pages that are designed to highlight certain product brands we sell in our different departments. We believe this strategy provides us with an excellent opportunity to cross-sell a brand across our departments and promote impulse purchases by customers.

   We believe that the breadth and depth of our product selection, together with the flexibility of our PowerBuy pricing mechanism and our range of shopping services, enable us to pursue an effective merchandising strategy. Mercata.com features a large selection of products in the following categories: appliances, baby products, electronics, gifts and gadgets, home and kitchen items, lawn and garden products, luggage, sporting goods, tools, and watches and jewelry. In cooperation with our product vendors, we have developed detailed and helpful descriptions and comparative charts for many of the products offered. Unlike store-based retail formats, Mercata.com provides us significant flexibility with regard to the organization and presentation of our product selection. In addition, our online format enables us to adjust our product mix dynamically to respond to changing customer demand.

   We source products through our direct relationships with distributors and manufacturers. Our in-house merchandise buyers are responsible for identifying new products to offer, establishing new supplier relationships, managing existing supplier relationships, negotiating product costs and setting product prices. These buyers also analyze current buying trends by maintaining close relationships with our suppliers, monitoring sales at competing Web sites and studying Mercata.com traffic data. As an authorized reseller of substantially all of the products currently offered on Mercata.com, we have access to manufacturer information relating to warranties, return policies and other technical or product-specific data and, more importantly, we can offer products to which other unauthorized resellers may not have access.

Marketing and Promotion

   We rely on offline and online marketing programs and promotional activities to generate market awareness and build our brands. Our offline efforts include traditional media, such as print, radio, outdoor and television advertising. For example, we launched our "Down is Good" television and radio advertising campaign in 12 cities in November 1999. In addition, we participate in public relations activities and attend industry trade shows and conferences to raise awareness of our brands. To augment our offline efforts, we advertise Mercata.com on third-party Web sites and have established e-mail direct marketing and online affiliate programs. We also rely on our customer and manufacturer relationships to drive traffic to Mercata.com. We believe many of our customers actively encourage others to come to our Web site and to participate in PowerBuy group purchases. Registered users of Mercata.com can reach out to other potential customers through Share the Power e-mails located on each PowerBuy product page. They also may benefit from Share the Power promotions where they earn product discounts when they refer customers to Mercata.com. We benefit significantly from this word-of-mouth marketing and expect to continue to promote our brands and our service indirectly through our customers. In addition, we rely on links from manufacturers to Mercata.com and referrals from our We-Commerce Network participants to drive traffic to our Web site.

Operations, Fulfillment and Shipping

   We obtain the products we sell on Mercata.com through our relationships with over 300 manufacturers and distributors. We requisition these products on a purchase order basis. We currently use two primary methods of distributing products to our customers:

   Via Distributors. We have relationships with seven distributors who reserve inventory to be made available for sale on Mercata.com. We submit completed order information to these suppliers, and they ship the product directly to the customer using our Mercata packing slip. In 1999, approximately 67% of our net revenues resulted from sales of products shipped using this method.

   Via Our Third-Party Warehouse. We also purchase inventory that we hold at a third-party distribution center for processing, packaging and shipping to customers. Because we own the products held in our third-party warehouse, we are subject to inventory risk on products distributed using this method. Because some manufacturers do not have direct distribution capabilities, having our third-party warehouse allows us to offer a broader range of products on Mercata.com. In 1999, approximately 33% of our net revenues resulted from sales of products shipped using this method.

   The shipment of products directly from our distributors to our customers reduces the level of inventory we are required to carry. Products purchased on Mercata.com generally are shipped to customers within two business days of acceptance of the final order. In 1999, over 90% of products ordered were shipped within one business day and approximately 95% were shipped within two business days. Because we reserve or purchase merchandise inventory in advance, and because we can close a PowerBuy if a product sells out early, generally 1% of customer orders are on back order status at any given time.

   We use technology, whenever feasible, to optimize the exchange of information between Mercata and our fulfillment partners, so that we can properly set customer expectations about product availability and delivery dates. Our operations team works with our partners and third-party warehouse to manage and monitor order accuracy, fulfillment rate, shipment speed and overall delivery reliability and timeliness. We measure product availability and performance through daily reports and periodic on-site visits with partners and our fulfillment warehouse.

   To date, we have offered free ground shipping to customers within the continental United States and Canada via United Parcel Service (UPS) and the United States Postal Service. Expedited shipping is available to customers via UPS for an additional charge. We also offer our customers "white glove" delivery on large and heavy items, such as big screen televisions, through our agreement with Residential Delivery Services. This service provides scheduled home or office delivery of the product, and removal of packaging materials.

Customer Service and Support

   We believe that a high level of customer service and support is critical to retaining and expanding our customer base. Mercata.com is designed to answer many questions customers might have in selecting, ordering or returning products. In addition, we currently offer e-mail and toll-free telephone service and support to our customers. Our customer service center is open Monday -- Friday, 6:00 a.m. to 10:00 p.m. (Pacific Time) and Saturday --
 Sunday, 9:00 a.m. to 3:00 p.m. (Pacific Time) to provide assistance via e-mail or telephone. We strive to answer all customer inquiries within 24 hours. Mercata.com also contains a customer service page that outlines store policies and provides answers to frequently asked questions. In addition, we currently are implementing "live chat" technology on Mercata.com which will allow customers to contact a customer service representative via an interactive computer chat system. We manage our customer service center to provide prompt and responsive customer communications and augment our customer service personnel with customer and e-mail management systems from third-party vendors. Our customer service representatives are trained to answer questions about products and orders, assist customers in finding desired products and handle any product returns. We accept returns within thirty days after a product has shipped. After thirty days, customers are encouraged to utilize their manufacturer's warranty for any product specific issues.

Technology

   Our proprietary We-Commerce business methods and technology are a significant component of Mercata.com and the We-Commerce Network. We have built a suite of server-based software components and PowerBuy management and pricing tools that allow us to set up, initiate, monitor and manage PowerBuys for varying products and services and for different durations. The We-Commerce software also enables inventory checks with our third-party distribution facility to determine the availability of products.

   To support our We-Commerce systems, we have licensed a broad array of software from third-party vendors. Our system hardware is hosted at Exodus Communications, Inc., a third-party data center in Tukwila, Washington, which provides redundant communications lines and emergency power backup. We have also implemented load-balancing systems to provide for high levels of availability. System security is managed by both internal staff as well as security staff at our third-party data center.

   Currently we are developing software to enable buyers to browse and make purchases on Mercata.com using advanced cellular phones and wireless handheld PDAs and are also designing systems to send notifications to wireless devices about PowerBuy product offerings. We anticipate that these and other communications technologies will be implemented in the future to further increase the accessibility and functionality of Mercata.com and the We-Commerce Network.

Competition

   The online commerce market is new, rapidly evolving and intensely competitive. We expect competition to intensify in the future because current and new competitors can enter our market and launch new Web sites or services at a relatively low cost. For example, Yahoo! Inc. recently announced that it will be entering the group buying market in the second half of 2000 and America Online, Inc. announced it will do so in the first quarter of 2000. Increased competition is likely to result in price reductions, reduced gross margins and loss of market share, any of which could seriously harm our net sales and results of operations.

   We currently or potentially compete with a variety of other companies, including:

  . other group buying services such as Accompany, Inc. and Letsbuyit.com, NV;

  .  Internet portals such as America Online, Inc. and Yahoo! Inc.

  . online retailers such as 800.com, Inc., Amazon.com, Inc., Buy.com, Inc. and Priceline.com;

  . providers of e-commerce services or functionality such as Fairmarket, Inc., Freemarkets, Inc., MySimon Inc. and Inktomi Corporation;

  .  business-to-business sellers such as Onvia.com, Inc. and Staples, Inc.;
     and

  . traditional brick and mortar retailers such as Circuit City Stores, Inc., Costco Wholesale Corporation and Wal-Mart Stores, Inc.

   We believe Mercata.com competes in the online retail marketplace primarily on the basis of price, recognition of the brands we offer, the breadth of our product offerings, the amount of product information provided to customers and convenience of shopping experience. Particularly with online retailers, we compete on the basis of speed and accessibility of our Web site, quality of site content, customer service and reliability, speed of order shipment and price.

   Many of our online and traditional store-based competitors have longer operating histories, larger customer or user bases, greater brand recognition and significantly greater financial, marketing and other resources than we. Many of these competitors also can devote substantially more resources to Web site and systems development and may be better able to leverage customer bases and supplier and other relationships. In addition, large well-established or well-financed entities may join with online competitors or other companies, as the use of the Internet and other online services increases.

   Our competitors may be able to secure products from vendors on more favorable terms, fulfill customer orders more efficiently, adopt more aggressive pricing or inventory availability policies and attract more clients for their e-commerce services than we. Traditional store-based retailers also enable customers to see and feel products in a manner that is not possible over the Internet. Our online competitors may also adopt new technologies or methods that have greater performance and features than ours. We also may face additional competition as we expand our product and service offerings into new categories. Additionally, new technologies and the expansion of existing technologies, such as price comparison programs, may increase competition. Dealing with these competitors may require significant additional expenditures and could affect our business results of operations and financial condition. We cannot be sure that we will be able to compete successfully against these competitors.

Intellectual Property

   We currently have 11 United States and international patent applications. We are in the process of filing one additional patent application, with ongoing efforts to identify and protect new inventions.

Our pending patent applications relate to our novel demand aggregation business methods and technology. Some of the patent applications also cover various aspects of our PowerBuy management and pricing tools, and the expansion of demand aggregation through the We-Commerce Network.

   While we believe that our pending patents ultimately will help to protect our business, we cannot assure you that any of these pending patents will issue, that any issued patents will protect our intellectual property or that any issued patents will not be challenged by third parties. In addition, other parties may independently develop similar or competing business methods or technologies not covered by any patents that may issue to us.

   We currently are aware of several group buying Web sites that appear to use a group buying business model. It is possible that we may enter into arrangements with the operators of these sites to license our proprietary business methods and technologies to them.

   We seek to protect our copyrights, service marks, trademarks, trade dress and trade secrets through a combination of laws and contractual restrictions, such as confidentiality agreements. For example, we attempt to register our core trademarks and service marks in the United States and internationally. However, effective trademark, service mark, copyright and trade secret protection may not be available.

   We currently own over 50 Internet domain names, including "Mercata.com". Domain names generally are regulated by Internet regulatory bodies. The relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. We may be unable to prevent third parties from acquiring domain names that infringe or otherwise decrease the value of our trademarks and other proprietary rights.

Government Regulation

   Due to the increasing popularity and use of the Internet, a number of laws and regulations may be adopted with respect to the Internet covering issues such as user privacy, freedom of expression, pricing, content and quality of products and services, taxation, financial reporting, advertising, intellectual property rights and information security. The nature of these laws and regulations and the manner in which they may be interpreted and enforced cannot be fully determined and, therefore, these laws and regulations could subject us to potential liability, which in turn could harm our business. The adoption of any such laws or regulations might also decrease the rate of growth of Internet use, which in turn could decrease the demand for our products and services, or increase the cost of doing business, or otherwise harm our business. In addition, applicability to the Internet of existing laws governing issues such as property ownership, copyrights and other intellectual property issues, taxation, libel, obscenity and personal privacy is uncertain. The vast majority of these laws were adopted prior to the advent of the Internet and related technologies and, as a result, do not contemplate or address the unique issues of electronic commerce.

   All of our services are subject to federal and state consumer protection laws and regulations prohibiting unfair and deceptive trade practices. We are also subject to related "plain language" statutes in place in many jurisdictions, which require the use of simple, easy-to-read terms and conditions in contracts with consumers.

   We intend to explore opportunities for expanding our business into international markets. It is possible, however, that our group buying business model will not be readily adaptable to regulatory environments of certain foreign jurisdictions. In addition, there are various other risks associated with international expansion. They include local distribution monopolies, language barriers, unexpected changes in regulatory requirements, trade barriers, problems in staffing and operating foreign operations, changes in currency exchange rates, difficulties in enforcing contracts and other legal rights and economic and political instability.

   In addition, because our products and services are accessible throughout the United States, other jurisdictions may claim that we are required to qualify to do business as a foreign corporation in a particular state. We are qualified to do business in Washington State and Pennsylvania. Our failure to qualify in a jurisdiction where we are required to do so could subject us to taxes and penalties for the failure to qualify and could result in our inability to enforce contracts in those jurisdictions. Any new law or regulation relating to the qualification to do business, or the application of laws or regulations from jurisdictions whose laws do not currently apply to our business, could harm our business, financial condition or results of operations.

Employees

   As of December 31, 1999, we had 104 employees, including 13 in customer service, 12 in customer acquisition and retention, 33 in engineering, program management and Web site design, five in operations, 24 in merchandising and 17 in executive management and administration. We devote, and will continue to devote, substantial resources to attract high-quality employees; however, in light of the tight labor market in which we operate, we cannot assure you we will be successful in doing so. None of our employees is represented by a labor union. We have not experienced any work stoppages and consider our employee relations to be good.

Facilities

   Our corporate offices are located in Bellevue, Washington, where we lease approximately 21,206 square feet under a lease and multiple subleases. We currently are in the process of relocating our corporate offices. Under several lease and sublease arrangements, we have the right to occupy up to 72,150 square feet of office space in Bellevue beginning in March 2000. The terms for these leases and subleases range from two to approximately five years. When we occupy all of this additional space, we anticipate our total annual lease payments will be approximately $2.0 million. We expect that these facilities will be adequate for our needs for the next 12 months.

Legal Proceedings

   From time to time, we may be involved in litigation relating to claims arising out of our ordinary course of business. As of March 1, 2000, there are no claims or actions pending or threatened against us, the ultimate disposition of which would have a materially adverse effect on us.

                                   MANAGEMENT

Executive Officers and Directors

   The following table sets forth information regarding our executive officers, directors and key employees as of March 1, 2000:

 Name                           Age Position
 ----                           --- --------
 Executive Officers:
  Tom Van Horn.................  37 Founder, Chief Executive Officer, President
                                    and Director
  Scott Scharfman..............  37 Chief Financial Officer
  Warren Meyer.................  37 Executive Vice President of the We-Commerce
                                    Network
  Terry Miller.................  44 Senior Vice President, Customer Acquisition
                                    and Retention
  Jon Engman...................  35 Vice President, Finance and Administration,
                                    Treasurer and Secretary
  Leslie Wallis................  37 Vice President and General Counsel
 Directors:
  William Savoy................  35 Director and Chairman of the Board
  Diane Daggatt................  39 Director
  Bert Kolde...................  45 Director
  Linda Fayne Levinson (1)(2)..  58 Director
  Samir Master (1)(2)..........  31 Director
  Dan Nova (1)(2)..............  38 Director
 Key Employees:
  Linda Perkins................  48 Vice President, Merchandising

--------
(1)  Member of the Audit Committee.
(2)  Member of the Compensation Committee.

   Tom Van Horn is the founder of Mercata and has been our Chief Executive Officer, President and a director since our inception. From January 1998 to September 1998, Mr. Van Horn served as President and Chief Executive Officer of SuperCede, Inc., a creator of Java programming tools. From December 1996 to January 1998, he was the President and Chief Executive Officer of InfoModelers, Inc., a developer of database and data warehouse design software. From 1994 through 1996, Mr. Van Horn served as a Vice President at Attachmate Corporation, a software development company. Prior to that time, Mr. Van Horn was a senior management consultant with McKinsey and Company, a management consulting firm. Mr. Van Horn has served on the board of directors of the Washington Software Alliance and recently was named to Washington State Governor Gary Locke's Council on the Internet. Mr. Van Horn holds an M.B.A. from the Wharton School of Finance and Economics, an M.A. in International Studies from the University of Pennsylvania and a B.S.E., cum laude, in Mechanical and Aerospace Engineering from Princeton University.

   Scott Scharfman has served as our Chief Financial Officer since February 2000. From October 1998 to February 2000, Mr. Scharfman was a Senior Managing Director in the Equity Capital Markets Department of Bear, Stearns & Co. Inc., an investment banking firm. From October 1996 to October 1998, he was a Managing Director, and from February 1994 to October 1996, an Associate Director, in the Equity Capital Markets Department of Bear, Stearns & Co. Inc. Mr. Scharfman holds an A.B. degree, cum laude, from Princeton University.

   Warren Meyer has served as our Executive Vice President of the We-Commerce Network since February 2000. From December 1998 to February 2000, he was Vice President of Marketing and E-Business for the Air Transport and Regional Airline market segment of Honeywell Inc. (formerly AlliedSignal), a maker of aerospace equipment and components. From April 1997 to December 1998, he was Senior Vice-President of Marketing for the Fisher-Rosemount Flow group, a division of Emerson Electric Co., which manufactures instrumentation devices and solutions. From December

1994 through March 1997, he served as Vice-President of Corporate Strategic Planning for Emerson Electric. Prior to that time, Mr. Meyer was a senior management consultant with McKinsey and Company. Mr. Meyer holds an M.B.A. with High Distinction from the Harvard Business School and a B.S.E., magna cum laude, from Princeton University in Mechanical and Aerospace Engineering.

   Terry Miller has served as our Senior Vice President, Customer Acquisition and Retention since October 1999, and served as our Vice President of Customer Satisfaction from our inception to October 1999. From October 1997 through July 1998, Mr. Miller was the Vice President of Sales at SuperCede. From March 1996 to October 1997, Mr. Miller served as the Vice President of Direct Sales at click2learn.com, Inc. (formerly known as Asymetrix Learning Systems, Inc.), a training and education software company. From 1993 to February 1996, he was the Vice President of Sales for Softbank Services Group, a provider of telemarketing, order processing and fulfillment services. Mr. Miller holds a B.A. in Journalism from the University of Minnesota.

   Jon Engman has served as our Vice President, Finance and Administration, Treasurer and Secretary since our inception. From July 1997 to September 1998, Mr. Engman served as Vice President of Finance & Operations for SuperCede. From October 1996 through June 1997, he was Corporate Controller for click2learn.com. From April 1990 through September 1996, Mr. Engman held several finance positions, including Corporate Controller, for AVT Corporation, a voicemail software company. Mr. Engman holds a B.A., cum laude, in Business Administration from the University of Washington.

   Leslie Wallis has served as our Vice President and General Counsel since October 1999, and as our General Counsel since November 1998. From January 1998 to November 1998, she was a partner at the law firm of Stoel Rives LLP. Ms. Wallis was an associate attorney at Stoel Rives LLP from 1992 through 1997. Ms. Wallis holds a B.A. in Business Administration from Texas Tech University, a J.D., summa cum laude, from Texas Tech University School of Law and is a Certified Public Accountant.

   William Savoy has been a director of Mercata since our inception, and he became Chairman of the Board in February 2000. Since 1990, Mr. Savoy has served as President of Vulcan Northwest Inc., managing the personal finances of Paul Allen, and Vice President of Vulcan Ventures Incorporated, a venture capital fund wholly owned by Paul Allen. Mr. Savoy serves on the advisory board of DreamWorks SKG and also serves as director for several private companies and the following public companies: Charter Communications, Inc., drugstore.com, Inc., Go2Net, Inc., Harbinger Corporation, High Speed Access Corporation, Metricom, Inc., Telescan Inc., Ticketmaster Online-CitySearch, Inc., USA Networks, Inc. and Value America, Inc. Mr. Savoy holds a B.S. in Computer Science, Accounting and Finance from Atlantic Union College.

   Diane Daggatt has been a director of Mercata since September 1999. Since July 1998, Ms. Daggatt has served as an investment analyst for Vulcan Ventures. From May 1996 through June 1998, she was a Vice President and Equity Research Analyst for Dain Rauscher Wessels, an investment banking firm. From September 1994 through May 1996, Ms. Daggatt served as an institutional consumer analyst for Pacific Crest Securities, an investment banking firm. Ms. Daggatt serves as a director for several private companies and the following public companies:
Fatbrain.com, Inc. and Go2Net, Inc. Ms. Daggatt holds a B.A. in Business Administration from Washington State University and is a Chartered Financial Analyst.

   Bert Kolde has been a director of Mercata since our inception. Mr. Kolde has served as Vice Chairman: of Rose City Radio Corporation, a company that invests in Pacific Northwest radio stations and networks, since 1999; of First & Goal Inc., a company that manages the development, construction and operation of a stadium in Seattle, since 1997; of Football Northwest, Inc., a company that owns the Seattle Seahawks National Football League team, since 1996; of Oregon Arena Corporation, a company that owns Paul Allen's interest in the Rose Garden Arena, since 1991; and of Trail Blazers, Inc., a company that owns the Portland Trail Blazers National Basketball Association team, since 1988. He also has served as Vice President of Vulcan Ventures since 1994. Mr. Kolde currently serves as a director for the following public companies:
MetaCreations Corporation, Beyond.com, CyberSource Corporation, Edison Schools, Inc., and click2learn.com. Mr. Kolde holds a B.A. in Business Administration from Washington State University and an M.B.A. from the University of Washington.

   Linda Fayne Levinson has been a director of Mercata since November 1999. Since April 1997, Ms. Levinson has served as a Partner of Global Retail Partners, L.P., a private equity investment fund. From 1994 to 1997, she served as the President of Fayne Levinson Associates, a senior management consulting firm. Earlier in her career, Ms. Levinson was a Senior Vice President of American Express Travel Related Services Company, a consumer finance company, and a Partner at McKinsey and Company. Ms. Levinson is a director for the following public companies: NCR Corporation, Administaff, Inc., Jacobs Engineering Group Inc., GoTo.com, Inc., Exactis.com, Inc. and CyberSource Corporation. Ms. Levinson received an A.B. from Barnard College, an M.A. from Harvard University and an M.B.A. from New York University.

   Samir Master has been a director of Mercata since February 2000. Since June 1999, Dr. Master has served as a Senior Partner of Europ@Web, a global internet investment group. From December 1996 to December 1998, Dr. Master was a Managing Director at Comdisco Ventures, a debt and equity venture capital fund based in Menlo Park, California. From February 1996 to November 1996, he was a strategy consultant with the Managed Care practice of Price Waterhouse, LLC. Dr. Master holds a B.S.M. from Northwestern University in Evanston, Illinois, an M.D. from Northwestern Medical School and an M.B.A. from the J.L. Kellogg Graduate School of Management at Northwestern University. He trained in Internal Medicine at the University of Washington, and in Dermatology at the University of Michigan.

   Dan Nova has been a director of Mercata since October 1999. Since 1996, Mr. Nova has served as a general partner of the general partner of Highland Capital Partners II, III and IV Limited Partnerships, a series of venture capital partnerships. Mr. Nova has also served as a managing member of the general partner of Highland Entrepreneurs' Fund III Limited Partnership, a venture capital partnership. From January 1995 to July 1996, Mr. Nova served as a general partner of CMG@Ventures, L.P., a venture capital firm. Mr. Nova serves as a director for the following public companies: eToys Inc., BeFree, Inc., MapQuest.com, Inc., AskJeeves, Inc. and Lycos, Inc. Mr. Nova holds a B.S. in Computer Science and Marketing with honors from Boston College and an M.B.A. from Harvard Business School.

   Linda Perkins has served as our Vice President, Merchandising since November 1998. From April 1996 to November 1998, Ms. Perkins was an Independent Sales Representative for Creative Resources, a partnership representing several major manufacturers. From November 1995 through March 1996, she was President of CASEL, a subsidiary of Costco Wholesale Corporation that focused on purchasing gemstones and jewelry. From 1990 to November 1995, she was Vice President, Consumer Electronics and Office Products for Costco Wholesale Corporation, a membership warehouse club.

Voting Agreement

   As part of our Series B and Series C preferred stock financings, the purchasers of our preferred stock executed a Voting Agreement, pursuant to which they agreed to vote their shares of stock to elect to our Board of Directors as follows: one representative of Global Retail Partners Funding, Inc., two representatives of Vulcan Ventures, one representative of Highland Capital Partners IV Limited Partnership, one representative of the holders of a majority of our common stock and our Chief

Executive Officer. Currently, Ms. Levinson is the representative of Global Retail Partners Funding, Inc., Mr. Kolde and Ms. Daggatt are the representatives of Vulcan Ventures, Mr. Nova is the representative of Highland Capital Partners IV Limited Partnership, Mr. Savoy is the representative of the holders of our common stock and Mr. Van Horn is the Chief Executive Officer. The Voting Agreement will terminate upon the closing of this offering.

Board Composition

   We currently have seven directors. Subject to stockholder approval, following this offering, the Board will consist of seven directors divided into three classes, with each class serving for a term of three years. At each annual meeting of stockholders, directors will be elected by the holders of common stock to succeed the directors whose terms are expiring. Ms. Daggatt, Dr. Master and Ms. Levinson will be Class I Directors whose terms will expire in 2001. Mr. Kolde and Mr. Nova will be Class II Directors whose terms will expire in 2002 and Mr. Savoy and Mr. Van Horn will be Class III Directors whose terms will expire in 2003. See "Description of Capital Stock--Antitakeover Effects of Charter Documents, Delaware Law and Washington Law" for a discussion of other antitakeover provisions found in our Certificate of Incorporation.

Board Committees

   Our Board of Directors has an Audit Committee, a Compensation Committee and an Option Committee. The Audit Committee meets with our independent auditors at least annually to review the results of the annual audit. The Audit Committee also studies, reviews and evaluates our accounting, auditing and reporting practices, including audit and control functions; serves as a focal point for communication between non-committee directors, the independent accountants and our management; and monitors transactions between us and our employees, officers and members of the Board, or any of their affiliates. The Compensation Committee sets, reviews and approves the compensation levels of and policies for officers and employees; proposes the adoption, amendment and termination of employee benefit plans; prepares a report of our compensation policies for our proxy or information statements; and establishes guidelines for administration of our 1999 Equity Incentive Plan, our 2000 Equity Incentive Plan and our 2000 Employee Stock Purchase Plan. The Option Committee proposes adoption, amendment and termination of our equity incentive plans to the Board and grants options to employees, other than executive officers, under such plans. The Audit and Compensation Committees are each composed of three independent directors, Ms. Levinson, Dr. Master and Mr. Nova, and the Option Committee is composed of one director, Mr. Van Horn.

Compensation Committee Interlocks and Insider Participation

   No interlocking relationship exists between our Board of Directors or Compensation Committee and the Board of Directors or Compensation Committee of any other company, nor has such an interlocking relationship existed in the past.

Board Compensation

   We do not currently provide our directors with cash compensation for their services as members of the Board of Directors, although members are reimbursed for reasonable expenses incurred in connection with attendance at Board and committee meetings. Directors are eligible to participate in our stock plans, and after the closing of this offering, each non-employee director will receive an option to purchase 40,000 shares of our common stock as compensation for his or her services. Current non-employee directors will each receive this grant upon the closing of this offering, and each future non-employee director will receive this grant at the time he or she first becomes a director. In addition, beginning upon the closing of this offering, each non-employee director who serves on a committee of the Board during the following year will receive an option to purchase an additional 5,000 shares for each committee seat the director holds. See "Employee Benefit Plans -- 2000 Equity Incentive Plan".

Executive Compensation

   The following table sets forth information concerning compensation for services rendered to us in the fiscal year ended December 31, 1999, by our Chief Executive Officer and our four other most highly-compensated executive officers who earned more than $100,000 during the fiscal year ended December 31, 1999.

                           Summary Compensation Table

                                                     Long-Term
                                 Annual             Compensation
                              Compensation             Awards
                               -------------------- ------------
                                                     Securities   All Other
                                                     Underlying  Compensation
 Name and Principal Position   Salary ($) Bonus ($)   Options        ($)
 ---------------------------   ---------- --------- ------------ ------------
 Tom Van Horn
  Chief Executive Officer and
  President..................     258,396    15,000    1,000,000        1,801(2)
 Dennis Shepard
  Chief Operating Officer
  (1)........................     194,615        --      600,000        4,570(3)
 Terry Miller
  Senior Vice President,
  Customer Acquisition
  and Retention..............     143,278    47,176      200,000        1,673(4)
 Jon Engman
  Vice President, Finance and
  Administration, Treasurer
  and Secretary..............     113,594    15,544      200,000        1,801(2)
 Leslie Wallis
  Vice President and General
  Counsel....................      98,875     8,036      120,000        1,801(2)

--------
(1) Mr. Shepard resigned as our Chief Operating Officer effective February 28, 2000. In February 2000, Mr. Shepard exercised options to purchase 150,000 shares of common stock, the vesting of options to purchase 37,500 shares of common stock was accelerated, and his remaining 412,500 unvested options were canceled.
(2) Includes $60 in term life insurance premiums and $1,741 in expenses related to personal entertainment, including club memberships.
(3) Includes $174 in term life insurance premiums, $2,961 in relocation expenses and $1,435 in expenses related to personal entertainment, including club memberships.
(4) Includes $83 in term life insurance premiums and $1,589 in expenses related to personal entertainment, including club memberships.

                     Option Grants in the Last Fiscal Year

   The following table sets forth information with respect to stock options granted to each of the executive officers listed in the Summary Compensation Table in 1999, including the potential realizable value over the 10-year term of the options, based on assumed rates of stock appreciation of 5% and 10% compounded annually.

                                  Individual Grants
                      -----------------------------------------
                                                                   Potential
                                                                Realizable Value
                                                                   at Assumed
                                                                Annual Rates of
                      Number of  Percent of Exercise              Stock Price
                      Securities   Total     Price              Appreciation for
                      Underlying  Options     Per               Option Term ($)
                       Options   Granted in  Share   Expiration ----------------
        Name          Granted(#)   1999 (%)   ($)       Date      5%       10%
        ----          ---------- ---------- -------- ---------- ------- --------
Tom Van Horn........  1,000,000     22.0%    $0.10    1/31/2009 $62,890 $159,374
Dennis Shepard (1)..    600,000     13.2      0.10     3/5/2009  37,734   95,625
Terry Miller........    160,000      3.5      0.10    1/31/2009  10,062   25,500
                         40,000      0.9      1.00   11/23/2009  25,156   63,750
Jon Engman..........    200,000      4.4      0.10    1/31/2009  12,578   31,875
Leslie Wallis.......     60,000      1.3      0.10    1/31/2009   3,773    9,562
                         40,000      0.9      0.10    4/27/2009   2,516    6,375
                         20,000      0.4      1.00   11/22/2009  12,578   31,875

--------
(1) Mr. Shepard resigned as our Chief Operating Officer effective February 28, 2000. In February 2000, Mr. Shepard exercised options to purchase 150,000 shares of common stock, the vesting of options to purchase 37,500 shares of common stock was accelerated, and his remaining 412,500 unvested options were canceled.

   Each of the options set forth above was granted pursuant to our 1999 Equity Incentive Plan and is subject to the terms of that plan. The options were granted at an exercise price equal to the fair market value of our common stock as determined by our Board of Directors on the date of grant. With the exception of the options held by Mr. Shepard, the options are fully exercisable and the shares purchasable upon exercise of such options are subject to repurchase by Mercata at the original exercise price paid per share if the optionee terminates his or her employment or attempts to transfer the shares before the shares have vested. In this context, "vested" means that the shares subject to, or issued upon exercise of, options are no longer subject to repurchase by Mercata. The grant to Mr. Van Horn vests over thirty-nine months at a rate of 9/48 of the shares subject to the option on October 3, 1998, and 1/48 of the shares subject to the option per month thereafter. The grant to Mr. Engman and the first grant to Mr. Miller vest over thirty-six months at a rate of 1/4 of the shares subject to the option on October 3, 1998, and 1/48 of the shares subject to the option per month thereafter. The remaining grants vest over forty-eight months at the rate of 1/4 of the shares subject to the option on the first anniversary of the vesting commencement date specified in the grant and 1/48 of the shares subject to the option per month thereafter.

   In 1999, we granted options to purchase up to a total of 4,547,600 shares to employees, directors and consultants under our 1999 Equity Incentive Plan at exercise prices equal to the fair market value of our common stock on the dates of grant, as determined in good faith by our Board of Directors.

   The potential realizable value is calculated assuming that the aggregate exercise price on the date of grant appreciates at the indicated rate for the entire term of the option and that the option is exercised and sold on the last day of its term at the appreciated price. All options listed have a term of 10 years. Stock price appreciation rates of 5% and 10% are assumed pursuant to the rules of the Securities and Exchange Commission. We can give no assurance that the actual stock price will appreciate over the 10-year option term at the assumed 5% and 10% levels or at any other defined level. Actual gains, if any, on stock option exercises will be dependent upon the future performance of our common stock. Unless the market price of the common stock appreciates over the option term, no value will be realized from the option grants made to the above officers.

                Aggregated Option Exercises in Last Fiscal Year

   The following table sets forth the number of shares acquired the by the officers listed in the Summary Compensation Table through the exercise of options in 1999 and the value realized on those exercises. The value realized is based on the fair market value of our common stock on the date of exercise, as determined by the Board of Directors, less the exercise price payable for the shares.

                                                Number of Securities
                                               Underlying Unexercised   Value of Unexercised In-
                          Number of            Options at Fiscal Year-    the-Money Options at
                           Shares     Value              End             Fiscal Year-End ($)(2)
                         Acquired on Realized ------------------------- -------------------------
          Name            Exercise      (1)   Exercisable Unexercisable Exercisable Unexercisable
          ----           ----------- -------- ----------- ------------- ----------- -------------

Tom Van Horn............     475,000 $427,500       4,167       520,833        $            $

Dennis Shepard (3)......           0        0           0       600,000

Terry Miller............      40,000   36,000      46,667       113,333

Jon Engman..............      30,000   27,000      78,333        91,667

Leslie Wallis...........      15,000   13,500       1,250       103,750

--------
(1) Equal to the fair market value of the purchased shares on the option exercise date, less the exercise price paid for such shares.
(2)  Based on the estimated public offering price of $      per share, minus
     the per share exercise price, multiplied by the number of shares underlying the option.
(3) Mr. Shepard resigned as our Chief Operating Officer effective February 28, 2000. In February 2000, Mr. Shepard exercised options to purchase 150,000 shares of common stock, the vesting of options to purchase 37,500 shares of common stock was accelerated, and his remaining 412,500 unvested options were canceled.

Employee Benefit Plans

1999 Equity Incentive Plan

   Our 1999 Plan was adopted by our Board of Directors in February 1999 and subsequently approved by our stockholders. Our 1999 Plan provides for the grant of incentive stock options to employees and nonstatutory stock options, stock appreciation rights, stock bonuses and rights to acquire restricted stock to our employees, directors and consultants. A total of 7,400,000 shares of common stock have been reserved for issuance under the 1999 Plan.

   As of March 1, 2000, options to purchase 2,560,094 shares of common stock were outstanding and 1,664,205 shares were available for future grant. Upon completion of this offering, the 1999 plan will terminate, no further option grants will be made under the 1999 Plan, and any shares reserved but not yet issued under the 1999 Plan will not be carried over into the 2000 Plan.

   Our Board of Directors administers the 1999 Plan and may determine the terms of options granted, including the exercise price, the number of shares subject to individual option awards and the vesting period of the options. The Board of Directors has delegated responsibility for approving option grants to new, non-officer employees to the Option Committee. These grants must be within guidelines prescribed by the Board of Directors. Grants to executive officers, directors, or subsequent option grants to existing employees however, require approval of the Board of Directors or the Compensation Committee. The exercise price of incentive stock option grants to employees cannot be lower than 100% of the fair market value of the common stock on the date of grant. In the case of incentive stock options granted to employees who are holders of more than 10% of our voting power, the exercise price cannot be less than 110% of the fair market value. The term of an incentive stock option cannot exceed ten years, and the term of an incentive stock option granted to a holder of more than 10% of our voting power cannot exceed five years. Nonstatutory options granted to employees, consultants or directors must have an exercise price of at least 50% of the fair market value on the date of grant. Options and stock purchase rights granted under our 1999 Plan generally become exercisable at the rate of 25% of the total number of shares subject to the option twelve months after the date of grant, and approximately 2.1% of the shares subject to the option each month thereafter. The Board of Directors may amend, suspend or terminate the 1999 Plan at any time as long as the amendment or termination does not impair the rights of plan participants with respect to outstanding options under the 1999 Plan.

   In February 2000, our Board of Directors authorized the amendment of certain stock option agreements to allow optionholders to purchase shares issuable under their option agreements before the shares have vested. All unvested shares issued under this early exercise provision are subject to repurchase by us at the original exercise price. All stock certificates representing exercised but unvested shares are held in escrow until the shares have vested.

   In the event we are acquired in a merger or asset purchase, the successor corporation will assume or substitute an equivalent option for each outstanding option under the 1999 Plan. In the event that the successor corporation refuses to assume or issue an equivalent option for each outstanding option, all outstanding options, stock appreciation rights, stock bonuses and rights to acquire restricted stock will become fully vested. After the date on which our stock is first listed (or approved for listing) on notice of issuance on any securities exchange or designated (or approved for designation) upon notice of issuance as a national market security on an interdealer quotation system, if Mercata undergoes a change in control and the successor corporation terminates an optionholder's status as an employee or consultant, other than for cause, within one month before or thirteen months following the change in control, then the optionholder's options will become fully vested.

2000 Equity Incentive Plan

   Our 2000 Plan was adopted by our Board of Directors in March 2000. We intend to submit the 2000 Plan to our stockholders for approval within 12 months of the date of adoption. It will become effective upon the closing of this offering. The 2000 Plan provides for the grant of incentive stock options to employees and nonstatutory stock options, stock bonuses and stock purchase rights to employees, directors and consultants. The 2000 Plan also provides for nondiscretionary grants of nonstatutory options to non-employee directors. Under this nondiscretionary grant mechanism, each non-employee director will receive an option to purchase 40,000 shares of our common stock at the time he or she first becomes a director. Our current directors will each receive this initial grant upon the closing of this offering. The initial grant will vest over four years in four equal annual installments. In addition, beginning upon the closing of this offering, each non-employee director who will serve on a committee of the Board during the following year will receive an option to acquire an additional 5,000 shares for each committee seat the director holds. Our current directors who serve on committees of the Board will each receive an annual grant upon the closing of this offering. Each of these annual option grants will vest in full one year from the date of grant. All options granted to non-employee directors under this nondiscretionary grant mechanism will have an exercise price equal to the fair market value of our common stock on the date of grant.

   A total of 4,500,000 shares of common stock have been reserved for issuance under the 2000 Plan. No shares or options have been issued under the 2000 Plan prior to this offering. An annual increase in the share reserve will be added on each January 1st beginning in 2001, equal to the lesser of:

  .  1,500,000 shares;

  .  5% of the outstanding shares on that date; or

  .  a lesser amount determined by the Board of Directors.

   Our Board of Directors or a committee thereof will administer the 2000 Plan and will determine the terms of options granted, including the exercise price, the number of shares subject to individual option awards and the vesting period of options. The exercise price of incentive stock option grants cannot be lower than 100% of the fair market value on the date of grant and, in the case of incentive stock options granted to employees who are holders of more than 10% of our voting power, not less than 110% of the fair market value. The exercise price of options granted to non-employee directors will be 100% of the fair market value on the date of grant. The exercise price of nonstatutory stock options may not be less than 85% of the fair market value on the date of grant. The term of an incentive stock option or a nonstatutory stock option cannot exceed ten years, and the term of an incentive stock option granted to a holder of more than 10% of our voting power cannot exceed five years. The terms of stock bonus awards and restricted stock awards are determined by the Board or committee thereof. Stock bonus awards and restricted stock awards may, but need not, be subject to a share repurchase option in favor of Mercata in accordance with a vesting schedule determined by the Board. Options and other awards granted under our 2000 Plan become exercisable as determined by the Board.

   If we are acquired in a merger or asset purchase, or if we dissolve or liquidate or otherwise undergo a "change in control", the successor corporation will assume or substitute an equivalent option for each outstanding option under the 2000 Plan. If the successor corporation refuses to assume or issue an equivalent option or other award for each outstanding option and award, however, the options and awards will become fully vested and exercisable. Following an assumption or substitution in connection with a merger or acquisition, if the successor corporation terminates an optionholder's status as an employee or consultant other than for cause within 12 months following such merger or acquisition, then the optionholder's options will become fully vested.

2000 Employee Stock Purchase Plan

   Our 2000 Purchase Plan was adopted by our Board of Directors in February 2000. We intend to submit the 2000 Purchase Plan to our stockholders for approval within 12 months of the date of adoption. It will become effective upon the closing of this offering. The 2000 Purchase Plan provides our employees with an opportunity to purchase our common stock through accumulated payroll deductions. A total of 250,000 shares of common stock has been reserved for issuance under the 2000 Purchase Plan, none of which has been issued prior to this offering. An annual increase in the share reserve under the 2000 Purchase Plan will be added on each January 1st, beginning in 2001, equal to the lesser of:

  .  125,000 shares;

  .  1% of the outstanding shares on that date; or

  .  a lesser amount determined by the Board of Directors.

   The 2000 Purchase Plan will be administered by our Board of Directors or by a committee appointed by the Board of Directors. The 2000 Purchase Plan will permit eligible employees to purchase common stock through payroll deductions of up to 15% of an employee's base compensation on each pay day during the offering period. However, no employee may purchase more than $25,000 worth of stock, determined at the fair market value of the shares at the time the right is granted, in one calendar year. Employees employed by us on a given enrollment date are eligible to participate during that offering period, provided they remain employed by us for the duration of that offering period.

   Unless the Board of Directors or its committee determines otherwise, the 2000 Purchase Plan will be implemented in a series of overlapping offering periods, each approximately 24 months in duration. However, the first offering period will be approximately 27 months in duration, beginning on the effective date of this offering. Offering periods contain four consecutive, six-month purchase periods, and will begin on the first trading day on or after February 1 and August 1 of each year and terminate on the last trading day in the period twenty-four months later.

   The first purchase period will commence on the date upon which the registration statement, of which this prospectus is a part, is declared effective by the Securities and Exchange Commission and terminate on the last trading day in the period ending July 31, 2000. If we are acquired, and the acquiring corporation refuses to assume all existing rights, offering and purchase periods then in progress will be shortened and all rights automatically exercised.

   The price at which common stock will be purchased under the 2000 Purchase Plan is equal to 85% of the fair market value of our common stock on the first day of the applicable offering period or the last day of the applicable purchase period, whichever is lower. Employees may end their participation in the offering period at any time, and participation automatically ends on termination of employment.

   The Board of Directors may amend or terminate the 2000 Purchase Plan at any time as long as the amendment or termination does not impair vesting rights of plan participants. The 2000 Purchase Plan will terminate in January 2010, unless terminated earlier in accordance with its provisions.

401(k) Plan

   Our employees currently are eligible to participate in the 401(k) plan of Vulcan Northwest Inc. ("The PGA Companies 401(k) Plan"). Pursuant to The PGA Companies 401(k) Plan, employees may elect to reduce their current compensation and have the amount of such reduction contributed to the plan. After the closing of this offering, we intend to establish a tax-qualified employee savings and retirement plan for which our employees will generally be eligible (the "401(k) Plan"). We intend for the 401(k) Plan to qualify under Section 401 of the Internal Revenue Code of 1986, as amended, so that contributions to the 401(k) Plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan, and so that our contributions, if any, will be deductible when made by us. To date, we have made no matching contributions. In the future, however, we may make discretionary matching contributions to the 401(k) Plan. Additionally, we may make annual discretionary profit sharing contributions in amounts to be determined annually by the Board of Directors.

Limitation of Liability and Indemnification Matters

   Our Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

  . any breach of their duty of loyalty to the corporation or its stockholders;

  . acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . unlawful payments of dividends or unlawful stock repurchases or redemptions; or

  . any transaction from which the director derived an improper personal benefit.

   Such limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

   Our Certificate of Incorporation and Bylaws provide that we shall indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by law. Our Bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the Bylaws would permit indemnification.

   Upon the closing of this offering, we intend to enter into agreements to indemnify our directors and certain officers, in addition to indemnification provided for in our Certificate of Incorporation or Bylaws. These agreements, among other things, will indemnify our directors and certain officers for certain expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by us, arising out of that person's services as our director or officer, or that person's services provided to any other company or enterprise at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers. We also intend to maintain liability insurance for our officers and directors.

   At present, we are not aware of any pending or threatened litigation or proceeding involving a director, officer, employee or agent in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

                           RELATED PARTY TRANSACTIONS

                              Sales of Securities

   Since our inception in September 1998, we have issued and sold securities to the persons identified below who are our directors, executive officers, or holders of more than 5% of our common stock. You may find more details about shares held by these purchasers in the "Principal Stockholders" section of this prospectus. Similarly, stock option grants to our directors and executive officers are described in this prospectus under the captions "Management --
 Board Compensation", "Management -- Executive Compensation" and "Principal Stockholders".

Common Stock and Notes

   On October 7, 1998, we issued 4,000,000 shares of our common stock to Paul
G. Allen, the sole stockholder of Vulcan Ventures Incorporated, at a price of $0.10 per share for an aggregate purchase price of $400,000. Mr. Allen subsequently assigned the shares to Vulcan Ventures in March 1999. As a result of the transactions discussed below, Vulcan Ventures currently holds 1,000,000 shares of common stock.

   From October 1998 to February 1999, we issued promissory notes to Mr. Allen in the aggregate principal amount of $3,600,000. The notes each bore interest at 6% per year and were payable upon demand at any time on or after December 31, 1999. Mr. Allen subsequently assigned the notes to Vulcan Ventures in March 1999 and, as a result of the conversions discussed below, the notes are no longer outstanding.

Preferred Stock

   In March 1999, we sold an aggregate of 14,000,000 shares of Series A preferred stock to Vulcan Ventures at a price per share of $1.05 for an aggregate purchase price of $14,700,000. In exchange for the Series A preferred stock, Vulcan Ventures assigned to us 3,000,000 shares of our outstanding common stock with an aggregate value of $300,000, canceled the $3,600,000 in promissory notes originally issued to Mr. Allen and then assigned to Vulcan Ventures, and paid us $10,800,000 in cash.

   In September 1999 and October 1999, we sold an aggregate of 11,200,000 shares of Series B preferred stock at a price per share of $3.125 for an aggregate purchase price of $35,000,000 to a group of private investors that included the following directors and 5% stockholders:

                                                                     Shares of
   Purchaser                                                    Series B Stock
   ---------                                                    --------------
   Global Retail Partners, L.P. and all affiliated entities....      2,240,000
   Highland Capital Partners IV Limited Partnership and all
    affiliated entities........................................      5,600,000
   Vulcan Ventures Incorporated................................      1,888,000
   Diane Daggatt...............................................         16,000
   Bert Kolde..................................................         16,000

   After the sale of our Series B preferred stock, Dan Nova, a general partner of the general partner of Highland Capital Partners, and Linda Fayne Levinson, a partner of Global Retail Partners, became members of our Board of Directors.

   In March 2000, we sold an aggregate of 2,522,250 shares of Series C preferred stock at a price per share of $11.89 for an aggregate purchase price of $30.0 million to a group of private investors that included the following directors and 5% stockholders:

                                                                  Shares of
   Purchaser                                                    Series C Stock
   ---------                                                    --------------
   Global Retail Partners, L.P. and all affiliated entities....        244,826
   Highland Capital Partners IV Limited Partnership and all
    affiliated entities........................................        611,730
   Vulcan Ventures Incorporated................................        573,145
   William D. Savoy............................................         21,019
   Diane Daggatt...............................................          2,102
   Bert Kolde..................................................          4,204

In addition, Waelinvest, S.A., an existing stockholder, purchased a note that, upon expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, will be converted into 840,750 shares of Series C preferred stock. Upon conversion of the note, Waelinvest will be a 5% stockholder and will hold an aggregate of 1,261,125 shares of Series C preferred stock.

   Pursuant to the sales of preferred stock described above, in September and October 1999, we entered into an Investor Rights Agreement, a Co-Sale Agreement and a Voting Agreement with the purchasers of our Series A and Series B preferred stock, and we amended and restated these agreements in March 2000 to include the purchasers of our Series C preferred stock. The purchasers listed in the table above are parties to each of the agreements. Except for the registration rights granted under the Amended and Restated Investor Rights Agreement, all of the rights described below pursuant to the Amended and Restated Investor Rights Agreement, the Amended and Restated Co-Sale Agreement and the Amended and Restated Voting Agreement will terminate upon the closing of this offering.

   Under the Amended and Restated Investor Rights Agreement, we agreed to provide financial information to purchasers of our preferred stock on an ongoing basis, as well as registration rights with respect to their shares of common stock, including common stock issuable upon conversion of their preferred stock. For a complete description of the registration rights, see "Description of Capital Stock -- Registration Rights". Also, pursuant to the Amended and Restated Investor Rights Agreement, holders of at least 300,000 shares (including shares held by their affiliates) have a right of first refusal to purchase a pro rata share of any securities that we propose to issue except, among other things, shares that we issue pursuant to this registration statement.

   Pursuant to the Amended and Restated Co-Sale Agreement, all of the purchasers of our preferred stock, other than Vulcan Ventures, have the right to participate pro rata in sales of shares by Vulcan Ventures, except for sales to affiliates of Vulcan Ventures, sales to the public and repurchases by Mercata of shares held by Vulcan Ventures.

   Under the Amended and Restated Voting Agreement, the purchasers of our preferred stock agreed to vote their shares to elect directors to our Board of Directors as follows: one representative of Global Retail Partners Funding, Inc., two representatives of Vulcan Ventures, one representative of Highland Capital Partners IV Limited Partnership, one representative of the holders of a majority of our common stock and our Chief Executive Officer. See
"Management --  Voting Agreement".

                       Transactions with Related Parties

   We have entered into a number of agreements and transactions with companies affiliated with our directors and 5% stockholders. They include the following:

     Vulcan Northwest. We sublease approximately 17,332 square feet of office space from Vulcan Northwest at lease rates of approximately $37,000 per month, which we believe approximates fair market rates. In addition, for insurance purposes, we are named as an additional insured under an umbrella policy covering the Paul G. Allen group of companies.

     Vulcan Ventures. On September 10, 1999, we signed a promissory note in favor of Vulcan Ventures pursuant to which we were able to borrow up to $10.0 million at the prime interest rate as reported in the Wall Street Journal. All funds borrowed by us were payable on demand. We have repaid the outstanding balance in full. We canceled this note in March 2000.

     Go2Net. In May of 1999, we entered into a Web linking agreement with Go2Net involving a number of links and ad placements throughout Go2Net's network of Web sites. The agreement required payments to Go2Net over a 9-month period for a variety of specific placements and guaranteed minimum impressions for us on Go2Net's network. In February 2000, we entered into an addendum to the agreement, pursuant to which Go2Net joined the We-Commerce Network of Web sites. This addendum requires no additional payments by either party. In March 2000, we entered into a new advertising agreement with Go2Net, pursuant to which Go2Net will provide us services similar to those provided under the Web linking agreement, at similar monthly costs to us. William Savoy, Diane Daggatt and Linda Fayne Levinson are directors of Go2Net, and Vulcan Ventures is a significant shareholder of Go2Net.

     Seattle Seahawks. In July 1999, we entered into a contract with Football Northwest LLC, owner of the Seattle Seahawks franchise of the National Football League, pursuant to which we received numerous ad placements, including television commercials, "live" commentator announcements, stadium announcements and billboard placements, during the telecast of each preseason Seahawks game. In addition, the Seahawks produced, at their own cost, a television ad featuring one of the Seahawks players that was used as one of the ad spots shown during the preseason telecasts. Total consideration paid by us for these promotional benefits was $40,000. In August 1999, we agreed with Football Northwest to extend the Seahawk promotions into the regular season. This contract involved various print, in-stadium, and certain television network promotions within the Seahawk's weekly "Seahawks Saturday" show. Total consideration paid by us for these promotions was $67,000. In March 2000, we entered into a We-Commerce Network Services Agreement, pursuant to which Football Northwest LLC joined the We-Commerce Network. The agreement requires that we pay a 5% commission on revenues from sales made on the Seahawks.com Web site through the We-Commerce Network. Paul Allen owns Football Northwest Management Inc., which owns Football Northwest LLC.

     Portland Trailblazers. In October 1999, we entered into a sponsorship agreement with the Portland Trailblazers National Basketball Association franchise, pursuant to which we will receive numerous television commercials, in-game features, live PowerBuy announcements, print advertising, in-arena promotions and on-line banner advertising. The approximate consideration for the sponsorship agreement is $130,000. Paul Allen owns Trail Blazers, Inc., which owns the Portland Trailblazers. Bert Kolde is a director of Trail Blazers, Inc.

     CyberSource. In March 1999, we entered into a contract with CyberSource Corporation for fraud checking and other services, which we expect will involve payments to CyberSource of over $60,000 per year. Bert Kolde and Linda Fayne Levinson both are directors of CyberSource.

     BeFree, Inc. On August 5, 1999, we entered into a contract with BeFree, Inc., pursuant to which BeFree will support our affiliate program. The agreement requires us to pay BeFree a percentage of monthly net sales generated through our affiliate programs that are supported by BeFree. We expect these fees to exceed $60,000 per year. Highland Capital Partners is a significant shareholder of BeFree, and Dan Nova is a director of BeFree.

   We believe that all transactions with affiliates described above were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. We expect that a majority of the independent and disinterested outside directors on our Board of Directors will approve all future transactions between us and our officers, directors, principal stockholders and their affiliates. We expect that such transactions will continue to be on terms no less favorable to us than we could obtain from unaffiliated third parties.

   We plan to enter into indemnification agreements with our executive officers and directors for the indemnification of and advancement of expenses to such persons to the fullest extent permitted by law. We also intend to enter into these agreements with our future directors and executive officers. For a description of limitations of liability and certain indemnification arrangements with respect to our directors and officers, see "Management --
 Limitation of Liability and Indemnification Matters".

                             PRINCIPAL STOCKHOLDERS

   The following table sets forth information with respect to beneficial ownership of our common stock as of March 1, 2000, and as adjusted to reflect the sale of common stock offered hereby, as to:

  . each person (or group of affiliated persons) known by us to own beneficially more than 5% of our outstanding common stock;

  . each of our directors and each executive officer named in the Summary Compensation Table; and

  .  all of our directors and executive officers as a group.

   Unless otherwise indicated, the address for each of the named individuals is c/o Mercata, Inc., 110 - 110th Avenue N.E., Bellevue, WA 98004-5840. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by them.

                                                         Percentage of
                                                            Shares
                                          Number of   Beneficially Owned
                                            Shares    ----------------------
                                         Beneficially  Before        After
Name                                        Owned     Offering     Offering
----                                     ------------ ---------    ---------
5% Stockholders: (1)
  Global Retail Partners, L.P. and
   affiliated entities (2).............    2,484,826      7.8%
    2121 Avenue of the Stars, 30th
    Floor Los Angeles, CA 90067
  Highland Capital Partners IV Limited
   Partnership and affiliated entities
   (3).................................    6,211,730     19.5
    c/o Seth Berry, Hutchins, Wheeler &
    Dittmar 101 Federal Street
    Boston, MA 02110
  Vulcan Ventures Incorporated.........   17,461,145     54.7
    110 - 110th Avenue N.E., Suite 550
    Bellevue, WA 98004-5862
Executive Officers and Directors:
  Tom Van Horn (4).....................    1,431,510      4.5
  Terry Miller (5).....................      245,000        *
  Dennis Shepard (6)...................      187,500        *
  Jon Engman (7).......................      200,000        *
  Leslie Wallis (8)....................      119,000        *
  William Savoy........................       21,019        *
  Diane Daggatt........................       18,102        *
  Bert Kolde...........................       20,204        *
  Linda Fayne Levinson.................           --        *
  Samir Master.........................           --        *
  Dan Nova.............................           --        *
All directors and executive officers as
 a group
 (13 persons) (9)......................    3,192,335      9.7%

--------
 *   Less than one percent.
(1) In March 2000, we issued a $10.0 million note to Waelinvest, which automatically will convert into 840,750 shares of Series C preferred stock upon the expiration of the waiting period under Hart-Scott-Rodino Antitrust Improvements Act of 1976. If this conversion occurs, Waelinvest will be a 5% stockholder.
(2) Includes the following shares held by affiliated entities: DLJ Diversified Partners (427,953 shares), DLJ Diversified Partners - A, L.P. (158,920 shares), DLJ ESC II L.P. (24,721 shares), Global Retail Partners Funding, Inc. (98,890 shares), GRP Partners, L.P. (93,363 shares).

(3) Includes 248,469 shares held by Highland Entrepreneurs' Fund IV Limited Partnership.
(4) Includes 16,510 shares of common stock held by the 1999 Halbert Family Trust, of which Mr. Van Horn's wife is Co-Trustee; and 862,501 shares of common stock subject to a repurchase right in favor of Mercata.
(5) Includes 15,000 shares of common stock held by the Miller Family Trust and outstanding options to purchase 210,000 shares exercisable within 60 days of March 1, 2000.
(6) Mr. Shepard resigned as our Chief Operating Officer effective February 28, 2000. In February 2000, Mr. Shepard exercised options to purchase 150,000 shares of common stock and the vesting of options to purchase 37,500 shares of common stock was accelerated.
(7) Includes outstanding options to purchase 135,000 shares exercisable within 60 days of March 1, 2000.
(8) Includes outstanding options to purchase 52,500 shares exercisable within 60 days of March 1, 2000 and 36,250 shares of common stock subject to a repurchase right in favor of Mercata.
(9) Includes outstanding options to purchase 1,035,000 shares exercisable within 60 days of March 1, 2000 and 1,248,751 shares of common stock subject to a repurchase right in favor of Mercata.

   Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated by the footnotes to the table, we believe, based on information furnished to us, that the persons and entities named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Percentage of beneficial ownership is based on 31,927,951 shares of common stock outstanding as of March 1, 2000, as adjusted to reflect the conversion of all outstanding shares of preferred stock upon the closing of this offering and treating as outstanding all options exercisable within 60 days of March 1, 2000, held by the optionee. Shares subject to options, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other stockholder. Percentage of beneficial ownership after the offering is also based on shares of common stock outstanding after the completion of the offering, assuming no exercise of the underwriters' over-allotment option.

                          DESCRIPTION OF CAPITAL STOCK

   Upon the completion of this offering, our authorized capital stock will
consist of     shares of common stock, $0.001 par value, and 5,000,000 shares of preferred stock, $0.001 par value. The following description of our capital stock does not purport to be complete. This description is subject to and qualified in its entirety by our Certificate of Incorporation and Bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the provisions of Delaware law.

Common Stock

   As of March 1, 2000, there were 4,205,701 shares of common stock outstanding
that were held of record by 61 stockholders. There will be       shares of
common stock outstanding after giving effect to the sale of common stock in this offering.

   The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably those dividends, if any, that may be declared from time to time by our Board of Directors out of funds legally available for dividends. See "Dividend Policy". In the event of the liquidation, dissolution or winding up of Mercata, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock does not have cumulative voting rights. The common stock has no preemptive or conversion rights or other subscription rights. No redemption or sinking fund provisions apply to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued upon completion of this offering will be fully paid and nonassessable.

Preferred Stock

   Subject to stockholder approval, at the closing of this offering our Board of Directors will have the authority to issue preferred stock in one or more series and to fix or alter from time to time the designation, powers, preferences and rights of the shares of each such series, and the qualifications, limitations or restrictions of any wholly unissued series of preferred stock, and to establish from time to time the number of shares constituting any such series. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Mercata without further action by the stockholders. For example, our Board of Directors could issue preferred stock that has the power to prevent a change of control transaction. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control to others. Upon the closing of this offering, no shares of preferred stock will be outstanding, and we currently have no plans to issue any of the preferred stock.

Registration Rights

   At the closing of this offering, the holders of 28,722,250 shares of common stock will be entitled to rights with respect to the registration of such shares ("Registrable Securities") under the Securities Act. Registrable Securities include shares of our common stock issued upon conversion of our Series A, Series B and Series C preferred stock, as well as 1,000,000 shares of our common stock held by Vulcan Ventures Incorporated. Beginning 180 days after this offering, holders of such securities may require us to use our best efforts to file a registration statement under the Securities Act, provided that the proposed aggregate offering price exceeds $25,000,000. If we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders exercising registration rights, such holders are entitled to notice of such registration and are entitled to include shares of common stock in such registration, subject to the ability of the underwriters to limit the number of shares included in the offering. Furthermore, holders of Registrable Securities may require us to register all or a portion of their common stock subject to these rights on Form S-3, when use of this form becomes available, provided that, among other limitations, the proposed aggregate offering price would be at least $2,000,000. All fees and expenses of such registrations (other than underwriting discounts and commissions) will be borne by us. The registration rights of a holder terminate when the holder can, within a three-month period, offer and sell all of his or her registrable securities pursuant to Rule 144 and, as to all holders, three years after this offering.

Antitakeover Effects of Charter Documents, Delaware Law and Washington Law

   Provisions of our Certificate of Incorporation and Bylaws may be deemed to have an antitakeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in his best interest, including those attempts that might result in a premium over the market price for the shares held by our stockholders.

   Advance Notice Requirements for Stockholder Proposals and Director Nominations. The Bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice must be delivered to or mailed and received at our principal executive offices not less than 60 days or more than 90 days prior to the first anniversary of our previous year's annual meeting. The Bylaws also specify requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

   Authorized But Unissued Shares. The authorized but unissued shares of common stock and preferred stock will be available for future issuance without stockholder approval following the closing of this offering. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

   Classified Board of Directors; Removal. Subject to stockholder approval, following this offering, our Board of Directors will be divided into three classes. The classification of the Board of Directors will have the effect of requiring at least two annual stockholder meetings, instead of one, to replace a majority of the directors which could have the effect of delaying or preventing a change in control of Mercata. Subject to the rights of the holders of any outstanding series of preferred stock, the Certificate of Incorporation authorizes only the Board of Directors to fill vacancies, including newly created directorships. Subject to stockholder approval, the Certificate of Incorporation also will provide that directors may be removed by stockholders only for cause and only by the affirmative vote of holders of a majority of the outstanding shares of voting stock.

   Right of First Refusal. Our Bylaws provide Mercata with a right of first refusal with respect to certain transfers of stock by existing stockholders. This right of first refusal will expire upon the closing of this offering.

   Business Combination Statutes. In addition, we are subject to the provisions of Section 203 of the Delaware General Corporation Law. Subject to exceptions,
Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years from the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained this status with the approval of the Board of Directors or unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock. This statute could prohibit or delay the accomplishment of mergers or other takeover or change in control in attempts with respect to Mercata and, accordingly, may discourage attempts to acquire Mercata. Although a corporation may opt out of this statute, we have not.

   Finally, the laws of Washington, where our principal executive offices are located, impose restrictions on transactions between foreign corporations and significant stockholders. Chapter 23B.19 of the Washington Business Corporation Act generally prohibits a target corporation from engaging in significant business transactions with an acquiring person. An acquiring person is defined as a person or group of persons that beneficially owns 10% or more of the voting securities of the target corporation, for a period of five years after the acquisition, unless a majority of the members of the target corporations's board of directors approves the transaction before the acquisition. Prohibited transactions include

  . a merger or consolidation with, disposition of assets to, or issuance or redemption of stock to or from, the acquiring person;

  . termination of 5% or more of the employees of the target corporation as a result of the acquiring person's acquisition of 10% or more of the shares; and

  . allowing the acquiring person to receive any disproportionate benefit as a stockholder.

   After the five-year period, a significant business transaction may take place so long as it complies with the fair price provisions of the statute or is approved at an annual or special meeting of stockholders. A target corporation includes a foreign corporation if

  .  the corporation's principal executive office is located in Washington;

  . any of (a) more than 10% of the corporation's stockholders of record are Washington residents, (b) more than 10% of its shares of record are owned by Washington residents or (c) 1,000 or more of its stockholders of record are Washington residents;

  . a majority of the corporation's employees are Washington residents or more than 1,000 Washington residents are employees of the corporation; and

  . a majority of the corporation's tangible assets are located in Washington or the corporation has more than $50 million of tangible assets located in Washington.

   A corporation may not opt out of this statute. If we continue to meet the definition of a target corporation, Chapter 23B.19 of the Washington Business Corporation Act may have the effect of delaying, deferring or preventing a change of control of Mercata.

Transfer Agent and Registrar

   The Transfer Agent and Registrar for our common stock is ChaseMellon Shareholder Services, L.L.C.

Listing

   We have applied to list our common stock on the Nasdaq National Market of the Nasdaq Stock Market, Inc. under the trading symbol "MCTA".

                        SHARES ELIGIBLE FOR FUTURE SALE

   Prior to the offering, there was no public market for our common stock. Based on shares outstanding at March 1, 2000, upon completion of the offering
we will have       shares of common stock outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options.
Of these outstanding shares, the       shares sold in the offering will be
freely tradeable without restrictions or further registration under the Securities Act, unless such shares are purchased by our affiliates as that term is defined in Rule 144 under the Securities Act.

Sales of Restricted Shares

   The remaining 31,927,951 shares of common stock outstanding after the offering are restricted securities under Rule 144 or Rule 701. Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144, 144(k) or 701 promulgated under the Securities Act, which are summarized below. No restricted shares will be available for resale in the public market in reliance on Rule 144(k) on the date of this prospectus. Upon expiration of the lock-up agreements described below, 180 days after the date of this prospectus, an additional 28,075,701 shares will be available for resale in the public market in reliance on Rule 144.

   Rule 144. In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned restricted shares for at least one year is entitled to sell a number of shares within any three-month period that cannot exceed the greater of one percent of the number of shares of common stock then outstanding, which will equal
approximately      shares immediately after the offering, and the average
weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale. Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about Mercata. Rule 144 also provides that affiliates who are selling shares of common stock that are not restricted shares must nonetheless comply with the same restrictions applicable to restricted shares, with the exception of the holding period requirement.

   Rule 144(k). Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Accordingly, unless otherwise restricted, these shares may therefore be sold immediately upon the completion of the offering. Because Mercata was formed less than two years ago, no shares will be available for resale in the public market in reliance on Rule 144(k) on the date of this prospectus.

Options

   Rule 701 provides that the shares of common stock acquired upon the exercise of currently outstanding options or pursuant to other rights granted under our stock plans may be resold (to the extent not subject to the lock-up agreements) by persons, other than affiliates, beginning 90 days after the date of this prospectus, subject only to the manner of sale provisions of Rule 144, and by affiliates under Rule 144, without compliance with its one-year minimum holding period, subject to certain limitations. As of the date of this prospectus, the Board of Directors has authorized an aggregate of up to 7,400,000 shares of common stock for issuance pursuant to our 1999 Plan. As of March 1, 2000, options to purchase a total of 2,560,094 shares of common stock were outstanding, 1,091,918 of which options are exercisable. Of the total shares issuable pursuant to such options, all are subject to contractual lock-up agreements with the Company. At the completion of this offering an aggregate of 4,750,000 shares of common stock will be reserved for issuance under our 2000 Plan and our 2000 Purchase Plan, and no further options or other stock awards may be granted under our 1999 Plan.

   We intend to file one or more registration statements on Form S-8 under the Securities Act following the offering to register the shares of common stock which are issuable pursuant to our stock option and stock purchase plans. These registration statements are expected to become effective upon filing. Shares covered by these registration statements will then be eligible for sale in the public markets, subject to any applicable lock-up agreements and to Rule 144 limitations applicable to affiliates.

Lock-up Agreements

   Except for sales of common stock to the underwriters pursuant to the underwriting agreement and in limited other transactions, Mercata, our executive officers and directors and some of our stockholders and optionholders have agreed not to, among other things, sell or otherwise dispose of, directly or indirectly, any shares of common stock (or any security convertible into or exchangeable or exercisable for common stock) without the prior written consent of Goldman, Sachs & Co. for a period of 180 days from the date of this prospectus. Goldman, Sachs & Co. may, in its sole discretion, at any time and without notice, release for sale in the public market all or any portion of the shares subject to the lock-up agreements.

Registration Rights

   Registration rights held by certain of our stockholders are described in this prospectus under the caption "Description of Capital Stock -- Registration Rights".

Effects of Sales of Shares

   Prior to the offering, there has been no public market for our common stock. No predictions can be made as to the effect, if any, that market sales of shares of our common stock from time to time, or the availability of shares for future sale, may have on the market price for our common stock. Sales of substantial amounts of common stock, or the perception that such sales could occur, could adversely effect prevailing market prices for our common stock and could impair our future ability to obtain capital through an offering of equity securities.

                                  UNDERWRITING

   Mercata and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., Bear, Stearns & Co. Inc. and FleetBoston Robertson Stephens Inc. are the representatives of the underwriters.

                                                                       Number of
                             Underwriters                               Shares
                             ------------                              ---------
Goldman, Sachs & Co...................................................
Bear, Stearns & Co. Inc...............................................
FleetBoston Robertson Stephens Inc....................................
                                                                         -----
  Total...............................................................
                                                                         =====

                               ----------------

   If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional shares from Mercata to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

   The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by Mercata. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

                                                            Paid by Mercata
                                                       -------------------------
                                                       No Exercise Full Exercise
                                                       ----------- -------------
Per Share.............................................    $            $
                                                          -----        -----
  Total...............................................
                                                          =====        =====

   Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a
discount of up to $       per share from the initial public offering price. Any
such securities dealers may resell any shares purchased from the underwriters
to certain other brokers or dealers at a discount of up to $       per share
from the initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

   Mercata, its directors, officers and certain of its stockholders have agreed with the underwriters not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of the representatives. Please see "Shares Eligible for Future Sale" for a discussion of certain transfer restrictions.

   At Mercata's request, the underwriters have reserved, at the initial public
offering price, up to       shares of common stock for sale to certain
directors, officers, employees and friends of

Mercata. There can be no assurance that any of the reserved shares will be so purchased. The number of shares available for sale to the general public in the offering will be reduced by the number of reserved shares sold. Any reserved shares not purchased will be offered to the general public on the same basis as the other shares offered in this prospectus.

   Prior to this offering, there has been no public market for the shares. The initial public offering price will be negotiated among Mercata and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be Mercata's historical performance, estimates of its business potential and earnings prospects, an assessment of its management and the consideration of the above factors in relation to market valuation of companies in related businesses.

   Mercata has applied to list the common stock on the Nasdaq National Market under the symbol "MCTA".

   In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

   The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

   These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

   The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

   Mercata estimates that its share of the total expenses of the offering,
excluding underwriting discounts and commissions, will be approximately $     .

   Mercata has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

   The validity of the issuance of the common stock offered hereby will be passed upon for us by Cooley Godward LLP, Kirkland, Washington. Certain legal matters in connection with this offering will be passed upon for the underwriters by Perkins Coie llp, Seattle, Washington.

                                    EXPERTS

   The financial statements and schedule of Mercata, Inc. as of December 31, 1998 and 1999 and for the period from September 23, 1998 (inception) to December 31, 1998, and the year ended December 31, 1999, have been included in this prospectus and in the registration statement in reliance upon the report of KPMG LLP, independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

   We have filed with the SEC a registration statement on Form S-1 under the Securities Act that registers the shares of our common stock to be sold in this offering. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and our capital stock. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this document.

   In addition, we file reports, proxy statements and other information with the SEC under the Securities Exchange Act. You may read and copy this information at the following public reference rooms of the Commission:

   Washington, D.C.            New York, New York         Chicago, Illinois
   450 Fifth Street, N.W.,     7 World Trade Center       500 West Madison Street
   Room 1024                   Suite 1300                 Suite 1400
   Washington, D.C. 20549      New York, NY 10048         Chicago, IL 60661-2511

   You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet Web site that contains reports, proxy statements and other information about issuers, like Mercata, who file electronically with the SEC. The address of that site is http://www.sec.gov.

   We intend to furnish our stockholders with annual reports containing audited financial statements, and make available to our stockholders quarterly reports for the first three quarters of each year containing unaudited interim financial information.

                         INDEX TO FINANCIAL STATEMENTS

                                 MERCATA, INC.

                                                                            Page
                                                                            ----
Independent Auditors' Report..............................................  F-2

Balance Sheets at December 31, 1998 and December 31, 1999.................  F-3

Statements of Operations for the Period from September 23, 1998
 (inception) to December 31, 1998 and fiscal year ended December 31,
 1999.....................................................................  F-4

Statements of Stockholders' Equity (Deficit) for the Period from September
 23, 1998 (inception) to December 31, 1998 and fiscal year ended December
 31, 1999.................................................................  F-5

Statements of Cash Flows for the Period from September 23, 1998
 (inception) to December 31, 1998 and fiscal year ended December 31,
 1999.....................................................................  F-6

Notes to Financial Statements.............................................  F-7

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
Mercata, Inc.:

   We have audited the accompanying balance sheets of Mercata, Inc. as of December 31, 1998 and 1999, and the related statements of operations, stockholders' equity (deficit), and cash flows for the period from September 23, 1998 (inception) to December 31, 1998 and the year ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mercata, Inc. as of December 31, 1998 and 1999, and the results of its operations and its cash flows for the period from September 23, 1998 (inception) to December 31, 1998 and the year ended December 31, 1999 in conformity with generally accepted accounting principles.

/s/ KPMG LLP
Seattle, Washington
March 8, 2000

                                 MERCATA, INC.

                                 BALANCE SHEETS

                                                                     Pro Forma
                                      December 31,  December 31,  at December 31,
                                          1998          1999           1999
                                      ------------  ------------  ---------------
               Assets                                               (Unaudited)
Current assets:
  Cash and cash equivalents.........  $   813,243   $ 13,874,040   $ 53,874,040
  Accounts receivable, net of
   allowance for doubtful accounts
   of $50,000 in 1999...............           --        403,085        403,085
  Inventories.......................           --      1,511,711      1,511,711
  Prepaid marketing expenses........           --      2,843,491      2,843,491
  Other prepaid expenses and current
   assets...........................      163,131        234,694        234,694
                                      -----------   ------------   ------------
Total current assets................      976,374     18,867,021     58,867,021
Property and equipment, net.........      844,129      3,809,077      3,809,077
Deposits and other assets...........       38,431        116,964        116,964
                                      -----------   ------------   ------------
                                      $ 1,858,934   $ 22,793,062   $ 62,793,062
                                      ===========   ============   ============
Liabilities and Stockholders' Equity
              (Deficit)
Current liabilities:
  Accounts payable..................  $   602,455   $  8,861,933   $  8,861,933
  Accrued compensation..............      169,779        489,692        489,692
  Accrued marketing expenses........           --        629,177        629,177
  Other current liabilities.........      222,116        576,761        576,761
  Notes payable to stockholder......    2,400,000             --             --
  Convertible note payable..........           --             --     10,000,000
                                      -----------   ------------   ------------
Total current liabilities...........    3,394,350     10,557,563     20,557,563
                                      -----------   ------------   ------------
Commitments, contingencies and
 subsequent events
Stockholders' equity (deficit):
 Convertible preferred stock, $.001
  par value; authorized shares--
  30,000,000:
  Series A preferred stock,
  14,000,000 shares designated
  Issued and outstanding shares--
   14,000,000 shares in 1999;
   aggregate liquidation preference
   of $14,700,000. (No shares
   issued and outstanding pro
   forma)...........................           --         14,000             --
  Series B preferred stock,
  12,000,000 shares designated
  Issued and outstanding shares--
   11,200,000 shares in 1999;
   aggregate liquidation preference
   of $35,000,000. (No shares
   issued and outstanding pro
   forma)...........................           --         11,200             --
  Series C preferred stock,
  4,000,000 shares designated
  Issued and outstanding shares--no
   shares in 1999 (no shares issued
   and outstanding pro forma).......           --             --             --
 Common stock, $.001 par value;
  Authorized shares--40,000,000:
  Issued and outstanding shares--
   4,000,000 shares in 1998 and
   1,757,882 shares in 1999,
   respectively. (29,480,132 shares
   issued and outstanding pro
   forma)...........................        4,000          1,758         29,480
  Additional paid-in capital........      396,000     53,076,005     83,073,483
  Deferred stock-based
   compensation.....................          --      (2,839,609)    (2,839,609)
  Accumulated deficit...............   (1,935,416)   (38,027,855)   (38,027,855)
                                      -----------   ------------   ------------
Total stockholders' equity
 (deficit)..........................   (1,535,416)    12,235,499     42,235,499
                                      -----------   ------------   ------------
                                      $ 1,858,934   $ 22,793,062   $ 62,793,062
                                      ===========   ============   ============

                See accompanying notes to financial statements.

                                 MERCATA, INC.

                            STATEMENTS OF OPERATIONS

                                               Period from
                                            September 23, 1998
                                              (inception) to      Year Ended
                                            December 31, 1998  December 31, 1999
                                            ------------------ -----------------
Net revenues..............................     $        --       $  6,308,444
Cost of revenues..........................              --          5,775,545
                                               -----------       ------------
  Gross profit............................              --            532,899
Operating expenses:
  Sales and marketing.....................         498,084         29,683,461
  Technology and development..............         664,216          3,914,898
  General and administrative..............         760,817          3,493,809
                                               -----------       ------------
    Total operating expenses..............       1,923,117         37,092,168
                                               -----------       ------------
Operating loss............................      (1,923,117)       (36,559,269)
Interest income (expense), net............         (12,299)           466,830
                                               -----------       ------------
Net loss..................................     $(1,935,416)      $(36,092,439)
                                               ===========       ============
Basic and diluted net loss per common
 share....................................     $     (0.48)      $     (21.33)
                                               ===========       ============
Weighted average shares outstanding used
 to compute basic and diluted net loss per
 common share.............................       4,000,000          1,692,382
                                               ===========       ============


                See accompanying notes to financial statements.

                                 MERCATA, INC.

                 STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                        Convertible Preferred Stock
                   -------------------------------------
                        Series A           Series B        Common Stock      Additional    Deferred                  Stockholders'
                   ------------------ ------------------ ------------------    Paid-in   Stock-based   Accumulated      Equity
                     Shares   Amount    Shares   Amount    Shares    Amount    Capital   Compensation    Deficit       (Deficit)
                   ---------- ------- ---------- ------- ----------  ------  ----------- ------------  ------------  -------------
Balances at
September 23,
1998
(inception)......          -- $    --         -- $    --         --  $   --  $        -- $        --   $         --   $        --
 Issuance of
 common stock....                                         4,000,000   4,000      396,000                                  400,000
 Net loss........                                                                                        (1,935,416)   (1,935,416)
                   ---------- ------- ---------- ------- ----------  ------  ----------- -----------   ------------   -----------
Balances at
December 31,
1998.............          --      --         --      --  4,000,000   4,000      396,000          --     (1,935,416)   (1,535,416)
 Issuance of
 Series A
 preferred stock
 for cash........  10,285,715  10,286                                         10,789,714                               10,800,000
 Issuance of
 Series A
 preferred stock
 in exchange for
 common stock....     285,714     286                    (3,000,000) (3,000)       2,714                                       --
 Issuance of
 Series A
 preferred stock
 in exchange for
 notes payable...   3,428,571   3,428                                          3,596,572                                3,600,000
 Issuance of
 Series B
 preferred stock
 for cash, net of
 offering costs
 of $60,486......                     10,433,333  10,433                      32,533,246                               32,543,679
 Issuance of
 Series B
 preferred stock
 in exchange for
 notes payable,
 net of offering
 costs of
 $4,454..........                        766,667     767                       2,390,614                                2,391,381
 Deferred stock-
 based
 compensation
 related to stock
 options.........                                                              3,292,115  (3,292,115)                          --
 Amortization of
 deferred stock-
 based
 compensation....                                                                            452,506                      452,506
 Stock options
 exercised.......                                           757,882     758       75,030                                   75,788
 Net loss........                                                                                       (36,092,439)  (36,092,439)
                   ---------- ------- ---------- ------- ----------  ------  ----------- -----------   ------------   -----------
Balances at
December 31,
1999.............  14,000,000 $14,000 11,200,000 $11,200  1,757,882  $1,758  $53,076,005 $(2,839,609)  $(38,027,855)  $12,235,499
                   ========== ======= ========== ======= ==========  ======  =========== ===========   ============   ===========

                See accompanying notes to financial statements.

                                 MERCATA, INC.

                            STATEMENTS OF CASH FLOWS

                                               Period from
                                            September 23, 1998
                                              (inception) to      Year Ended
                                            December 31, 1998  December 31, 1999
                                            ------------------ -----------------
Operating activities:
 Net loss.................................     $(1,935,416)      $(36,092,439)
 Adjustments to reconcile net loss to net
  cash used in operating activities:
  Depreciation and amortization...........          12,438            822,220
  Amortization of stock-based
   compensation...........................              --            452,506
  Changes in operating assets and
   liabilities:
   Accounts receivable....................              --           (403,085)
   Inventories............................              --         (1,511,711)
   Prepaid marketing expenses.............              --         (2,843,491)
   Other prepaid expenses and current
    assets................................        (163,131)           (71,563)
   Deposits and other assets..............         (38,431)           (78,533)
   Accounts payable.......................         602,455          8,259,478
   Accrued compensation...................         169,779            319,913
   Accrued marketing expenses.............              --            629,177
   Other current liabilities..............         222,116            354,645
                                               -----------       ------------
    Net cash used in operating
     activities...........................      (1,130,190)       (30,162,883)
                                               -----------       ------------
Investing activities--purchase of property
 and equipment............................        (856,567)        (3,787,168)
                                               -----------       ------------
Financing activities:
 Proceeds from issuance of common stock...         400,000                 --
 Proceeds from exercise of stock options..              --             75,788
 Proceeds from issuance of Series A
  preferred stock.........................              --         10,800,000
 Proceeds from issuance of Series B
  preferred stock, net of offering costs..              --         32,539,225
 Proceeds from issuance of notes payable..       2,400,000          5,595,835
 Principal payments of notes payable......              --         (2,000,000)
                                               -----------       ------------
    Net cash provided by financing
     activities...........................       2,800,000         47,010,848
                                               -----------       ------------
Net increase in cash and cash
 equivalents..............................         813,243         13,060,797
Cash and cash equivalents at beginning of
 period...................................              --            813,243
                                               -----------       ------------
Cash and cash equivalents at end of
 period...................................     $   813,243       $ 13,874,040
                                               ===========       ============
Supplemental disclosure of cash flow
 information:
  Cash paid for interest..................     $        --       $     61,698
Supplemental disclosure of non-cash
 financing and investing activities:
 Exchange of common stock for Series A
  preferred stock.........................     $        --       $    300,000
 Exchange of notes payable for Series A
  preferred stock.........................     $        --       $  3,600,000
 Conversion of notes payable to Series B
  preferred stock.........................     $        --       $  2,395,835

                See accompanying notes to financial statements.

                                 MERCATA, INC.

                         NOTES TO FINANCIAL STATEMENTS

(1) Business and Summary of Significant Accounting Policies

  (a) Description of Business

   Mercata, Inc. (Company) is a provider of Internet-based demand aggregation services that empower buyers with common purchasing interests to achieve discounts on high-quality, brand-name products and services. On the Company's Mercata.com Web site, buyers can participate in group buying through PowerBuy group purchases and can also purchase products at fixed prices. For online businesses, the Company also offers an e-commerce solution, known as the We-Commerce Network, that enables merchants and portal, community and content Web sites to offer merchandise for sale using its proprietary business methods and technology.

   The Company was incorporated on September 23, 1998 and launched its Web site and commenced commercial operations in May 1999. The Company was previously considered a development stage company. The Company has incurred significant operating losses since its inception and has limited working capital. The Company has financed its operations to date primarily through the issuance of equity securities. Further development and establishment of the Company's business will require additional equity financing. The Company believes that equity financing can be obtained from existing or new investors. However, there can be no assurance that the Company will be able to obtain such equity financing on acceptable terms, if at all.

  (b) Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and reported amounts of net sales and expenses during the reporting period. Actual results could differ from those estimates.

  (c) Cash and Cash Equivalents

   Cash equivalents are carried at cost plus accrued interest, which approximates fair value. For purposes of the statements of cash flows, the Company considers all highly liquid investments with maturities at the date of purchase of three months or less to be cash equivalents.

  (d) Accounts Receivable

   The Company generally does not extend credit to customers, except through third-party issued credit cards. The Company's agreements with third-party credit card companies provide for the electronic processing of credit approvals and the electronic submission of transactions. The Company does not bill customers' credit cards until the products ordered by the customers have been shipped. The Company records these amounts as accounts receivable upon the electronic submission of the transaction to the appropriate processing agency, and as collections upon remittance of the funds to the Company's bank account.

  (e) Inventories

   Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out method.

  (f) Property and Equipment

   Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation on property and equipment is calculated on the straight-line method over the estimated useful lives of the assets, which range from three to five years. Leasehold improvements are amortized straight line over the shorter of the lease term or estimated useful life of the asset.

                                 MERCATA, INC.

   In accordance with the provisions of the American Institute of Certified Public Accountants Statement of Position 98-1 (SOP 98-1), the Company capitalizes certain costs related to development of internal-use software for its enterprise reporting and transaction processing systems. Total capitalized costs to acquire or develop internal-use software was $650,745 and $2,630,238 for the period ended December 31, 1998 and the year ended December 31, 1999, respectively. Capitalized costs consisted primarily of external direct costs for software licenses and services, and payroll and payroll-related costs for employees who were directly involved in such development projects.

  (g) Impairment of Long-lived Assets

   The Company accounts for long-lived assets in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to undiscounted future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. To date, no such impairment has been indicated.

  (h) Revenue Recognition

   The Company recognizes revenues from product sales at the time the title to the product passes from the Company to the customer. Revenues are recorded net of promotional discounts and allowance for sales returns. The Company provides an estimated allowance for sales returns in the period of sale that is based on industry and historical experience. For all product sales transactions with its customers, the Company takes title to all products sold, bears credit risk and bears inventory risk for returned products that are not successfully returned to suppliers, although these risks are mitigated through arrangements with credit card issuers, shippers and suppliers.

  (i) Cost of Revenues

   Cost of revenues consists primarily of the cost of merchandise sold to customers, inbound freight, handling charges at our third-party warehouse and expedited shipping costs, net of expedited shipping revenues. Cost of revenues excludes costs of merchandise associated with promotional credits used for new customer purchases, such as Mercata$ store credits. These costs are included in sales and marketing expenses.

  (j) Sales and Marketing Expenses

   Sales and marketing expenses consist primarily of advertising, public relations and third-party fulfillment fees, as well as payroll and related expenses for personnel engaged in marketing, sales and related activities. These expenses also include promotional expenditures, such as free ground shipping and the cost of merchandise associated with promotional credits used for new customer purchases.

   Advertising costs are expensed as incurred and totaled $0 and approximately $21,460,000 for the periods ended December 31, 1998 and 1999, respectively. Prepaid marketing expenses

                                 MERCATA, INC.

represent media advertisements purchased by the Company but not yet delivered by advertisers at the balance sheet date. The costs of merchandise associated with promotional discount programs used for new customer purchases are included in sales and marketing expense and totaled approximately $2.4 million for the year ended December 31, 1999.

  (k) Technology and Development Expenses

   Technology and development expenses consist primarily of payroll and related expenses for development, Web site design and network operations, as well as systems infrastructure costs.

  (l) Stock-based Compensation

   The Company accounts for its stock option plans for employees in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. As such, compensation expense related to fixed employee stock options is recorded only if, on the date of grant, the fair value of the underlying stock exceeded the exercise price. The Company has adopted the disclosure-only requirements of SFAS No. 123, "Accounting for Stock-Based Compensation," which allows entities to continue to apply the provisions of APB No. 25 for transactions with employees and provide pro-forma net income (loss) and pro forma earnings per share disclosures as if the fair value based method of accounting in SFAS No. 123 had been applied to employee stock option grants.

  (m) Income Taxes

   The Company computes income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are determined based on differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards and are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rate is recognized in income in the period that includes the enactment date.

  (n) Fair Value of Financial Instruments

   The Company's financial instruments include cash and cash equivalents, accounts receivable, notes payable, accounts payable and accrued expenses. The carrying value of these financial instruments approximates their fair values.

  (o) Net Loss per Share

   Basic net loss per share is computed on the basis of the weighted-average number of common shares outstanding for all periods presented. Diluted net loss per share is computed on the basis of the weighted-average number of common shares plus the dilutive potential common shares outstanding. Securities that could potentially dilute basic income per share consist of outstanding stock options and convertible preferred stock. As the Company has incurred net losses in each of the periods presented, basic and diluted net loss per share are the same. There were no dilutive potential securities outstanding in 1998. Dilutive potential securities outstanding in 1999 that were not included in the computation of diluted earnings per share included preferred stock convertible into 25.2 million common shares and options to purchase approximately 3.7 million common shares at a weighted average exercise price of $0.18 per share.

                                 MERCATA, INC.

  (p) Comprehensive Income

   The Company has adopted SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for the reporting and presentation of comprehensive income and its components in a full set of financial statements. Comprehensive income is defined as the change in net assets of a business enterprise during a period from transactions generated from nonowner sources. It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners. There were no significant differences between the Company's net loss and comprehensive loss in the periods presented.

  (q) Segment and Geographic Information

   The Company identifies its operating segments based on business activities and management responsibility. The Company operates in a single business segment across domestic markets selling consumer products online. Substantially all of the Company's assets and operations are in the United States.

  (r) Concentrations of Risk

   The Company purchases a majority of its products from seven distributors. The Company does not have long-term contracts or arrangements with these distributors and alternative sources of supply exist should changes be necessary. However, loss of any of these distributors could have an adverse affect on the Company's operations until alternative sources of supply are secured. Revenue on merchandise fulfilled by these distributors approximated 67% of net revenues for the year ended December 31, 1999.

   The Company uses a third-party fulfillment organization for the warehousing of its inventory and the shipping, packaging and handling of products purchased by customers. The Company's reliance on an external source of warehousing and order fulfillment can be shifted should such a change be necessary. However, if the fulfillment house becomes unable to provide services, the Company's operations could be disrupted until an alternative source is secured. Revenue on merchandise fulfilled by this fulfillment organization approximated 33% of net revenues for the year ended December 31, 1999.

  (s) New Accounting Pronouncements

   The Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" in June 1998. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. SFAS No. 133, as amended by SFAS No. 137, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The adoption of this statement is not expected to have a material impact on the Company's financial statements.

   In December 1999, the United States Securities and Exchange Commission (SEC) released Staff Accounting Bulletin (SAB) No. 101 "Revenue Recognition in Financial Statements," which must be applied in the Company's first fiscal quarter of 2000. SAB No. 101 provides guidance on revenue recognition and the SEC staff's views on the application of accounting principles to selected revenue

                                 MERCATA, INC.

recognition issues. The Company does not expect that the adoption of SAB No. 101 will have a material effect on its financial statements.

   In October 1999, the SEC identified a list of issues that have arisen in Internet businesses which the SEC believes should be addressed by the Emerging Issues Task Force (EITF) of the Financial Accounting Standards Board or other standard setting bodies. While the EITF is in the process of addressing such issues, many of the identified issues have not yet been resolved. Future resolution of all of the issues identified by the SEC may affect the Company's financial statements. The Company is not able to determine the impact of on its financial statements, if any, of such future rule making.

  (t) Initial Public Offering and Unaudited Pro Forma Information

   In February 2000, the board of directors authorized the filing of a registration statement with the SEC that would permit the Company to sell shares of the Company's common stock in connection with a proposed initial public offering (IPO). If the offering is consummated under the terms presently anticipated, all of the then outstanding shares of the Company's convertible preferred stock will automatically convert into shares of common stock on a one-for-one basis upon closing of the proposed IPO. The pro forma information on the accompanying balance sheet as of December 31, 1999 reflects the issuance of Series C preferred stock and a convertible note payable (see note 6), and the conversion of all convertible preferred stock outstanding as of March 1, 2000 as if these transactions had occurred on December 31, 1999.

   Pro forma basic and diluted loss per share and pro forma weighted average common shares used in the calculation of pro forma basic and diluted loss per share for the year ended 1999 are $(2.25) and 16,044,345, respectively, assuming conversion at issuance of the convertible preferred stock issued in 1999.

(2) Cash and Cash Equivalents

   A summary of cash and cash equivalents follows:

                                                             December 31,
                                                        ----------------------
                                                           1998       1999
                                                        ---------- -----------
   Cash and cash equivalents:
     Cash.............................................. $  813,243 $    21,646
     Money market funds................................        --   13,525,200
     Certificate of deposit............................        --      327,194
                                                        ---------- -----------
                                                        $  813,243 $13,874,040
                                                        ========== ===========

                                 MERCATA, INC.

(3) Property and Equipment

   Property and equipment consists of the following:

                                                             December 31,
                                                         ----------------------
                                                           1998        1999
                                                         ---------  -----------
   Computer equipment................................... $ 137,859  $ 1,040,779
   Computer software....................................   650,745    3,280,983
   Office equipment and furniture.......................    66,463      306,788
   Leasehold improvements...............................     1,500       15,185
                                                         ---------  -----------
                                                           856,567    4,643,735
   Less--accumulated depreciation and amortization......   (12,438)    (834,658)
                                                         ---------  -----------
                                                         $ 844,129  $ 3,809,077
                                                         =========  ===========

   For the periods ended December 31, 1998 and 1999, depreciation and amortization expense was $12,438 and $822,220, respectively.

(4) Employee Benefit Plans

   The Company has a savings plan (the 401(k) Plan), which qualifies as a defined contribution arrangement under Section 401(a), 401(k) and 501(a) of the Internal Revenue Code. Under the 401(k) Plan, participating employees may defer a percentage (not to exceed 15%) of their eligible pretax earnings up to the Internal Revenue Code's annual contribution limit. All employees on the payroll of the Company are eligible to participate in the 401(k) Plan. The Company will determine its contributions, if any, based on its current profits or retained earnings; however, no contributions have been made since the inception of the 401(k) Plan.

(5) Notes Payable to Stockholders

   In 1998, the Company issued notes payable to a stockholder totaling $2,400,000. In 1999, the Company issued additional notes payable to a stockholder totaling $1,200,000. The notes were payable on demand anytime on or before December 31, 1999 with annual interest accruing at 6%. These notes, totaling $3,600,000 were exchanged for 3,428,571 shares of Series A preferred stock in March 1999. In September 1999, the Company issued notes payable to a stockholder totaling $2,395,835. These notes were convertible into Series B preferred stock and were converted into 766,667 shares of Series B preferred stock in October 1999.

   In September 1999, the Company issued a promissory note payable to a stockholder that enabled the Company to borrow up to $10,000,000. Disbursements under the note payable bear interest at the quoted prime rate (8.5% at December 31, 1999) and are payable on demand. In September 1999, the Company borrowed $2,000,000 under this note payable. The principal, plus accrued interest of $9,945 was repaid in October 1999. As of December 31, 1999, the Company may borrow up to an additional $8,000,000 under this note. The Company canceled this note in March 2000.

(6) Stockholders' Equity

  (a) Incorporation and Authorized Capital

   In September 1998, the Company was incorporated in the state of Delaware with authorized capital of 10,000,000 shares of $.001 par value common stock. In March 1999, the Company

                                 MERCATA, INC.

increased its authorized capital to 21,000,000 shares of common stock and 14,000,000 shares of $.001 par value preferred stock. In September 1999, the Company increased its authorized common stock to 40,000,000 shares and increased its authorized preferred stock to 30,000,000 shares.

  (b) Convertible Preferred Stock

   In March 1999, the Company entered into a Stock Purchase Agreement with a common stockholder under which the Company agreed to issue and sell 14,000,000 shares of Series A preferred stock for a purchase price of $1.05 per share in exchange for cash of $10,800,000, promissory notes of $3,600,000, and 3,000,000 shares of outstanding common stock.

   In September and October 1999, the Company issued 10,433,333 shares of Series B preferred stock in a private placement offering in exchange for gross cash proceeds of $32,604,165. In September 1999, two promissory notes were issued in the amount of $2,395,835 in connection with the Series B financing. In October 1999, the notes were converted into 766,667 shares of preferred Series B stock.

   In March 2000, the Company designated 4,000,000 shares of preferred stock as Series C preferred stock and then issued 2,522,250 shares of Series C preferred stock in a private placement offering for gross cash proceeds of $30,000,000.

   In conjunction with the issuance of Series C preferred stock, the Company issued a $10,000,000 note payable. This note automatically converts into 840,750 shares of Series C preferred stock upon the occurrence of certain events. Should the events not occur, the principal amount of the notes plus accrued interest at 7% become due in May 2000.

   Each share of Series A, Series B and Series C preferred stock is convertible into one share of common stock at the option of the holder, subject to certain antidilutive adjustments, in accordance with the conversion formula provided in the Company's certificate of incorporation (currently on a 1:1 ratio). Outstanding preferred shares automatically convert into common stock upon the closing of an initial public offering of the Company's common stock in which gross proceeds exceed $25.0 million with a per share price of not less than $17.84 per share. Holders of each share of preferred stock are entitled to the number of votes per share that would be equivalent to the number of shares of common stock into which a share of preferred stock is convertible and are entitled to dividends if and when declared by the board of directors. No dividends have been declared. In the event of any consolidation, merger, or liquidation, the holders of the Series A, Series B and Series C preferred stock shall be entitled to receive $1.05, $3.125 and $11.89, respectively, per share of preferred stock plus cumulative dividends, if and when declared, at the annual rate of 8%. The Company granted the preferred stockholders certain registration rights and also agreed not to carry out certain actions without prior approval of the holders of not less than two-thirds of the outstanding preferred shares, voting together as a single class.

  (c) Common Stock

   In October 1998, the Company issued to its initial investor 4,000,000 shares of common stock at a price of $0.10 per share for an aggregate purchase price of $400,000. In March 1999, in connection with the issuance of Series A preferred stock, the Company's initial investor exchanged 3,000,000 shares of common stock for 285,714 shares of Series A preferred stock.

   The Company and its common and preferred Series A, Series B and Series C stockholders entered into an agreement, which, among other issues, addresses election of directors, restrictions

                                 MERCATA, INC.

on transfer of equity securities by stockholders, sales of new securities by the Company, and covenants related to transfer of shares of the Company's stock. All provisions of the agreement, with the exception of covenants related to transfer of shares, expire upon the closing of an initial public offering.

  (d) Equity Incentive Plan

   In February 1999, the Company adopted the 1999 Equity Incentive Plan (the 1999 Plan) under which an aggregate of 5,000,000 shares of common stock was reserved for grants to employees, directors, and independent contractors. Stock awards may be designated as incentive stock options, nonstatutory stock options, stock appreciation rights, stock bonuses, and rights to acquire restricted stock. Incentive stock options may be granted only to employees. In September 1999, the Company authorized an additional 2,400,000 shares of common stock increasing the total common shares reserved under the 1999 Plan to 7,400,000.

   The Board of Directors determines the option price for stock options granted under the 1999 Plan. Options expire ten years from the date of grant and generally vest annually over a four-year period. Certain initial options granted in 1999 were granted with a portion of the shares vesting immediately on the date of grant. Additionally, the 1999 Plan allows certain optionholders to exercise unvested options in exchange for stock subject to repurchase rights of the Company. These repurchase rights would lapse over the original vesting schedule of the options. As of December 31, 1999, no unvested options had been exercised under these provisions.

   The following table summarizes the Company's stock option activity:

                                                                Outstanding
                                                                  Options
                                                             -------------------
                                                                        Weighted
                                                   Shares               Average
                                                 Available   Number of  Exercise
                                                 for Grant    Shares     Price
                                                 ----------  ---------  --------
   Balances at December 31, 1998................        --         --
     1999 Plan introduction.....................  5,000,000        --
     Plan amendment.............................  2,400,000        --
     Options granted:
      Exercise Price equal to fair value........ (3,797,300) 3,797,300   $0.10
      Exercise Price less than value............   (750,300)   750,300   $0.51
     Options exercised..........................        --    (757,882)  $0.10
     Options canceled...........................     99,105    (99,105)  $0.10
                                                 ----------  ---------   -----
   Balances at December 31, 1999................  2,951,505  3,690,613   $0.18
                                                 ==========  =========   =====

   The following table summarizes information about options outstanding and exercisable at December 31, 1999:

                                          Outstanding             Exercisable
                                 ------------------------------ ----------------
                                            Weighted
                                             Average   Weighted         Weighted
                                            Remaining  Average  Number  Average
                                 Number Of Contractual Exercise   Of    Exercise
          Exercise Price          Shares      Life      Price   Shares   Price
          --------------         --------- ----------- -------- ------- --------
   $0.10........................ 3,331,013    9.18      $0.10   511,909  $0.10
   $0.65........................    50,100    9.75      $0.65       --     --
   $1.00........................   309,500    9.90      $1.00       --     --
                                 ---------    ----      -----   -------  -----
   $.10 to $1.00................ 3,690,613    9.25      $0.18   511,909  $0.10
                                 =========    ====      =====   =======  =====

                                 MERCATA, INC.

  (e) Stock-based Compensation

   The Company applies APB Opinion No. 25 in accounting for options granted to employees under its 1999 Plan. In 1999, the Company issued certain options to employees under the 1999 Plan with exercise prices less than the deemed fair value of the underlying common stock for financial reporting purposes on the date of grant and recorded an aggregate of $3,292,115 as deferred stock compensation. This deferred stock-based compensation is being recognized as compensation expense over the options' vesting period. The Company recognized compensation expense of $452,506 associated with these options during the year ended December 31, 1999, of which $284,053, $114,776, and $53,677 is reported on the accompanying statement of operations in selling and marketing, technology and development, and general and administrative expense, respectively.

   Under SFAS 123, the per share weighted-average fair value on the date of grant of stock options granted to employees during 1999 was $0.03 and $4.59, respectively, for options with the exercise prices equal to the deemed fair value of common stock and exercise prices less than the deemed fair value of common stock. The per share weighted average fair value was calculated using the minimum value method with the following weighted average assumptions: expected life of 4 years, no dividend yield and a risk free interest rate of 5.5%. If the Company had elected to recognize compensation cost based upon the per share weighted average fair value of the employee options, net loss and net loss per common share would have been as follows:

                                                       Period from
                                                      September 23,
                                                          1998
                                                       (inception)
                                                       to December
                                                        31, 1998       1999
                                                      ------------- -----------
   As reported:
     Net loss........................................  $1,935,416   $36,092,439
     Basic and diluted net loss per common share.....  $     0.48   $     21.33

   Pro forma:
     Net loss........................................  $1,935,416   $36,131,355
     Basic and diluted net loss per common share.....  $     0.48   $     21.35

  (f) Approval of New Employee Stock Plans

   In March of 2000, the Board of Directors adopted the 2000 Equity Incentive Plan (2000 Plan). The 2000 Plan serves as the successor program to the Company's 1999 Plan. A total of 4,500,000 shares of common stock have been reserved for issuance under the 2000 Plan. The 2000 Plan will become effective upon completion of the Company's IPO, and no further option grants will be made under the 1999 Plan.

   In February of 2000, the Board of Directors adopted the 2000 Employee Stock Purchase Plan (ESPP). The ESPP allows eligible employees to purchase shares of common stock, at semi-annual intervals, with their accumulated payroll deductions. The Company has initially reserved 250,000 shares for purchase under this plan.

                                 MERCATA, INC.

(7) Commitments

   The Company leases office space from a shareholder under a month-to-month operating lease. For the period from September 23 (inception) until December 31, 1998 and the year ended December 31, 1999, rent expense on this lease was $42,887 and $307,492, respectively.

   The Company also leases property and equipment under noncancelable operating leases. Total rent expense under these operating lease agreements for the periods ended December 31, 1998 and 1999 was $0 and $188,220, respectively.

   Future minimum lease payments as of December 31, 1999 are as follows:

   Year ending December 31,
   ------------------------
   2000............................................................. $  826,332
   2001.............................................................    638,112
                                                                     ----------
   Total minimum lease payments..................................... $1,464,444
                                                                     ==========

(8) Net Interest Income (Expense)

   Net interest income (expense) consists of the following:

                                                          Period from
                                                         September 23,
                                                             1998
                                                          (inception)
                                                          to December
                                                           31, 1998      1999
                                                         ------------- --------
   Interest income......................................   $  6,025    $510,941
   Interest expense.....................................    (18,324)    (44,111)
                                                           --------    --------
   Net interest income (expense)........................   $(12,299)   $466,830
                                                           ========    ========

                                 MERCATA, INC.

(9) Income Taxes

   The Company did not provide any current or deferred United States federal income tax provision or benefit for any of the periods presented because it has experienced operating losses since its inception. The Company provided a full valuation allowance on net deferred tax assets, consisting primarily of net operating loss carryforwards and research and development credit carryforwards, because of the uncertainty regarding their realizability.

   As of December 31, 1998 and December 31, 1999, the Company had approximately $12,000 and $35.8 million, respectively, of federal tax net operating loss carryforwards, which begin to expire in 2018. The Company's utilization of its net operating loss carryforwards may be limited pursuant to the Tax Reform Act of 1986, due to cumulative changes in ownership in excess of 50%, as defined.

   Deferred tax assets reflect the differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes together with the tax affect of loss carryforwards and tax credits. Significant items giving rise to deferred tax assets and deferred tax liabilities are as follows:

                                                             December 31,
                                                        -----------------------
                                                          1998         1999
                                                        ---------  ------------
   Deferred tax assets:
     Nondeductible accruals............................ $  13,000  $     98,000
     Net operating loss carryforwards..................     4,000    12,173,000
     Start-up costs....................................   636,000       509,000
     Other.............................................     5,000       183,000
                                                        ---------  ------------
       Total deferred tax assets.......................   658,000    12,963,000
   Valuation allowance.................................  (658,000)  (12,771,000)
   Deferred tax liabilities--depreciation..............        --      (192,000)
                                                        ---------  ------------
   Total net deferred tax assets....................... $      --  $         --
                                                        =========  ============

(10) Related Party Transactions

   In 1999, the Company contracted for credit card processing, fraud screening and other services with a company in which the majority shareholder of the Company has a minority ownership interest. Total costs for these services was approximately $30,000 in 1999.

   In 1999, the Company entered into advertising and promotion arrangements with various entities affiliated through common ownership. Under these agreements the Company incurred advertising and promotional costs of approximately $484,000 during 1999. At December 31, 1999, prepaid marketing expenses, accrued marketing expenses, and accounts payable include approximately $4,000, $86,000, and $90,000, respectively, related to these agreements.

BACK INSIDE COVER


Top: Across the top of the page are the words "How a PowerBuy (TM) group purchase works."

Middle: Consists of four frames listing the steps of a PowerBuy group purchase and containing an italicized description following immediately below each step. Each frame is accompanied by a picture of a Web site feature demonstrating the
step.   The text and pictures are:

"1.  Choose your product

Many products are available as PowerBuy group purchases every day. Each is identified with the current PowerBuy price and the time remaining for your to take advantage of the deal."

This step is accompanied by a picture of two Audiovox 14-Channel Mini 2-Way Radios as typically presented during a PowerBuy on Mercata.com, including pricing information.

"2.  Make and offer

When you find the product you want, join the PowerBuy group purchase by making an offer at or below the current PowerBuy price. With Mercata, you decide the price you want to pay."

This step is accompanied by a picture of screen detail reflecting the description of the 2-Way radios and the format in which a PowerBuy participant enters an offer to purchase a product during a PowerBuy group purchase.

"3.  Tell your friends

To encourage others to join, you can e-mail friends and family about the PowerBuy. Remember, the more people who make offers to buy, the lower the price can drop for everyone."

This step is accompanied by the "Share the Power (TM)" logo and a graphic of an envelope followed by the words "E-mail this PowerBuy"

"4.  Watch the price drop

At the end of the PowerBuy, everyone with an offer at or above the final price gets the lowest price achieved by the group."

This step is accompanied by a picture of the a PowerBuy update screen featuring the product description, the time remaining in the PowerBuy, the participant's offered price, how many Mercata$ store credits were used, the current PowerBuy price and the price drop since the offer was made.

Bottom:  Mercata (TM) logo is at the center of the page.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

   No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdiction where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                               ----------------

                               TABLE OF CONTENTS

                                                                         Page
                                                                         ----
Prospectus Summary......................................................    3
Risk Factors............................................................    6
Note Regarding Forward-Looking Statements...............................   19
Use of Proceeds.........................................................   19
Dividend Policy.........................................................   19
Capitalization..........................................................   20
Dilution................................................................   21
Selected Financial Information..........................................   22
Management's Discussion and Analysis of Financial Condition and Results
 of Operations..........................................................   23
Business................................................................   30
Management..............................................................   41
Related Party Transactions..............................................   52
Principal Stockholders..................................................   56
Description of Capital Stock............................................   58
Shares Eligible for Future Sale.........................................   61
Underwriting............................................................   63
Legal Matters...........................................................   65
Experts.................................................................   65
Where You Can Find Additional Information...............................   65
Index to Consolidated Financial Statements..............................  F-1

                               ----------------

   Through and including       , 2000 (the 25th day after the date of this
prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter with respect to an unsold allotment or subscription.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                       Shares


                                 Mercata, Inc.

                                 Common Stock

                               ----------------



                            [LOGO OF MERCATA, INC.]

                               ----------------


                             Goldman, Sachs & Co.

                           Bear, Stearns & Co. Inc.

                              Robertson Stephens

                      Representatives of the Underwriters

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. Other Expenses of Issuance and Distribution

   The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by Mercata in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration and the NASD filing fees.

   SEC Registration fee..............................................  $ 26,400
   NASD fee..........................................................    10,500
   Nasdaq National Market initial listing fee........................    95,000
   Printing and engraving............................................   160,000
   Legal fees and expenses of Mercata................................   250,000
   Accounting fees and expenses......................................   250,000
   Blue sky fees and expenses........................................     5,000
   Transfer agent fees...............................................    10,000
   Miscellaneous.....................................................    93,100
                                                                       --------
     Total...........................................................  $900,000
                                                                       ========

ITEM 14. Indemnification of Directors and Officers

   Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's board of directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Our Certificate of Incorporation provides for mandatory indemnification of our directors to the fullest extent of the Delaware General Corporation Law. In addition, our Bylaws provide for mandatory indemnification of our directors and officers and permissible indemnification of employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. These provisions, however, do not eliminate the directors' fiduciary duty to Mercata. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to Mercata, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law.

   Upon the closing of this offering, we intend to enter into certain indemnification agreements with our directors and certain of our officers, the form of which is attached as Exhibit 10.1 to this registration statement and incorporated herein by reference. These indemnification agreements will provide our directors and certain of our officers with indemnification to the maximum extent permitted by the Delaware General Corporation Law.

   The underwriting agreement (Exhibit 1.1 hereto) provides for indemnification by the underwriters of Mercata and our executive officers and directors, and by Mercata of the underwriters, for certain liabilities, including liabilities arising under the Securities Act, in connection with matters specifically provided in writing by the underwriters for inclusion in this registration statement.

ITEM 15. Recent Sales of Unregistered Securities

   During the past three years, the Registrant has issued unregistered securities to a limited number of persons as described below:

     (a) From February 1, 1999, to March 1 , 2000, we granted stock options to purchase an aggregate of 6,248,500 shares of common stock at exercise prices ranging from $0.10 to $1.00 per share to employees, consultants, directors and other service providers pursuant to our 1999 Equity Incentive Plan. Of these options, options for an aggregate of 3,175,701 shares have been exercised, options for an aggregate of 1,091,918 shares have vested, options for an aggregate of 512,705 shares have been cancelled and options for an aggregate of 2,560,094 shares remain outstanding as of March 1, 2000.

     (b) On October 7, 1998, we issued 4,000,000 shares of our common stock to Paul G. Allen, the sole stockholder of Vulcan Ventures Incorporated, at a price per share of $0.10, for an aggregate purchase price of $400,000. Mr. Allen subsequently assigned the shares to Vulcan Ventures in March 1999.

     (c) In March 1999, we issued an aggregate of 14,000,000 shares of Series A preferred stock to Vulcan Ventures at a price per share of $1.05, for an aggregate purchase price of $14,700,000. In exchange for the Series A preferred stock, Vulcan Ventures assigned to us 3,000,000 shares of our common stock (worth an aggregate of $300,000), canceled $3,600,000 in promissory notes and paid us $10,800,000 in cash.

     (d) From September 1999 to October 1999, we sold an aggregate of 11,200,000 shares of Series B preferred stock at a price per share of $3.125, for an aggregate purchase price of $35,000,000, to a group of private investors.

     (e) In January 2000, we issued an aggregate of 30,000 shares of common stock to Amir Alon and Harmony Management, Inc., as partial consideration for our purchase of certain proprietary technology.

     (f) In March 2000, we issued an aggregate of 2,522,250 shares of Series C preferred stock at a price per share of $11.89, for an aggregate purchase price of $30,000,000, to a group of private investors.

     (g) In March 2000, we issued a $10.0 million note payable to Waelinvest, S.A which automatically will convert into 840,750 shares of Series C preferred stock upon expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

   None of the transactions set forth in this Item 15 involved any underwriters, underwriting discounts or commissions, or any public offering. The issuances described in Items 15(b), (c), (d), (e) and (f) were deemed to be exempt from registration under the Securities Act in reliance upon Rule 506 of Regulation D thereunder as transactions by an issuer not involving any public offering. The issuances described in Item 15(a) were exempt from registration pursuant to Rule 701 promulgated under the Act. The issuance described in Item 15(g) is exempt from registration under the Securities Act in reliance on
Section 3(a)(9) of the Securities Act. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends where affixed to the securities issued in such transactions. All recipients had adequate access to information about us, through their relationships with us.

ITEM 16. Exhibits and Financial Statement Schedules

   (a) Exhibits

  1.1* Form of Underwriting Agreement

  3.1  Amended and Restated Certificate of Incorporation of the Registrant

  3.2  Form of Amended and Restated Certificate of Incorporation of the
        Registrant, to be effective upon the closing of the offering made pursuant to this Registration Statement

  3.3  Bylaws of the Registrant

  3.4 Form of Bylaws of the Registrant, to be effective upon the closing of the offering made pursuant to this Registration Statement

  4.1* Specimen Common Stock Certificate

  5.1* Opinion of Cooley Godward LLP

 10.1 Form of Indemnification Agreement between the Registrant and each of its directors and certain of its officers

 10.2  2000 Equity Incentive Plan

 10.3  1999 Equity Incentive Plan

 10.4  2000 Employee Stock Purchase Plan

 10.5  Sublease Agreement, dated February 29, 2000, between Registrant and
        Vulcan Northwest, Inc.

 10.6  Sublease Agreement, dated December 3, 1999, between Registrant and GMAC
        Mortgage Corporation

 10.7  Lease Agreement, dated February 17, 2000, between Registrant and Bentall
        Newport Centre L.L.C.

 10.8  Subscription Agreement, dated October 7, 1998, between Registrant and
        Paul G. Allen

 10.9  Form of Promissory Note, executed by Registrant on October 13, 1998,
        December 22, 1998 and February 1, 1999, in favor of Paul G. Allen

 10.10 Common Stock and Promissory Note Assignment and Transfer Instructions, dated March 17, 1999, between Registrant, Paul G. Allen and Vulcan
        Ventures Incorporated

 10.11 Series A Preferred Stock Purchase Agreement, dated March 17, 1999, between Registrant and Vulcan Ventures Incorporated

 10.12 Promissory Note, dated September 10, 1999, executed by Registrant in favor of Vulcan Ventures Incorporated

 10.13 Series B Preferred Stock Purchase Agreement, dated September 30, 1999, between Registrant and the purchasers of Registrant's Series B
        Preferred Stock

 10.14 Form of Promissory Note, dated September 30, 1999, executed by
        Registrant in favor of Highland Capital Partners IV Limited Partnership and Highland Entrepreneurs' Fund IV Limited Partnership

 10.15 Series C Preferred Stock Purchase Agreement, dated February 29, 2000, between Registrant and the purchasers of Registrant's Series C
        Preferred Stock

 10.16 Form of Promissory Note, dated March 1, 2000, executed by Registrant in favor of Europ@Web

 10.17 Amended and Restated Investor Rights Agreement, dated March 1, 2000, between Registrant and the purchasers of Registrant's Series A, Series
        B and Series C preferred stock

 10.18   Amended and Restated Co-Sale Agreement, dated March 1, 2000, between
          Registrant, the purchasers of Registrant's Series A Preferred Stock,
          Series B Preferred Stock and Series C Preferred Stock

 10.19   Amended and Restated Voting Agreement, dated March 1, 2000, between
          Registrant and the purchasers of Registrant's Series B Preferred
          Stock and Series C Preferred Stock

 10.20** Advertising Agreement, dated June 7, 1999, between Registrant and
          Go2Net, Inc.

 10.21   Sponsorship Agreements, dated July 12, 1999, between Registrant and
          Football Northwest Incorporated

 10.22   Sponsorship Extension Agreement, dated August 24, 1999, between
          Registrant and Football Northwest Incorporated

 10.23 Television Letter Agreement, dated October 1, 1999, between Registrant and Trail Blazers, Inc.

 10.24** Service Order Agreement and Terms of Service, dated August 5, 1999, between Registrant and BeFree, Inc.

 10.25** On-Demand Commerce Applications and Services Agreement, dated March
          29, 1999, between Registrant and CyberSource Corporation, as amended

 10.26   Sublease Agreement, dated January 10, 2000, between Registrant and 110
          Atrium Place Associates, LLC

 10.27   Sublease Agreement, dated February 23, 2000, between Registrant and
          Attachmate Corporation

 10.28** Advertising Agreement, dated March 1, 2000, between Registrant and
          Go2Net, Inc., and We-Commerce Network Addendum to Go2Net Advertising
          Agreement, dated February 18, 2000

 10.29   We-Commerce Network Services Agreement, dated March 3, 2000, between
          Registrant and Football Northwest LLC

 23.1    Report and Consent of KPMG LLP, Independent Auditors

 23.2*   Consent of Counsel (included in Exhibit 5.1)

 24.1    Power of Attorney (contained on signature page)

 27.1    Financial Data Schedule

--------
  * To be supplied by amendment.
 ** Registrant has sought confidential treatment for portions of this exhibit.

   (b) Financial Statement Schedules

   Schedule II--Valuation and Qualifying Accounts

   Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or notes thereto.

ITEM 17. Undertakings

   Mercata hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of Mercata pursuant to the Delaware General Corporation Law, the

Certificate of Incorporation or the Bylaws of Mercata, Indemnification Agreements entered into between Mercata and its officers and directors, the Underwriting Agreement, or otherwise, Mercata has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Mercata of expenses incurred or paid by a director, officer, or controlling person of Mercata in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Mercata will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   Mercata hereby undertakes that:

     (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by Mercata pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, Mercata certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Bellevue, King County, state of Washington, on this 9th day of March, 2000.

                                        Mercata, Inc.

                                                    /s/ Tom Van Horn
                                        By: ____________________________________
                                                      Tom Van Horn
                                                 Chief Executive Officer
                                                      and President

                               POWER OF ATTORNEY

   KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Tom Van Horn and Scott Scharfman, his (or her) true and lawful attorneys-in-fact each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead in any and all capacities to sign any or all amendments (including post-effective amendments) to this registration statement, and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933 in connection with the registration under the Securities Act of 1933 of equity securities of Mercata and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitutes, each acting alone, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

              Signature                              Title                       Date
              ---------                              -----                       ----

           /s/ Tom Van Horn            Chief Executive Officer,              March 9, 2000
______________________________________  President and Director
             Tom Van Horn               (Principal Executive Officer)

         /s/ Scott Scharfman           Chief Financial Officer               March 9, 2000
______________________________________  (Principal Financial Officer)
           Scott Scharfman

            /s/ Jon Engman             Vice President, Finance and           March 9, 2000
______________________________________  Administration, Treasurer and
              Jon Engman                Secretary (Principal Accounting
                                        Officer)

          /s/ William Savoy            Director                              March 9, 2000
______________________________________
            William Savoy

          /s/ Diane Daggatt            Director                              March 9, 2000
______________________________________
            Diane Daggatt

            /s/ Bert Kolde             Director                              March 9, 2000
______________________________________
              Bert Kolde

          /s/ Linda Levinson           Director                              March 9, 2000
______________________________________
            Linda Levinson

           /s/ Samir Master            Director                              March 9, 2000
______________________________________
             Samir Master

             /s/ Dan Nova              Director                              March 9, 2000
______________________________________
               Dan Nova

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                                 MERCATA, INC.
    For the period from September 23, 1998 (inception) to December 31, 1998 and the year ended December 31, 1999

                                  Balance at Charged to             Balance at
                                  Beginning  Costs and  Deductions    End of
Description                       of Period   Expenses      (1)       Period
-----------                       ---------- ---------- ----------  ----------
Period from September 23, 1998
 (inception) to December 31,
 1998:
 Deductions from accounts
  receivable--
   Allowance for doubtful
    accounts.....................  $   --     $    --   $     --     $    --
 Provisions included in other
  current liabilities--
   Allowance for sales returns...  $   --     $    --   $     --     $    --

Year ended December 31, 1999:
 Deductions from accounts
  receivable--
  Allowance for doubtful
   accounts......................  $   --     $ 54,636  $  (4,636)   $ 50,000
 Provisions included in other
  current liabilities--
  Allowance for sales returns....  $   --     $361,320  $(162,020)   $199,300

--------
(1) Represents amounts written off.

                               INDEX TO EXHIBITS

  1.1* Form of Underwriting Agreement

  3.1  Amended and Restated Certificate of Incorporation of the Registrant

  3.2  Form of Amended and Restated Certificate of Incorporation of the
       Registrant, to be effective upon the closing of the offering made pursuant to this Registration Statement

  3.3  Bylaws of the Registrant

  3.4 Form of Bylaws of the Registrant, to be effective upon the closing of the offering made pursuant to this Registration Statement

  4.1* Specimen Common Stock Certificate

  5.1* Opinion of Cooley Godward LLP

 10.1 Form of Indemnification Agreement between the Registrant and each of its directors and certain of its officers

 10.2  2000 Equity Incentive Plan

 10.3  1999 Equity Incentive Plan

 10.4  2000 Employee Stock Purchase Plan

 10.5  Sublease Agreement, dated February 29, 2000, between Registrant and
       Vulcan Northwest, Inc.

 10.6  Sublease Agreement, dated December 3, 1999, between Registrant and GMAC
       Mortgage Corporation

 10.7  Lease Agreement, dated February 17, 2000, between Registrant and Bentall
       Newport Centre L.L.C.

 10.8  Subscription Agreement, dated October 7, 1998, between Registrant and
       Paul G. Allen

 10.9  Form of Promissory Note, executed by Registrant on October 13, 1998,
       December 22, 1998 and February 1, 1999, in favor of Paul G. Allen

 10.10 Common Stock and Promissory Note Assignment and Transfer Instructions, dated March 17, 1999, between Registrant, Paul G. Allen and Vulcan
       Ventures Incorporated

 10.11 Series A Preferred Stock Purchase Agreement, dated March 17, 1999, between Registrant and Vulcan Ventures Incorporated

 10.12 Promissory Note, dated September 10, 1999, executed by Registrant in favor of Vulcan Ventures Incorporated

 10.13 Series B Preferred Stock Purchase Agreement, dated September 30, 1999, between Registrant and the purchasers of Registrant's Series B Preferred
       Stock

 10.14 Form of Promissory Note, dated September 30, 1999, executed by
       Registrant in favor of Highland Capital Partners IV Limited Partnership and Highland Entrepreneurs' Fund IV Limited Partnership

 10.15 Series C Preferred Stock Purchase Agreement, dated February 29, 2000, between Registrant and the purchasers of Registrant's Series C Preferred
       Stock

 10.16 Form of Promissory Note, dated February 29, 2000, executed by Registrant in favor of Europ@Web

 10.17 Amended and Restated Investor Rights Agreement, dated March 1, 2000, between Registrant and the purchasers of Registrant's Series A, Series B and Series C preferred stock

 10.18 Amended and Restated Co-Sale Agreement, dated March 1, 2000, between
       Registrant, the purchasers of Registrant's Series A Preferred Stock,
       Series B Preferred Stock and Series C Preferred Stock

 10.19   Amended and Restated Voting Agreement, dated March 1, 2000, between
         Registrant and the purchasers of Registrant's Series B Preferred Stock and Series C Preferred Stock

 10.20** Advertising Agreement, dated June 7, 1999, between Registrant and
         Go2Net, Inc.

 10.21   Sponsorship Agreements, dated July 12, 1999, between Registrant and
         Football Northwest Incorporated

 10.22   Sponsorship Extension Agreement, dated August 24, 1999, between
         Registrant and Football Northwest Incorporated

 10.23 Television Letter Agreement, dated October 1, 1999, between Registrant and Trail Blazers, Inc.

 10.24** Service Order Agreement and Terms of Service, dated August 5, 1999, between Registrant and BeFree, Inc.

 10.25** On-Demand Commerce Applications and Services Agreement, dated March
         29, 1999, between Registrant and CyberSource Corporation, as amended

 10.26   Sublease Agreement, dated January 10, 2000, between Registrant and 110
         Atrium Place Associates, LLC

 10.27   Sublease Agreement, dated February 23, 2000, between Registrant and
         Attachmate Corporation.
 10.28** Advertising Agreement, dated March 1, 2000, between Registrant and
         Go2Net, Inc., and We-Commerce Network Addendum to Go2Net Advertising
         Agreement, dated February 18, 2000
 10.29   We-Commerce Network Services Agreement, dated March 3, 2000, between
         Registrant and Football Northwest LLC
 23.1    Report and Consent of KPMG LLP, Independent Auditors

 23.2*   Consent of Counsel (included in Exhibit 5.1)

 24.1    Power of Attorney (contained on signature page)

 27.1    Financial Data Schedule

--------
  * To be supplied by amendment.
 ** Registrant has sought confidential treatment for portions of this exhibit.